Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OXYSURE SYSTEMS, INC.,

OSI ACQUISITION, INC.,

ESTILL MEDICAL TECHNOLOGIES, INC.,

THE SHAREHOLDERS IDENTIFIED HEREIN,

and

THE SECURITYHOLDERS’ REPRESENTATIVE IDENTIFIED HEREIN

Dated as of October 21, 2014

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5.15	Employee Benefits	29
5.16	Employment and Labor	32
5.17	Litigation	33
5.18	Permits	33
5.19	No Violations	33
5.20	Environmental Matters	35
5.21	Insurance	36
5.22	Accounts and Notes Receivable and Payable	36
5.23	Customers and Suppliers	36
5.24	Product and Service Warranties	37
5.25	Related Party Transactions	37
5.26	Non-Compete Agreements	37
5.27	Banks	37
5.28	Financial Advisors	37
5.29	Terms of Service	37
5.30	Product and FDA Compliance	37
5.31	Full Disclosure	38

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		38

6.1	Ownership	38
6.2	Authorization	38
6.3	Voting Agreements	39
6.4	Conflicts; Consents of Third Parties	39
6.5	Investment in Parent Common Stock	39
6.6	Lock-Up; Restricted Securities	40
6.7	Litigation	41

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41

7.1	Organization and Good Standing	41
7.2	Capital Structure	41
7.3	Authorization	43
7.4	SEC Filings	43
7.5	Conflicts; Consents of Third Parties	44
7.6	Parent Financial Statements	44
7.7	No Undisclosed Liabilities	44
7.8	Title to Assets; Sufficiency	45
7.9	Absence of Certain Developments	45
7.10	Taxes	45
7.11	Intellectual Property	45
7.12	Parent Material Contracts	47
7.13	Litigation	49
7.14	No Violations	49
7.15	Financial Advisors	50
7.16	Related Party Transactions	50
7.17	Product and FDA Compliance	51
7.18	Full Disclosure	51

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ARTICLE VIII COVENANTS		51

8.1	Access to Information	51
8.2	Conduct of the Company Pending the Closing	52
8.3	Conduct of Parent Pending the Closing	55
8.4	Auditor	57
8.5	Resignations	57
8.6	Third Party Consents	57
8.7	Governmental Consents and Approvals	58
8.8	Company Shareholder Approval Matters	58
8.9	Merger Sub Shareholder Approval Matters	58
8.10	Joint Disclosure Statement	58
8.11	Further Assurances	58
8.12	No Shop	59
8.13	Publicity	59
8.14	Notification of Certain Matters	60
8.15	Director and Officer Liability and Indemnification	60
8.16	Stock Exchange Listing	61
8.17	Bank Accounts	61

ARTICLE IX EMPLOYEES; EMPLOYEE BENEFITS		61

9.1	Employment	61
9.2	Employee Communications	62
9.3	Company Benefit Plans	62

ARTICLE X TAX MATTERS		63

10.1	Tax Indemnification	63
10.2	Tax Periods Ending on or Before the Closing Date	63
10.3	Tax Periods Beginning Before and Ending After the Closing Date	64
10.4	Cooperation on Tax Matters	64
10.5	Certain Taxes	64
10.6	Tax Sharing Agreements	64

ARTICLE XI CONDITIONS TO CLOSING		64

11.1	Conditions Precedent to Obligations of All Parties	64
11.2	Conditions Precedent to Obligations of Parent and Merger Sub	65
11.3	Conditions Precedent to Obligations of the Company	66

ARTICLE XII TERMINATION		66

12.1	Termination of Agreement	66
12.2	Procedure for Termination	68
12.3	Effect of Termination	68

ARTICLE XIII INDEMNIFICATION		68

13.1	Survival of Representations, Warranties, Covenants and Agreements	68
13.2	Indemnification	69
13.3	Indemnification Procedures	70
13.4	Limitations on Indemnification Obligations	72
13.5	Tax Treatment of Indemnity Payments	74
13.6	No Right of Contribution	74
13.7	Exercise of Rights by Indemnified Parties	74
13.8	Exclusive Remedy	74

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ARTICLE XIV MISCELLANEOUS		75

14.1	Securityholders’ Representative; Release	75
14.2	Expenses	76
14.3	Specific Performance	76
14.4	Submission to Jurisdiction	76
14.5	Entire Agreement; Amendments and Waivers	77
14.6	Governing Legal Requirements	77
14.7	WAIVER OF JURY TRIAL	77
14.8	Notices	77
14.9	Severability	78
14.10	Binding Effect; Assignment	78
14.11	General Interpretive Principles	79
14.12	Construction	79
14.13	Disclosure Schedules	79
14.14	Counterparts	80
14.15	Attorneys’ Fees	80
14.16	Non-Reliance	80
14.17	Waiver of Conflict of Interest; Privilege	80

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ANNEX, EXHIBITS AND SCHEDULES

ANNEX

Annex I	Definitions

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Consulting Agreement Assignment
Exhibit C	Form of Closing Consideration Allocation Certificate
Exhibit D-1	Form of Employment Agreement of James T. Lopez
Exhibit D-2	Form of Employment Agreement of Brandon Lopez
Exhibit D-3	Form of Employment Agreement of Michael Bardsley
Exhibit D-4	Form of Employment Agreement of David Newby
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Stockholder Agreement
Exhibit G	Form of Parent Warrant Agreement
Exhibit H	Form of Option Cancellation Agreement
Exhibit I	Form of Registration Rights Agreement

SCHEDULES

Schedule 3.13	Calculation of Promotion Shares
Schedule 3.14	Accounting Standards
Schedule 8.6	Third Party Consents
Schedule 8.7	Governmental Consents and Approvals

COMPANY DISCLOSURE SCHEDULE

Section 5.1(a)	Company Jurisdictions
Section 5.2(a)	Ownership of Capital Stock
Section 5.2(b)(i)	Ownership of Stock Options
Section 5.2(c)	Ownership of Warrants
Section 5.2(f)	Voting Agreements
Section 5.2(a)	Consent/Notices
Section 5.4(b)	Governmental Consents
Section 5.8	Absence of Certain Developments
Section 5.9	Taxes
Section 5.10(a)	Company Properties
Section 5.11(b)	Personal Property Leases
Section 5.12	Company Inventory
Section 5.13(b)(i)	Impaired Company-Licensed IP Rights
Section 5.13(b)(ii)	Company IP Rights; Royalties
Section 5.13(c)	Infringements by Company Offerings
Section 5.13(d)	Employee IP Matters
Section 5.13(e)(i)	Unauthorized Use of Company-Owned IP Rights
Section 5.13(e)(ii)	Licenses to Company-Owned IP Rights
Section 5.13(e)(iii)	Terms and Conditions of Company IP Agreements
Section 5.13(f)(i)	Company Registered IP

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Section 5.13(f)(ii)	Company Registered IP Necessary Actions
Section 5.13(g)	Indemnification for Infringement of Intellectual Property
Section 5.14(a)	Material Contracts
Section 5.15(b)	Employee Benefit Plans
Section 5.15(f)	COBRA Benefits
Section 5.15(i)	Employee Benefit Plans Interacting with the Agreement
Section 5.17	Litigation
Section 5.18	Company Permits
Section 5.19	No Violations
Section 5.21(a)	Insurance
Section 5.22	Accounts and Notes Receivable and Payable
Section 5.23	Customers and Suppliers
Section 5.24	Product and Service Warranties
Section 5.25	Related Party Transactions
Section 5.27	Bank Accounts and Safe Deposit Boxes
Section 5.29	Terms of Service
Section 5.30	Product and FDA Compliance
Section 8.2	Conduct of the Company Pending the Closing

SHAREHOLDERS’ DISCLOSURE SCHEDULE

Section 6.1	Ownership of Capital Stock
Section 6.3	Voting Agreements

PARENT’S DISCLOSURE SCHEDULE

Section 7.1(a)	Parent Jurisdictions
Section 7.2(b)	Ownership of Parent Stock Options
Section 7.2(c)	Ownership of Parent Warrants
Section 7.2(d)	Other Parent Securities
Section 7.11(b)(i)	Impaired Parent-Licensed IP Rights
Section 7.11(c)	Infringements by Parent Offerings
Section 7.11(d)	Parent Employee IP Matters
Section 7.11(e)(i)	Unauthorized Use of Parent -Owned IP Rights
Section 7.11(e)(ii)	Licenses to Parent-Owned IP Rights
Section 7.11(e)(iii)	Terms and Conditions of Parent IP Agreements
Section 7.11(f)(i)	Parent Registered IP
Section 7.11(f)(ii)	Parent Registered IP Necessary Actions
Section 7.11(g)	Indemnification for Infringement of Intellectual Property
Section 7.12(a)	Parent Material Contracts
Section 7.17	Product and FDA Compliance
Section 8.3	Conduct of Parent Pending the Closing

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2014, is made and entered into by and among OxySure Systems, Inc., a Delaware corporation (“Parent”), OSI Acquisition, Inc., a Texas corporation (“Merger Sub”), Estill Medical Technologies, Inc., a Texas corporation (the “Company”), each of the shareholders of the Company (each, a “Shareholder” and together, the “Shareholders”), and James T. Lopez, as agent and attorney-in-fact for the Securityholders (the “Securityholders’ Representative”).

RECITALS:

A. Parent, the Shareholders, the Securityholders’ Representative, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Texas Business Organizations Code (the “TBOC”), with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent on the terms and subject to the conditions set forth herein (the “Merger”); and

B. The respective boards of directors of Parent, Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of their respective corporations and shareholders.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, mutual covenants and the representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

Article I
DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings specified in Annex I.

Article II
THE MERGER; CLOSING

2.1 Merger and Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBOC, at the Effective Time, (i) Merger Sub shall be merged with and into the Company and (ii) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the TBOC as the surviving corporation in the Merger (after the Merger, the Company is sometimes referred to in this Agreement as the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

(b) As part of the Closing, the Company and Merger Sub shall cause the Certificate of Merger to be duly executed, acknowledged and filed on the Closing Date (or at such other time as the Parties may mutually agree) with the Secretary of State of the State of Texas in accordance with the TBOC. The Merger shall become effective upon the later to occur of the acceptance for filing of the Certificate of Merger by the Secretary of State of the State of Texas or at such later time as is specified in the Certificate of Merger (the date and time on which the Merger becomes effective in accordance with the foregoing is herein referred to as the “Effective Time”).

2.2 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Parties agree to treat the Merger for any and all federal income Tax reporting purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

2.3 Certificate of Formation. At the Effective Time, the certificate of formation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the certificate of formation of Merger Sub as in effect immediately before the Effective Time (except that such certificate of formation shall be amended at the Effective Time to reflect “Estill Medical Technologies, Inc.” as the name of the Surviving Corporation therein) and, as so amended and restated, shall be the certificate of formation of the Surviving Corporation until later amended in accordance with applicable Legal Requirements.

2.4 Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be the same as the bylaws of Merger Sub as in effect immediately before the Effective Time (except that such bylaws shall be amended at the Effective Time to reflect “Estill Medical Technologies, Inc.” as the name of the Surviving Corporation therein) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until later amended in accordance with applicable Legal Requirements.

2.5 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub immediately before the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until their respective successors have been duly elected, designated, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of formation and bylaws.

Article III
EFFECT OF MERGER ON CAPITAL STOCK; MERGER CONSIDERATION

3.1 Effect of Merger on Capital Stock. Subject to Sections 3.3, 3.4, 3.7, 3.8, 3.9 and 3.10, at the Effective Time, by virtue of the Merger and without any action on the part of any Party hereto, any Securityholders or any other Person:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall remain outstanding and be converted into one (1) validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation so that, immediately after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, “Outstanding Common Shares”) (other than any Outstanding Common Share to be cancelled pursuant to Section 3.1(c)) shall be converted into the right to receive:

(i) the Per Share Portion of the Merger Shares (less the Escrow Shares) payable to the holder thereof in accordance with the procedures set forth in Section 3.7;

(ii) the Per Share Portion of the Parent Warrants payable to the holder thereof in accordance with the procedures set forth in Section 3.7;

(iii) the Per Share Portion of the Promotion Shares, if any, payable to the holder thereof in accordance with the procedures set forth in Section 3.7 and Section 3.13;

(iv) the Per Share Portion of the Escrow Shares, if any, that are distributed to the holder thereof pursuant to the terms of this Agreement, the Escrow Agreement or otherwise, as and when such distributions are required to be made; and

(v) the Per Share Portion of the Additional Shares and Cash Consideration, if any, payable to the holder thereof in accordance with the procedures set forth in Section 3.7 and Section 3.15.

(c) Cancellation of Certain Shares of Company Capital Stock. Each share, if any, of Capital Stock of the Company held by the Company as treasury stock or owned by the Company, Parent, or Merger Sub or any direct or indirect Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired, without any conversion thereof, and shall cease to exist and no payment or distribution shall be made with respect thereto.

(d) Effect of Conversion or Cancellation. At the Effective Time, upon conversion (or cancellation) thereof as described in this Section 3.1, each Outstanding Common Share shall cease to exist and shall automatically be cancelled and retired, and each holder of a certificate that, immediately prior to the Effective Time, represented such Outstanding Common Share, shall cease to have any rights with respect to such Outstanding Common Share other than the right to receive the payments described in this Section 3.1.

3.2 Treatment of Options

(a) Effective as of the Effective Time, Parent shall assume each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, and such Options, as adjusted pursuant to this Section 3.2, shall be obligations of Parent following the Effective Time. Effective as of the Effective Time, each such Option shall be automatically canceled and retired and cease to represent a right to acquire Company Common Stock and, upon execution and delivery of the Option Cancellation Agreements by the respective Optionholders, shall be converted automatically into an option to purchase shares of Parent Common Stock (“Parent Option”), on substantially the same terms and conditions (including vesting schedule except to the extent that such vesting schedule is accelerated or otherwise affected as a result of consummation of the Merger) as applied to each such Option immediately prior to the Effective Time, as set forth in individual option agreements (“Parent Option Agreements”), except that (a) the number of shares of Parent Common Stock subject to each assumed Option shall be determined by multiplying (i) the number of shares of Company Common Stock subject to such Option by (ii) the product of (A) the number of Merger Shares and (B) the Per Share Portion (such product pursuant to this clause (ii) referred to herein as the “Exchange Ratio”), and rounding the product pursuant to clauses (i) and (ii) down to the nearest whole share, and (b) the per share exercise price for the Parent Common Stock issuable upon exercise of each assumed Option shall be determined by dividing (i) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Option by (ii) the Exchange Ratio, and rounding such quotient up to the nearest whole cent.

(b) Prior to the Closing, the board of directors of the Company (or, if appropriate, any committee thereof administering the Incentive Plan) shall adopt such resolutions or take such other actions as may be required to effect this Section 3.2.

3.3 Adjustments. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Capital Stock of the Company payable in Capital Stock of the Company or in any right to acquire Capital Stock of the Company, or effects a subdivision of the outstanding shares of Capital Stock of the Company into a greater number of shares of Capital Stock of the Company, or in the event the outstanding shares of Capital Stock of the Company shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Capital Stock of the Company, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of the Outstanding Common Shares pursuant to Section 3.1 and the amounts payable in respect of shares of Capital Stock subject to Options shall be appropriately adjusted.

3.4 Dissenters’ Rights. The parties acknowledge that because, as a condition precedent to the obligations of Parent and Merger Sub to Closing, all Shareholders of the Company shall have voted, and not withdrawn, amended or modified their votes, in favor of the Merger, there will be no dissenting shareholders within the meaning of Section 10.356 of the TBOC. Nevertheless, the Company hereby agrees to timely provide to all of the Company’s Shareholders the notice as required under Section 10.355 of the TBOC.

3.5 Escrow. Parent shall deposit, or cause to be deposited, with Action Stock Transfer Corporation, as escrow agent (the “Escrow Agent”), (i) 1,877,450 of the Merger Shares (the “Merger Escrow Shares”) promptly following the Effective Time and (ii) fifteen percent (15%) of the Promotion Shares (the “Promotion Escrow Shares” and, together with the Merger Escrow Shares, the “Escrow Shares”) promptly following the final determination of the Promotion Shares pursuant to Section 3.13. The Escrow Shares shall be registered in the name of the Securityholders’ Representative as nominee for the beneficial owners of such shares of Parent Common Stock, in accordance with this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) to secure claims by Parent Indemnified Parties for indemnification in accordance with Article XIII and to fund payment obligations to Parent under Section 3.14(g). The Escrow Shares shall be held in escrow and shall not be subject to any Lien, attachment, trustee process or other judicial process of any creditor of any Person and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. The release of the Escrow Shares shall occur as described in the Escrow Agreement, subject to the terms of this Agreement. In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement shall control.

3.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Outstanding Common Shares shall thereafter be made.

3.7 Payment of Consideration to Securityholders.

(a) Letter of Transmittal; Parent Warrant Agreement. As soon as practicable after the Effective Time (but in any event within two (2) Business Days), Parent shall send to each Person who is a record holder of Outstanding Common Shares immediately prior to the Effective Time a letter of transmittal (a “Letter of Transmittal”) which contains instructions for use in effecting the surrender of certificates representing Outstanding Common Shares (the “Certificates”) and execution and delivery of Parent Warrant Agreements in exchange for the consideration, if any, payable under Section 3.1(b) with respect to such Outstanding Common Shares.

(b) Payment.

(i) Parent shall deliver to each holder of a Certificate that immediately prior to the Effective Time represented Outstanding Common Shares, (A) promptly upon receipt by Parent of a completed and duly executed Letter of Transmittal, the Certificate (or an affidavit of lost stock certificate in accordance with Section 3.11) and a duly executed Parent Warrant Agreement, and such other documents as referred to in the Letter of Transmittal, the Merger Consideration which such holder has the right to receive pursuant to Sections 3.1(b)(i) and (ii) at the time of such surrender and (B) thereafter in accordance with the terms of this Agreement, the other consideration, if any, described in Sections 3.1(b)(iii), 3.1(b)(iv) and 3.1(b)(v), as applicable, to the extent it becomes payable in accordance with this Agreement and the Escrow Agreement. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(ii) Except as provided in the Letter of Transmittal, the Merger Consideration shall be paid only to the Person in whose name the surrendered Certificate is registered.

(iii) After the Effective Time, there shall be no further registration of transfers of Outstanding Common Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

3.8 Fractional Shares. No certificates evidencing fractional shares of Parent Common Stock or Parent Warrants to purchase fractional Parent Warrant Shares shall be issued upon the surrender for exchange of Certificates or pursuant to Section 3.7 or Sections 3.13-3.15, and in lieu thereof, Parent may make such rounding adjustments to the next higher or lower number of whole Merger Shares or Parent Warrant Shares, as the case may be, by lot or other manner as it deems advisable in its sole discretion, so that in no event shall more or less shares of Parent Common Stock be issued than the Merger Shares in the aggregate or Parent Warrants be issued to purchase initially more or less than the Parent Warrant Shares in the aggregate.

3.9 Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Surviving Corporation is required to deduct and withhold pursuant to any Legal Requirement with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.10 Escheat. Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by applicable Legal Requirements, none of Parent, the Surviving Corporation, the Securityholders’ Representative, or any other Person shall be liable to any holder of Outstanding Common Shares or to any other Person for any Merger Consideration delivered to a public official according to applicable abandoned property, escheat, or similar Legal Requirement. Any Merger Consideration remaining unclaimed by Shareholders three (3) years after the Effective Time (or such earlier date immediately prior to such time as such Merger Consideration would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Lien of any Person previously entitled thereto.

3.11 Lost Certificates. In the event any Certificate representing Outstanding Common Shares shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to Outstanding Common Shares previously represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit (including appropriate indemnification provisions) as indemnity against any claim that may be made against Parent, the Surviving Corporation or any affiliated party with respect to such Certificate.

3.12 Taking of Necessary Actions; Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.13 Promotion Adjustment.

(a) Proposed Promotion Shares. On or before 5:00 p.m., Dallas, Texas time, on the twentieth (20th) day after the Closing Date, Parent shall prepare in good faith and deliver or cause to be so prepared and delivered to the Securityholders’ Representative a statement (the “Proposed Promotion Shares Statement”) setting forth in reasonable detail and with reasonable supporting documentation Parent’s proposed calculations of (A) the Pre-Closing Valuation, (B) the Post-Closing Valuation, (C) the Promotion Effect, (D) the Post-Closing Relative Ownership and (E) the Promotion Shares, in each case, determined based on the foregoing calculations. Schedule 3.13 presents, by way of example and not by way of limitation, several sample calculations of the Promotion Shares.

(b) Review of Proposed Promotion Shares Statement. Parent, the Surviving Corporation and its controlled Affiliates shall grant the Securityholders’ Representative and the Securityholders’ Representative’s authorized accounting and legal Representatives reasonable access to such work papers or other documents and information as the Securityholders’ Representative or its Representatives may reasonably request relating to Parent’s calculation of the amounts included in the Proposed Promotion Shares Statement and shall make appropriate officers reasonably available to assist the Securityholders’ Representative and its Representatives and respond to questions in connection with the Securityholders’ Representative’s review of the Proposed Promotion Shares Statement.

(c) Notices of Disputes. The Securityholders’ Representative shall have until 5:00 p.m., Dallas, Texas time, on the tenth (10th) day after the date of Parent’s delivery of the Proposed Promotion Shares Statement to give Parent written notice of any dispute regarding the amounts reflected in the Proposed Promotion Shares Statement. If the Securityholders’ Representative does not timely give Parent written notice of a dispute in accordance with this Section 3.13(c), the Proposed Promotion Shares Statement shall be deemed to have been accepted and agreed to by the Securityholders’ Representative in the form in which it was delivered as the Final Promotion Shares Statement, and shall be final and binding on all Parties and all Securityholders in all respects. Any written notice of a dispute regarding the Proposed Promotion Shares Statement (a “Promotion Notice of Dispute”), as to each dispute, shall set forth in reasonable detail the elements and amounts with which the Securityholders’ Representative disagrees, including the amounts of any adjustments that are necessary in the reasonable judgment of the Securityholders’ Representative for the computations contained in the Proposed Promotion Shares Statement to conform to the requirements of this Agreement and the basis for the Securityholders’ Representative’s suggested adjustments. During the ten (10) day period ending at 5:00 p.m., Dallas, Texas time, on the tenth (10th) day following the date of Parent’s receipt of a Promotion Notice of Dispute, if provided by the Securityholders’ Representative, Parent and the Securityholders’ Representative shall make reasonable good faith efforts to attempt to resolve such disputed items and agree in writing upon the final content of the disputed Proposed Promotion Shares Statement or to stipulate to such portion thereof with respect to which there is no dispute.

(d) Dispute Resolution. If Parent and the Securityholders’ Representative cannot resolve or stipulate to all disputed items relating to the Proposed Promotion Shares Statement within the ten (10) day period referenced in Section 3.13(c), the matters with respect to which no resolution or stipulation can be reached (the “Promotion Disputed Items”) shall be submitted to and resolved by the independent investment banking or valuation firm of Travis Wolff, LLP or such other recognized independent investment banking or valuation firm selected by mutual agreement of Parent and the Securityholders’ Representative; provided, however, that if Travis Wolff, LLP or such other mutually selected recognized investment banking or valuation firm is unwilling to so serve (the date of notice of such unwillingness to serve, the “Promotion Decline Date”) and Parent and the Securityholders’ Representative are unable to agree on another recognized investment banking or valuation firm within five (5) days after the Promotion Decline Date, then within ten (10) days after the Promotion Decline Date, each of Parent and the Securityholders’ Representative shall select an office of an independent investment banking or valuation firm of recognized standing and such two firms shall, within fifteen (15) days after the Promotion Decline Date, then select a third independent investment banking or valuation firm of recognized standing to resolve any remaining Disputed Items (the firm selected in accordance with the foregoing, the “Promotion Settlement Firm”). Parent and the Securityholders’ Representative (i) shall each immediately enter into a customary engagement letter with the Promotion Settlement Firm in which the scope of the Promotion Settlement Firm’s engagement is specified in reasonable detail that is consistent with this Agreement and (ii) shall instruct the Promotion Settlement Firm that a written determination (which shall contain the underlying reasoning) of the Promotion Settlement Firm with respect to such Promotion Disputed Items and the accuracy of the Proposed Promotion Shares Statement as a result of the resolution of such Promotion Disputed Items shall be completed and distributed to Parent and the Securityholders’ Representative within fifteen (15) days after the engagement of the Promotion Settlement Firm. The Promotion Settlement Firm shall only resolve each Promotion Disputed Item, and make an appropriate adjustment to the Proposed Promotion Shares Statement that is within the range for such Promotion Disputed Item defined by the amount of such Promotion Disputed Item in the Proposed Promotion Shares Statement delivered by Parent pursuant to Section 3.13(a) and the amount of such Promotion Disputed Item included in the Promotion Notice of Dispute. The resolution and determination of the Promotion Disputed Items by the Promotion Settlement Firm shall be based solely on the provisions of this Agreement and on written submissions and presentations by Parent and the Securityholders’ Representative (or their respective Representatives), and not on independent review by the Promotion Settlement Firm. The decision of the Promotion Settlement Firm shall constitute an arbitral award and shall be conclusive, final and binding on all Parties hereto and all Shareholders in all respects and upon which a judgment may be rendered by a Governmental Body having proper jurisdiction thereover. The “Final Promotion Shares Statement” means, as applicable, (i) the Proposed Promotion Shares Statement (including the final amounts contained therein) if the Securityholders’ Representative does not timely dispute such statement in accordance with Section 3.13(c), (ii) if there are no Promotion Disputed Items, the Final Promotion Shares Statement (including the final amounts contained therein) agreed to by Parent and the Securityholders’ Representative, or (iii) if there are Promotion Disputed Items, the Final Promotion Shares Statement (including the final amounts contained therein) determined by the Promotion Settlement Firm after its resolution and determination of the Promotion Disputed Items in accordance with this Section 3.13(d).

(e) Allocation of Fees, Costs and Expenses of Promotion Settlement Firm. The fees, costs, and expenses of the Promotion Settlement Firm shall be borne proportionately by Parent and the Securityholders’ Representative (on behalf, and for the benefit, of the Shareholders), (i) with Parent bearing an amount equal to the product of (A) such fees, costs, and expenses, multiplied by (B) a fraction, (1) the numerator of which shall be the absolute value of the difference between the aggregate amount of the Promotion Disputed Items proposed by Parent and the aggregate amount of the Promotion Disputed Items as finally determined by the Promotion Settlement Firm and (2) the denominator of which shall be the absolute value of the difference between the aggregate amount of the Promotion Disputed Items proposed by Parent and the aggregate amount of the Promotion Disputed Items proposed by the Securityholders’ Representative (the “Promotion Denominator Spread”), and (ii) with the Securityholders’ Representative bearing an amount equal to the product of (A) such fees, costs, and expenses, multiplied by (B) a fraction, (1) the numerator of which shall be the absolute value of the difference between the aggregate amount of the Promotion Disputed Items proposed by the Securityholders’ Representative and the aggregate amount of the Promotion Disputed Items as finally determined by the Promotion Settlement Firm and (2) the denominator of which shall be the Promotion Denominator Spread. The Promotion Settlement Firm shall allocate the firm’s fees, costs, and expenses between Parent and the Securityholders’ Representative in accordance with the immediately preceding sentence.

(f) Payment of Promotion Shares. Subject to Section 3.5, if the number of Promotion Shares is greater than zero, Parent shall issue the Promotion Shares as soon as practicable after the final determination of the Promotion Shares, which shall be payable to each former holder of a Certificate that immediately prior to the Effective Time represented Outstanding Common Shares in accordance with the procedures set forth in Section 3.7(b).

3.14 Post-Closing Adjustment.

(a) Estimated Closing Date Balance Sheet and Estimated Closing Statement.

(i) No later than four (4) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent:

(A) an unaudited balance sheet for the Company which shall be estimated as of 11:59 p.m., Dallas, Texas time, on the date immediately prior to the Closing Date (the “Estimated Closing Date Balance Sheet”), which is prepared in accordance with the Accounting Standards;

(B) a statement (the “Estimated Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation the Company’s calculations (to the extent relevant, based on the Estimated Closing Date Balance Sheet) of:

(1) the estimated amount of Cash and accounts receivable;

(2) the estimated amount of Closing Indebtedness;

(3) the estimated amount of Company Transaction Expenses;

(4) the estimated amount of Extraordinary Costs;

(5) the estimated Tax Liability Amount and amount of Tax Assets; and

(6) the estimated amounts of Net Working Capital and Net Worth,

in each case of the foregoing clauses (a)(i)(B)(1) through (a)(i)(B)(8), determined in accordance with the Accounting Standards; and

(C) a certificate of the Company certifying that the Estimated Closing Date Balance Sheet, the Estimated Closing Statement and the amounts specified in the foregoing clauses (a)(i)(B)(1) through (a)(i)(B)(8) have been calculated in accordance with the Accounting Standards.

The foregoing calculations by the Company shall be subject to the reasonable approval of Parent. The Company promptly shall deliver to Parent and its Representatives detailed schedules of the foregoing calculations, together with any supporting documents as Parent may reasonably request.

(ii) No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent (A) a detailed schedule of Closing Indebtedness for borrowed money, including the name of each creditor, the amount of Closing Indebtedness payable to such creditor and wire transfer instructions for such creditor, and (B) unexecuted draft pay-off letters in form and substance reasonably satisfactory to Parent in substantially the form to be executed at the Closing by all Persons (other than the holders of the ESI Note) to which any portion of the Closing Indebtedness for borrowed money is owed, which shall provide for, among other things, (1) the amounts required to pay off in full on the Closing Date the Closing Indebtedness owing to such Person (including the outstanding principal, accrued interest and all prepayment penalties, “breakage costs”, redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing such Closing Indebtedness) and (2) the release, discharge, removal and termination of all Liens on the assets of the Company and its Subsidiaries arising under such Closing Indebtedness upon payment of the amounts set forth therein (the “Pay-Off Letters”).

(iii) No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a detailed schedule setting forth all Company Transaction Expenses, the identity of each Person that is to be paid Company Transaction Expenses, the amount owed or to be owed to each such Person in respect thereof and the bank account and wire transfer instructions for each such Person, together with an invoice from each such Person, accompanied by an executed pay-off letter (in form and substance reasonably satisfactory to Parent) containing an acknowledgment from such Person that such invoice reflects all fees, costs and expenses incurred by such Person through and including the Closing Date.

(iv) No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a detailed schedule setting forth all Extraordinary Costs, the identity of each Person that is to be paid Extraordinary Costs, the amount of Extraordinary Costs to be owed to each such Person, the date on which Extraordinary Costs are required to be paid to such Person, a description of the underlying Contract supporting such Extraordinary Costs and the bank account and wire transfer instructions for each such Person.

(v) No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent an executed pay-off letter (in form and substance reasonably satisfactory to Parent) containing an acknowledgment from Spearhead Capital, LLC (“Spearhead Capital”) of all fees, costs and expenses owing to Spearhead Capital through and including the Closing Date in connection with the preparation, negotiation, execution, delivery and performance of the Transaction Documents and the Transactions (“Spearhead Capital Fees”).

(b) Proposed Final Closing Date Balance Sheet and Proposed Final Closing Statement. On or before 5:00 p.m., Dallas, Texas time, on the thirtieth (30th) day after the Closing Date, Parent shall prepare in good faith and deliver or cause to be so prepared and delivered to the Securityholders’ Representative (i) an unaudited balance sheet for the Company as of 11:59 p.m., Dallas, Texas time, on the date immediately prior to the Closing Date (the “Proposed Final Closing Date Balance Sheet”), which is prepared in accordance with the Accounting Standards, and (ii) a statement (the “Proposed Final Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation Parent’s proposed calculations (to the extent relevant, based on the Proposed Final Closing Date Balance Sheet) of (A) Cash and accounts receivable, (B) Extraordinary Costs, (C) Closing Indebtedness, (D) Company Transaction Expenses, (E) Net Working Capital and (F) Net Worth, in each case, determined in accordance with the Accounting Standards.

(c) Review of Proposed Final Closing Date Balance Sheet and Proposed Final Closing Statement. Parent, the Surviving Corporation and its controlled Affiliates shall grant the Securityholders’ Representative and the Securityholders’ Representative’s authorized accounting and legal Representatives reasonable access to such work papers or other documents and information as the Securityholders’ Representative or its Representatives may reasonably request relating to Parent’s calculation of the amounts included in the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement and shall make appropriate officers reasonably available to assist the Securityholders’ Representative and its Representatives and respond to questions in connection with the Securityholders’ Representative’s review of the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or any of their respective Affiliates shall be required to grant access or furnish information to the Securityholders’ Representative or any of its Representatives to the extent that such information is subject to (i) an attorney/client or attorney work product privilege or (ii) restrictions under any applicable Legal Requirement, any fiduciary duty or any binding agreement; provided, however, that Parent, the Surviving Corporation and its Affiliates shall, to the extent that the same may be provided in a fashion consistent with the maintenance of the applicable privilege and compliance with any applicable Legal Requirement, fiduciary duty or binding agreement, endeavor to provide all information and records reasonably requested by the Securityholders’ Representative or any of its Representatives.

(d) Notices of Disputes. The Securityholders’ Representative shall have until 5:00 p.m., Dallas, Texas time, on the thirtieth (30th) day after the date of Parent’s delivery of the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement to give Parent written notice of any dispute regarding the amounts reflected in the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement. If the Securityholders’ Representative does not timely give Parent written notice of a dispute in accordance with this Section 3.14(c), the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement shall be deemed to have been accepted and agreed to by the Securityholders’ Representative in the form in which they were delivered as the Final Closing Date Balance Sheet and the Final Closing Statement, and shall be final and binding on all Parties and all Securityholders in all respects. Any written notice of a dispute regarding the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement (a “Post-Closing Notice of Dispute”), as to each dispute, shall set forth in reasonable detail the elements and amounts with which the Securityholders’ Representative disagrees, including the amounts of any adjustments that are necessary in the reasonable judgment of the Securityholders’ Representative for the computations contained in the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement to conform to the requirements of this Agreement and the basis for the Securityholders’ Representative’s suggested adjustments. During the twenty (20) day period ending at 5:00 p.m., Dallas, Texas time, on the twentieth (20th) day following the date of Parent’s receipt of a Post-Closing Notice of Dispute, if provided by the Securityholders’ Representative, Parent and the Securityholders’ Representative shall make reasonable good faith efforts to attempt to resolve such disputed items and agree in writing upon the final content of the disputed Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement or to stipulate to such portion thereof with respect to which there is no dispute.

(e) Dispute Resolution. If Parent and the Securityholders’ Representative cannot resolve or stipulate to all disputed items relating to the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement within the twenty (20) day period referenced in Section 3.13(c), the matters with respect to which no resolution or stipulation can be reached (the “Post-Closing Disputed Items”) shall be submitted to and resolved by the independent accounting firm of Travis Wolff, LLP or such other recognized independent accounting firm selected by mutual agreement of Parent and the Securityholders’ Representative; provided, however, that if Travis Wolff, LLP or such other mutually selected recognized independent accounting firm is unwilling to so serve (the date of notice of such unwillingness to serve, the “Post-Closing Decline Date”) and Parent and the Securityholders’ Representative are unable to agree on another recognized independent accounting firm within five (5) days after the Post-Closing Decline Date, then within ten (10) days after the Post-Closing Decline Date, each of Parent and the Securityholders’ Representative shall select an office of an independent accounting firm of recognized standing and such two firms shall, within fifteen (15) days after the Post-Closing Decline Date, then select a third independent accounting firm of recognized standing to resolve any remaining Post-Closing Disputed Items (the firm selected in accordance with the foregoing, the “Accounting Settlement Firm”). Parent and the Securityholders’ Representative (i) shall each immediately enter into a customary engagement letter with the Accounting Settlement Firm in which the scope of the Accounting Settlement Firm’s engagement is specified in reasonable detail that is consistent with this Agreement and (ii) shall instruct the Accounting Settlement Firm that a written determination (which shall contain the underlying reasoning) of the Accounting Settlement Firm with respect to such Post-Closing Disputed Items and the accuracy of the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement as a result of the resolution of such Post-Closing Disputed Items shall be completed and distributed to Parent and the Securityholders’ Representative within thirty (30) days after the engagement of the Accounting Settlement Firm. The Accounting Settlement Firm shall only resolve each Post-Closing Disputed Item, and make an appropriate adjustment to the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement that is within the range for such Post-Closing Disputed Item defined by the amount of such Post-Closing Disputed Item in the Proposed Final Closing Date Balance Sheet and the Proposed Final Closing Statement delivered by Parent pursuant to Section 3.14(a) and the amount of such Post-Closing Disputed Item included in the Securityholders’ Representative’s Notice of Dispute. The resolution and determination of the Post-Closing Disputed Items by the Accounting Settlement Firm shall be based solely on the provisions of this Agreement and on written submissions and presentations by Parent and the Securityholders’ Representative (or their respective Representatives), and not on independent review by the Accounting Settlement Firm. The decision of the Accounting Settlement Firm shall constitute an arbitral award and shall be conclusive, final and binding on all Parties hereto and all Shareholders in all respects and upon which a judgment may be rendered by a Governmental Body having proper jurisdiction thereover. The “Final Closing Date Balance Sheet” means, as applicable, (i) the Proposed Final Closing Date Balance Sheet if the Securityholders’ Representative does not timely dispute such balance sheet in accordance with Section 3.14(c), (ii) if there are no Post-Closing Disputed Items, the Final Closing Date Balance Sheet agreed to by Parent and the Securityholders’ Representative, or (iii) if there are Post-Closing Disputed Items, the Final Closing Date Balance Sheet determined by the Settlement Firm after its resolution and determination of the Disputed Items in accordance with this Section 3.14(e). The “Final Closing Statement” means, as applicable, (A) the Proposed Final Closing Statement (including the final amounts contained therein) if the Securityholders’ Representative does not timely dispute such balance sheet in accordance with Section 3.14(c), (B) if there are no Disputed Items, the Final Closing Statement (including the final amounts contained therein) agreed to by Parent and the Securityholders’ Representative, or (C) if there are Post-Closing Disputed Items, the Final Closing Statement (including the final amounts contained therein) determined by the Accounting Settlement Firm after its resolution and determination of the Disputed Items in accordance with this Section 3.14(e).

(f) Allocation of Fees, Costs and Expenses of Accounting Settlement Firm. The fees, costs, and expenses of the Accounting Settlement Firm shall be borne proportionately by Parent and the Securityholders’ Representative (on behalf, and for the benefit, of the Shareholders), (i) with Parent bearing an amount equal to the product of (A) such fees, costs, and expenses, multiplied by (B) a fraction, (1) the numerator of which shall be the absolute value of the difference between the aggregate amount of the Post-Closing Disputed Items proposed by Parent and the aggregate amount of the Post-Closing Disputed Items as finally determined by the Accounting Settlement Firm and (2) the denominator of which shall be the absolute value of the difference between the aggregate amount of the Post-Closing Disputed Items proposed by Parent and the aggregate amount of the Post-Closing Disputed Items proposed by the Securityholders’ Representative (the “Post-Closing Denominator Spread”), and (ii) with the Securityholders’ Representative bearing an amount equal to the product of (A) such fees, costs, and expenses, multiplied by (B) a fraction, (1) the numerator of which shall be the absolute value of the difference between the aggregate amount of the Post-Closing Disputed Items proposed by the Securityholders’ Representative and the aggregate amount of the Post-Closing Disputed Items as finally determined by the Accounting Settlement Firm and (2) the denominator of which shall be the Post-Closing Denominator Spread. The Accounting Settlement Firm shall allocate the firm’s fees, costs, and expenses between Parent and the Securityholders’ Representative in accordance with the immediately preceding sentence.

(g) Adjustment.

(i) If the sum of Net Working Capital and Net Worth as finally determined pursuant to this Section 3.14 (the “NWC/NW Calculation”) is less than negative $25,000, then Parent shall be entitled to receive a portion of the Available Escrow Shares (the “Parent Adjustment Shares”), with an aggregate value equal to the amount of such deficiency within two (2) Business Days after the final determination of the NWC/NW Calculation based upon the then value of the Available Escrow Shares as set forth in Section 13.4(c).

(ii) If the NWC/NW Calculation is greater than $25,000, then Parent shall issue and deliver additional shares of Parent Common Stock (the “Shareholder Adjustment Shares” and, together with the Parent Adjustment Shares, the “Adjustment Shares”) to the Shareholders within two (2) Business Days after the final determination of the NWC/NW Calculation, with an aggregate value equal to the amount of such surplus, the value of which shall be based on the then value of the Available Escrow Shares as set forth in Section 13.4(c). Each Shareholder shall be entitled to its Pro Rata Portion of the Shareholder Adjustment Shares.

(iii) If the NWC/NW Calculation is between negative $25,000 and $25,000, then neither Parent nor the Shareholders shall be entitled to any Adjustment Shares.

3.15 Additional Shares and Cash Consideration.

(a) From time to time after the Closing, if a Parent Option issued in accordance with Section 3.2(a) is terminated or expires without being exercised, for any reason, Parent will issue to the Shareholders an aggregate number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that could have been acquired had such Parent Option been exercised for cash pursuant to its terms. The aggregate number of shares of Parent Common Stock issued pursuant to this Section 3.15(a) are referred to as the “Additional Shares.” Each Shareholder shall be entitled to its Pro Rata Portion of the Additional Shares, if any, which shall be issued within ten (10) days after the termination or expiration, as applicable, of a Parent Option issued in accordance with Section 3.2(a) hereof.

(b) From time to time after the Closing, if a Parent Option issued in accordance with Section 3.2(a) is exercised, Parent will pay to the Shareholders an amount of cash equal to the number of shares of Parent Common Stock acquired upon exercise of such Parent Option multiplied by the exercise price therefor. The aggregate cash payable to the Shareholders pursuant to this Section 3.15(b) is referred to as the “Cash Consideration.” Each Shareholder shall be entitled to its Pro Rata Portion of the Cash Consideration, if any, which shall be paid within ten (10) days after the exercise of a Parent Option issued in accordance with Section 3.2(a) hereof.

(c) Parent will provide prompt notice to the Securityholders’ Representative (which shall be within ten (10) Business Days) of each exercise, termination or expiration of a Parent Option issued in accordance with Section 3.2(a) hereof, and Parent and the Securityholders’ Representative will reasonably cooperate with each other and take any further action necessary or desirable to carry out the purposes of this Section 3.15.

Article IV
CLOSING

4.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of K&L Gates LLP located at 1717 Main Street, Suite 2800, Dallas, Texas 75204 at 10:00 a.m., Dallas, Texas time, on the third Business Day after satisfaction or waiver of the last to occur of the closing conditions set forth in Article XI (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), or at such other time, date, or place as is mutually agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. Notwithstanding the foregoing, the Parties shall endeavor in good faith to effectuate the Closing simultaneously in different locations to avoid the travel and additional expense of requiring all Parties to be simultaneously located in the same place. In furtherance thereof, the Parties shall deliver, in escrow to their respective counsel and other appropriate parties, executed versions of all assignments, instructions, documents, certificates, wire transfer instructions, escrow instructions and other matters and things necessary to effect the Closing in such manner.

4.2 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions:

(a) On the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Texas.

(b) At the Closing, Parent shall deliver or cause to be delivered the following:

(i) to the Securityholders’ Representative and the Escrow Agent, the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(ii) to the Company, an Assignment and Assumption of Consulting Agreement, in substantially the form attached hereto as Exhibit B (the “Consulting Agreement Assignment”), duly executed by Parent;

(iii) to the Company, a certificate, duly executed by an executive officer of Parent and dated as of the Closing Date, certifying that each of the conditions specified in Sections 11.3(a), 11.3(b) and 11.3(c) has been satisfied in all respects;

(iv) to the Company, a certificate of Parent, duly executed by the secretary of Parent and dated as of the Closing Date, certifying the resolutions of the Board of Directors of Parent authorizing the Merger and the other Transactions;

(v) duly executed Employment Agreements, in substantially the forms attached hereto as Exhibit D-1, D-2, D-3 and D-4, from each of James T. Lopez, Brandon Lopez, Michael Bardsley, and David Newby, respectively, which shall each have an initial term of three (3) years;

(vi) a Stockholder Agreement, in substantially the form attached hereto as Exhibit F, duly executed by Parent;

(vii) the Parent Option Agreements, duly executed by Parent;

(viii) certificates of good standing for the Parent and each of its Subsidiaries from the Secretary of State of the State of Delaware, as of a date within the five (5) day period immediately preceding the Closing Date, and certificates of qualification of the Parent as a foreign entity from the Secretary of State of each state, as of a date within the five (5) day period immediately preceding the Closing Date, set forth in Section 7.1(a) of the Parent Disclosure Schedule;

(ix) a Registration Rights Agreement, in substantially the form attached hereto as Exhibit I, duly executed by Parent; and

(x) any other document, certificate or instrument reasonably requested by Company.

(c) At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(i) the Escrow Agreement, duly executed by the Securityholders’ Representative and the Escrow Agent;

(ii) a certificate of the Company and the Securityholders’ Representative setting forth the allocation of the Merger Consideration among the Securityholders, in the form attached hereto as Exhibit C (the “Closing Consideration Allocation Certificate”), duly executed by the Chief Financial Officer of the Company and an executive officer of the Securityholders’ Representative;

(iii) duly executed Employment Agreements, in substantially the forms attached hereto as Exhibit D-1, D-2, D-3 and D-4, from each of James T. Lopez, Brandon Lopez, Michael Bardsley, and David Newby, respectively, which shall each have an initial term of three (3) years;

(iv) duly executed Lock-Up Agreements, in substantially the form attached hereto as Exhibit E, from each of the Shareholders, which shall prohibit each such Shareholder from offering, selling, transferring, hypothecating or otherwise disposing of its or his respective Merger Shares and Promotion Shares for a period of twelve (12) months from the Closing Date;

(v) a Stockholder Agreement, in substantially the form attached hereto as Exhibit F, duly executed by the Shareholders;

(vi) the Option Cancellation Agreements, duly executed by each Optionholder;

(vii) the Parent Option Agreements, duly executed by each holder of Parent Options;

(viii) the Consulting Assignment Agreement, duly executed by the Company and Fieldstone Equity, Inc.;

(ix) the Pay-Off Letters required by Section 3.14(a)(ii), duly executed by the Persons to which any portion of the Closing Indebtedness (other than Closing Indebtedness represented by the ESI Note) for borrowed money is owed;

(x) accurate and complete copies of all Third Party Consents described on Schedule 8.6, in form and substance reasonably acceptable to Parent;

(xi) accurate and complete copies of all Governmental Body Consents listed on Schedule 8.7, in form and substance reasonably acceptable to Parent;

(xii) a duly executed certificate from the Company dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying that each of the conditions specified in Sections 11.2(a), 11.2(b), and 11.2(c) has been satisfied by the Company in all respects;

(xiii) a certificate of the Company, duly executed by the secretary of the Company and dated as of the Closing Date, certifying (A) the resolutions of the Board of Directors of the Company authorizing the Merger and the other Transactions and (B) that the Company Shareholder Approval has been obtained, including a copy of the resolutions of the Shareholders authorizing the Merger and the other Transactions;

(xiv) a certificate of fact for the Company from the Secretary of State of the State of Texas, as of a date within the five (5) day period immediately preceding the Closing Date, and certificates of qualification of the as a foreign entity from the Secretary of State of each state, as of a date within the five (5) day period immediately preceding the Closing Date, set forth in Section 5.1(a) the Company Disclosure Schedule;

(xv) duly executed written resignations of the officers and directors of the Company, effective immediately prior to the Effective Time, in form and substance reasonably satisfactory to Parent;

(xvi) [Reserved;]

(xvii) written evidence reasonably satisfactory to Parent of the cancellation of the ESI Note;

(xviii) promissory notes with respect to the same principal Indebtedness represented by the ESI Note, issued by the Company and payable to the shareholders of ESI, providing for payment of the Indebtedness represented thereby in cash and shares of Parent Common Stock, with up to fifty percent (50%) of such Indebtedness payable in shares of Parent Common Stock, in form and substance reasonably satisfactory to Parent, duly executed by the Company and the holders of the ESI Note;

(xix) all minute books of the Company delivered to the location designated by Parent for such delivery;

(xx) an affidavit, in form and substance reasonably satisfactory to Parent and in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code (the “FIRPTA Affidavit”); and

(xxi) any other document, certificate or instrument reasonably requested by Parent.

(d) At or immediately prior to the Closing, Parent shall issue 162,500 shares of Parent Common Stock to Spearhead Capital and the Company shall cause to be delivered to Parent a pay-off letter from Spearhead Capital in respect thereof containing an acknowledgement from Spearhead Capital that all Spearhead Capital Fees owed by the Company to Spearhead Capital have been paid in full and otherwise in form and substance reasonably satisfactory to Parent.

Article V
REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub, and acknowledges that Parent and Merger Sub are relying upon such representations and warranties in connection with the Transactions, that the statements contained in this Article V are true and correct, except as set forth in the correspondingly numbered disclosure schedules delivered by the Company to Parent (the “Company Disclosure Schedule”) dated as of the date of this Agreement.

5.1 Organization and Good Standing.

(a) The Company is an entity duly organized, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary (all such jurisdictions are listed in Section 5.1(a) of the Company Disclosure Schedule), except in such jurisdictions in which a failure to be so in good standing or qualified would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent complete and correct copies of the Company’s certificate of formation, bylaws, stock records, and minutes books, in each case, as amended to the date of this Agreement (such instruments and documents, the “Charter Documents”). The minute books of the Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the Shareholders of the Company and its board of directors (and each committee thereof), and the stock records of the Company contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of the Company’s Capital Stock. The Company does not own or control, directly or indirectly, any shares of Capital Stock or any other security or interest in any Person.

5.2 Capital Structure.

(a) Capital Stock. The authorized Capital Stock of the Company consists of (i) 120,000,000 shares of common stock, $0.01 par value (“Company Common Stock”), 38,437,500 of which are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding as of the date of this Agreement. Section 5.2(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the holders of all the issued and outstanding shares of Capital Stock of the Company, the addresses of each such holder and the class, series and number of shares of Capital Stock of the Company owned of record by each such holder. The Company has delivered to Parent accurate and complete copies of all instruments setting forth the rights of all securities of the Company as of the date of this Agreement. All shares of outstanding Capital Stock of the Company are validly issued, fully paid, nonassessable, and, except as provided in Section 5.2(a) of the Company Disclosure Schedule not subject to any preemptive rights or similar rights under the TBOC or other applicable Legal Requirements, the Company’s certificate of formation or bylaws, or to any agreement to which the Company is a party or by which the Company may be bound.

(b) Stock Options.

(i) As of the date hereof, 3,333,333 shares of outstanding Common Stock are reserved for issuance under the Company’s 2010 Stock Incentive Plan (the “Incentive Plan”). Options for 1,883,807 shares of Common Stock have been granted and remain outstanding. Section 5.2(b)(i) of the Company Disclosure Schedule accurately sets forth, with respect to each Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Option; (ii) the total number of shares of Common Stock that are subject to such Option and the number of shares of Common Stock with respect to which such Option is immediately exercisable; (iii) the date on which such Option was granted and the term of such Option; (iv) the vesting schedule for such Option and whether the vesting of such Option shall be subject to any acceleration in connection with the Merger or any of the other Transactions; and (v) the exercise price per share of Common Stock purchasable under such Option. No such Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required Shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Option was equal to or greater than the fair market value of a share of Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. The Company has delivered to Parent accurate and complete copies of the Incentive Plan, each form of agreement used thereunder and each Contract pursuant to which any Option was outstanding as of immediately prior to the date of this Agreement.

(ii) The Company has taken all actions necessary and appropriate in accordance with the Incentive Plan and any applicable Legal Requirements (including the adoption of any necessary resolutions and plan amendments, the provision of any required notices to holders of any Options, and the obtaining of any necessary consents or waivers) to make such adjustments and amendments to, or make such determinations with respect to, the Incentive Plan and any Options or other awards outstanding under such Incentive Plan, to implement the provisions of Section 3.2 with respect to such Options.

(c) Warrants. Section 5.2(c) of the Company Disclosure Schedule accurately sets forth, with respect to each Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Warrant; (ii) the class, series and total number of shares of Capital Stock of the Company that are subject to such Warrant and the class, series and number of shares of Capital Stock of the Company with respect to which such Warrant is immediately exercisable; (iii) the date on which such Warrant was issued and the term of such Warrant; and (iv) the exercise price per share of Capital Stock of the Company purchasable under such Warrant. The Company has delivered to Parent accurate and complete copies of each Contract pursuant to which any Warrant is outstanding. As of Closing, no former holder of a Warrant will have any rights with respect to such Warrant.

(d) No Other Securities. All Capital Stock of the Company, Options, Warrants and any other securities of the Company (collectively, the “Company Securities”) outstanding as of the date of this Agreement and the record owners of such securities are listed in Sections 5.2(a), 5.2(b)(i) and 5.2(c) of the Company Disclosure Schedule, and no such Company Securities are held by the Company in its treasury. Except as set forth in Sections 5.2(a), 5.2(b)(i) and 5.2(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any shares of Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Capital Stock (or cash based on the value of such shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell, grant, deliver or otherwise issue any shares of Capital Stock or any other securities of the Company, including any promise or commitment to grant Options or other securities of the Company to an employee of or other service provider to the Company; (iv) Contract under which the Company is or may become obligated to issue or distribute to holders of any shares of Capital Stock of the Company any evidences of indebtedness or assets of the Company; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of the Company.

(e) The Company does not have outstanding:

(i) any bonds, debentures or notes nor does it owe any other indebtedness, the holders of which (A) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of Outstanding Common Shares on any matter or (B) are or shall become entitled to receive any payment as a result of the Transactions; or

(ii) any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature.

(f) Except as described in Section 5.2(f) of the Company Disclosure Schedule, there is no agreement or right allowing for the repurchase or redemption of any Company Securities, and the Company has not repurchased any Company Securities. Except as described in Section 5.2(f) of the Company Disclosure Schedule, the Company is not party to, nor, to the Knowledge of the Company, is any Securityholder a party to, any voting agreement, voting trust, or similar agreement or arrangement relating to any Company Securities or any agreement or arrangement providing for registration rights with respect to any Company Securities. There are no accrued and unpaid dividends with respect to any Outstanding Common Shares. The Company does not own or hold the right to acquire any shares of Capital Stock or any other security or interest in any other Person.

(g) All of the issued and outstanding Company Securities have been offered, issued, and sold by the Company in compliance in all material respects with applicable federal and state securities Legal Requirements.

(h) To the Knowledge of the Company, no Shareholder has granted options or other rights to purchase any Company Securities from such Shareholder.

5.3 Authorization; Shareholder Approval.

(a) The Company has all requisite corporate power, authority, and legal capacity to execute and deliver this Agreement and the Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery, and performance of this Agreement has been duly authorized and approved by all requisite action on the part of the Company other than the Company Shareholder Approval, including the approval of the board of directors of the Company, and each of the Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized and approved by all requisite action on the part of the Company other than the Company Shareholder Approval, including the approval of the board of directors of the Company. This Agreement has been, and each of the Transaction Documents to which the Company is a party shall be at or before the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution, and delivery by Parent and Merger Sub) this Agreement constitutes, and each of the Transaction Documents to which the Company is a party when so executed and delivered shall constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by the effect of (i) any applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) The affirmative vote of the Shareholders is the only vote of the holders of the Company’s Capital Stock necessary to approve and consummate the Merger, adopting this Agreement and approve and consummate the other Transactions (the “Company Shareholder Approval”). The Company’s board of directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and its Shareholders, (ii) approved and adopted this Agreement and the Transactions, including the Merger, and (iii) subject to the other terms and conditions of this Agreement, recommended the Merger and approval and adoption of this Agreement and each of the Transactions by the Company’s Shareholders, and, as of the date of this Agreement, none of such actions by the Company’s board of directors has been amended, rescinded, or modified.

5.4 Conflicts; Consents of Third Parties.

(a) Except as described in Section 5.4(a) of the Company Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the Transaction Documents to which the Company is a party, the consummation of the Transactions, or compliance by the Company with any of the provisions hereof or thereof shall (i) conflict with, (ii) result in any violation or breach of or default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, (iv) give rise to any obligation of the Company to make any payment under or to increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or (v) result in the creation of any Liens upon any of the properties or assets of the Company under any provision of (A) the certificate of formation and bylaws of the Company; (B) any Material Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (C) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (D) any applicable Legal Requirement.

(b) Except for the Company Shareholder Approval and as set forth in Section 5.4(b) of the Company Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent, or approval of or other action by any Person or Governmental Body shall be required to be obtained or made in connection with the due execution, delivery, and performance by the Company of this Agreement or any Company Document and the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, (ii) those already obtained and previously disclosed to Parent in writing, and (iii) consents, regulations, approvals, authorizations, permits, filings, or notifications with any Governmental Body, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to be material to the operation of the business of the Company or prevent or materially delay or impair the Company’s ability to consummate the Merger or the other Transactions contemplated hereby or by any Company Document.

5.5 Financial Statements.

(a) The Company has delivered to Parent copies of the audited balance sheets of the Company as of March 31, 2013 and 2014 and the related audited statements of income and cash flows of the Company for the 12-month periods then ended, the unaudited balance sheets of the Company as at June 30, 2014 and September 30, 2014 and the related statements of income and cash flows of the Company for the three-month period and six-month period then ended (the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with the Accounting Standards and fairly presents the financial position, results of operations, and cash flows of the Company as at the dates and for the periods indicated, subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of footnotes and other presentation items.

The audited balance sheet of the Company as at March 31, 2014 is referred to as the “Reference Balance Sheet” and March 31, 2014 is referred to as the “Reference Balance Sheet Date.”

(b) All books, records, and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Legal Requirements. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Standards and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.6 No Undisclosed Liabilities. The Company has no Indebtedness or Liabilities (whether or not of the nature required under the Accounting Standards to be reflected on a balance sheet or the notes thereto) other than those (a) incurred in connection with the Transactions, (b) specifically reflected in, fully reserved against, or otherwise described in the Reference Balance Sheet or the notes thereto, (c) incurred in the Ordinary Course of Business since the Reference Balance Sheet Date, or (d) that are immaterial to the Company.

5.7 Title to Assets; Sufficiency. The Company owns or leases and has good and valid title to, or valid leasehold interests in, all of its assets, free and clear of all Liens other than Permitted Exceptions, and such assets are sufficient to operate the Company in the Ordinary Course of Business.

5.8 Absence of Certain Developments. Except as set forth in Section 5.8 of the Company Disclosure Schedule, since the Reference Balance Sheet Date, there has occurred no fact, event, or circumstance which, individually or in the aggregate, has had a Company Material Adverse Effect, the Company has conducted their respective businesses only in the Ordinary Course of Business, and the Company has not:

(a) issued any notes, bonds, or other debt securities or any Capital Stock of any Person;

(b) declared, set aside, or made any payment or distribution of cash or other property with respect to any Capital Stock of the Company;

(c) sold, assigned, transferred, leased, licensed, abandoned, or permitted to lapse (other than patents expiring at the end of their statutory terms) any of its material assets (including Company Intellectual Property), other than sales of Inventory in the Ordinary Course of Business, or disclosed any Confidential Information (as defined in the Confidentiality Agreement) to any third party (other than pursuant to appropriate confidentiality agreements);

(d) made or granted any bonus or any wage or salary increase, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except in each case in the Ordinary Course of Business consistent with past practice or as required by applicable Legal Requirements;

(e) made capital expenditures or commitments therefor in excess of $10,000 individually, or $25,000 in the aggregate;

(f) made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons (other than advances of less than $5,000 to employees in the Ordinary Course of Business) or formed any Subsidiary;

(g) suffered any damage, destruction, or casualty loss exceeding $15,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(h) made any change in its cash management practices (including with respect to accounts receivable and Inventory) or made any write-down in the value of its Inventory;

(i) made any change in any method of accounting or accounting policies or Tax reporting practices;

(j) made or changed any election, changed any annual accounting period, adopted or changed any method of accounting, filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset, or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or taken or omitted to take any other action that had or would have the effect of increasing the Company’s present or future Tax liability or decreasing any present or future Tax benefit;

(k) directly or indirectly engaged in any material transaction or entered into any loan or material arrangement with any officer, director, relative of any officer or director, Shareholder or other Affiliate of the Company;

(l) merged or consolidated with any other Person or effected a recapitalization or similar transaction;

(m) incurred any Indebtedness (other than for the purchase of Inventory in the Ordinary Course of Business consistent with past practice) or cancelled any debts owed to or claims held by the Company;

(n) terminated, modified, or amended any Material Contract, or entered into any new Material Contracts, except Contracts made in the Ordinary Course of Business consistent with past practice;

(o) engaged in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods; or

(p) agreed, whether orally or in writing, to do any of the foregoing.

5.9 Taxes.

(a) (i) All material Tax Returns required to be filed by or on behalf of the Company have been timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete, and correct in all material respects and (ii) all Taxes due and owing by the Company have been fully and timely paid. The Company has delivered or made available to Parent true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Company during the four-year period ending on the date hereof.

(b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns have been fully paid, and, to the Knowledge of the Company, there are no other audits or investigations by any Taxing Authority in progress, nor has the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(c) Except as described in Section 5.9 of the Company Disclosure Schedule, the Company has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and has timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Legal Requirements.

(d) No claim has been made by a Taxing Authority in a jurisdiction in which the Company does not currently file a Tax Return such that the Company is or may be subject to taxation by that jurisdiction.

(e) No agreement, waiver, or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) or the period for filing any Tax Return has been executed or filed with any Taxing Authority by or on behalf of the Company. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return was due and has since not been filed.

(f) There are no Liens for Taxes upon the Company or any of its assets except for Permitted Exceptions.

(g) The Company has no interests in an entity taxable as a corporation, partnership, trust, or real estate mortgage investment conduit for federal income Tax purposes.

(h) No issue has been raised by any Governmental Body, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Company or its assets in any taxable period (or portion thereof) ending after the Closing Date.

(i) No power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its assets that would, in any manner, bind, obligate, or restrict Parent.

(j) The Company has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority or been subject to any ruling guidance specific to the Company that would be binding on Parent for any taxable period (or portion thereof) ending after the Closing Date.

(k) None of the Company’s assets or any property of the Company is (i) property required to be treated as being owned by another Person in accordance with the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, or (v) described in section 168(g)(1)(A) of the Code with respect to which the Company or any of its Affiliates has claimed depreciation deductions in determining its United States federal income Tax liability.

5.10 Real Property.

(a) Section 5.10(a) of the Company Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by the Company (collectively, the “Owned Properties”) and (ii) all real property and interests in real property leased by the Company (collectively, the “Real Property Leases” and, together with the Owned Properties, the “Company Properties”) as lessee or lessor, including a description of each of the Real Property Leases (including the name of the third-party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company has good and marketable fee title to all of the Owned Properties free and clear of all Liens of any nature whatsoever other than Permitted Exceptions. The Company Properties constitute all interests in real property currently used, occupied, or currently held for use by the Company and which are necessary for the continued operation of the Company as currently conducted. To the Knowledge of the Company, all of the Company Properties and buildings, fixtures, and improvements thereon (i) are in good operating condition without structural defects, all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations, or corrections and (ii) are suitable, sufficient, and appropriate in all respects for their current and contemplated uses. The Company has delivered to Parent true, correct, and complete copies of the Real Property Leases, together with all amendments, modifications, or supplements thereto.

(b) The Company has a valid, binding, and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. The Company is not in material default under any Real Property Lease, and no event has occurred and no circumstance exists that, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases. To the Knowledge of the Company, no other party to any of the Real Property Leases is in default thereof. No party to any of the Real Property Leases has exercised any termination rights with respect thereto.

(c) The Company has all certificates of occupancy and Permits of any Governmental Body required to be obtained by it for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of such applicable Permits. No default or violation, or event that with the lapse of time or giving of notice, or both, would become a default or violation, has occurred with respect to any such Permit.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that affect any of the Company Properties or any part thereof. The Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part of any Company Property.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to any of the Company Properties requiring performance of any structural or other repairs or alterations to any of such Company Properties.

(f) The Company does not own or hold, nor is the Company obligated under or a party to, any option, right of first refusal, or other contractual right to purchase, acquire, sell, assign, or dispose of any real estate or any portion thereof or interest therein.

5.11 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property owned or used by the Company (except as sold or disposed of after the date of this Agreement in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens other than Permitted Exceptions. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Section 5.11(b) of the Company Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by the Company or to which the Company is a party or by which the properties or assets of the Company are bound. All of the items of personal property under the Personal Property Leases that, individually or in the aggregate, are material to the operation of the Company’s business, are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the applicable lease. The Company has delivered to Parent true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.

(c) The tangible personal property owned and leased by the Company is sufficient for the continued operation of the Company in the Ordinary Course of Business. The Company has a valid, binding, and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases. To the Knowledge of the Company, no other party to the Personal Property Leases is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

5.12 Inventory.

(a) Except as set forth on Section 5.12 of the Company Disclosure Schedule, all Inventory of the Company (i) consists of or consisted of merchandise of a quality and quantity usable and saleable in the Ordinary Course of Business consistent with past practice, except to the extent of normal obsolescence or to the extent written down or reserved against in accordance with the Accounting Standards, (ii) is fit for its intended purpose and was neither adulterated nor misbranded under the FDA Legal Requirements or other Legal Requirements, and (iii) will comply with all FDA Legal Requirements and all other Legal Requirements. Except as set forth on Section 5.12 of the Company Disclosure Schedule, the existing manufacturing practices, ingredients, composition and labeling for each of the products of the Company are in compliance in all material respects with all FDA Legal Requirements and all Legal Requirements. All labeling used on the Inventory of the Company has been filed or registered with and/or approved by each Governmental Body which required such filing, registration and/or approval.

(b) Since the Reference Balance Sheet Date, the Company has not materially increased the amount of its Inventory other than in the Ordinary Course of Business and consistent with the Company’s historical practices or encouraged any customer to purchase or maintain Inventory of the Company’s products at a level in excess of the level of Inventory historically purchased or maintained by such customer in such a manner that, after Closing, would result in decreased orders or increased returns from such customer as compared to the normal historic orders or returns of such customer.

5.13 Intellectual Property.

(a) The Company owns or is licensed to use all of the Company IP Rights. The Company IP Rights are all the Intellectual Property necessary to conduct the Business as currently conducted or presently contemplated by the Company, and, to the Knowledge of the Company, to use the current and presently contemplated Company Offerings in the manner intended.

(b) Except as set forth on Section 5.13(b)(i) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will materially impair the rights of the Company in any Company-Licensed IP Rights. Except as set forth on Section 5.13(b)(ii) of the Company Disclosure Schedule, the Company is not paying and has no obligation to pay any royalties, honoraria, fees or other payments to any third party as a result of the ownership, use, possession, license in, sale, marketing, advertising or disposition of any Company IP Rights or Company Offering, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) To the Knowledge of the Company, the operation of the Business as currently conducted by the Company and the use of the Company Offerings in the manner intended does not (i) violate any Company IP Agreements, or (ii) infringe or misappropriate any Intellectual Property right of any third party. Except as set forth on Section 5.13(c) of the Company Disclosure Schedule, the Company has not received any notice asserting that the development, use, sale, license or disposition of any Company Offering infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property of any third party, and the Company has not received any written notice from any third party offering a license under any such third party Intellectual Property to avoid litigation or other claims.

(d) Except as set forth on Section 5.13(d) of the Company Disclosure Schedule, no Company Employee or, since January 1, 2004, Former Company Employee (“Employee”): (i) is in material violation, to the Knowledge of the Company, of any term or covenant of any employment contract relating to Intellectual Property, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, or noncompetition agreement with any third party by virtue of such Employee being employed by, or performing services for, the Company; (ii) has failed to execute and deliver to the Company a contract regarding the protection of the Company’s or its customer’s and business partner’s Trade Secrets (to the extent required by a contract with such customers and business partners); (iii) has failed to execute and deliver a written contract assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Employee’s work for the Company, and all Intellectual Property rights therein; or (iv) to the Knowledge of the Company, has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. To the Knowledge of the Company, neither the employment of any Employee, nor the use by the Company of the services of any Employee subjects the Company to any obligation to any third party for improperly soliciting such individual to work for the Company, whether such obligation is contractual or otherwise. To the Knowledge of the Company, no third party has any rights to terminate any assignment or license to the Company with respect to the Company IP Rights.

(e) Except as set forth on Section 5.13(e)(i) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party or Employee. To the Knowledge of the Company, the Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of any and all Liens, other than licenses and rights set forth on Section 5.13(e)(ii) of Company Disclosure Schedule. None of the Company-Owned IP Rights has been adjudicated invalid or unenforceable, in whole or in part, and to the Knowledge of the Company, the Company-Owned IP Rights are valid and enforceable, and the Company has not received any notice from a third party alleging that any Company-Owned IP Rights are invalid or are unenforceable. No Company-Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute regarding any Company-Owned IP Right. No Governmental Body, university, college or other educational institution or research center has any right to, ownership of or right to royalties for Company-Owned IP Rights. To the Knowledge of the Company, the Company’s Company-Licensed IP Rights are subject only to the terms and conditions of the Company IP Agreements listed in Section 5.13(e)(iii) of the Company Disclosure Schedule. The Company is not in default in any material respect and has paid any royalties due under any Company IP Agreement.

(f) Section 5.13(f)(i) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company of any Company-Owned IP Rights with any Governmental Body, and (ii) all applications filed by the Company to secure its interest in Company-Owned IP Rights, and, where applicable, the jurisdiction in which each application has been applied for or filed (“Company Registered IP”). To the Knowledge of the Company, all Company Registered IP is valid and subsisting. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with such Company Registered IP have been paid and all necessary documents and articles in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP (and Company-Licensed IP Rights in which the Company has a contractual right or obligation to pay registration, maintenance and renewal fees). Except as set forth on Section 5.13(f)(ii) of the Company Disclosure Schedule, there are no actions that must be taken by the Company within one hundred eighty (180) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purpose of maintaining, perfecting or preserving or renewing any such Company Registered IP.

(g) Except as set forth on Section 5.13(g) of the Company Disclosure Schedule, the Company has not agreed to indemnify any entity or Person for any infringement of any Intellectual Property of any third party in connection with the providing, selling, licensing, marketing, or distributing any Company Offering.

(h) In each case in which the Company intended to acquire ownership of Company IP Rights from any third party (other than Employees), the Company obtained a valid and enforceable assignment of all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company and, to the extent necessary under applicable Legal Requirements, the Company has recorded each such assignment with the relevant Governmental Bodies in a timely manner.

(i) To the Knowledge of the Company, the Business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology, the development, commercialization or export of which is restricted under applicable Legal Requirements.

(j) All source code for the Software created by Employees involved in the Business (“Company Developed Software”) is sufficiently documented in the source code to enable a Software developer reasonably skilled in such environment to understand, modify, compile and otherwise utilize all aspects of the related Software without reference to other sources of information. To the Knowledge of the Company, no portion of the Company Developed Software and no other Software constituting Company IP Rights (“Company Software”), contains any disabling mechanism or protection feature designed to prevent its use, computer virus, worm, Software lock, drop dead device, trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any of any computer system.

5.14 Material Contracts.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 5.14(a), all of the following Contracts to which the Company is a party or by which the Company or the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, equity holder, or Affiliate of the Company;

(ii) Contracts with any labor union or association representing any Company Employee;

(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts containing (i) covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or (ii) covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts granting any exclusive rights of any type or scope to any Person;

(vii) Contracts relating to the acquisition (by merger, purchase of equity or assets, or otherwise) by the Company of any operating business or material assets or the Capital Stock of any other Person;

(viii) Contracts relating to the incurrence, assumption, or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix) all Contracts providing for payments by or to the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate during the term thereof;

(x) Contracts providing for severance, retention, change in control, or other similar payments;

(xi) Contracts for the employment of any individual on a full-time, part-time, or consulting, or other basis;

(xii) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xiii) outstanding Contracts of guaranty, surety, or indemnification, direct or indirect, by the Company (other than with respect to indemnities granted under Customer Agreements of the Company);

(xiv) Government Contracts (including an indication as to which of such Government Contracts involve direct sales to a Governmental Body); and

(xv) Contracts otherwise material to the Company.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid, and binding obligation of the Company and, to the Knowledge of the Company, of the other parties thereto, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the effect of (i) any applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, upon consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in default in any material respect under any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in breach of or default thereunder and no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a material breach or material default by the Company, to the Knowledge of the Company, or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Company has delivered to Parent true, correct, and complete copies of all of the Material Contracts, together with all amendments, modifications, or supplements thereto.

5.15 Employee Benefits.

(a) The Company has entered into a Client Services Agreement with ADP TotalSource, Inc. (the “ADP Agreement”) under which ADP TotalSource, Inc. (collectively, with any affiliates, predecessors, successors or assignees thereof, “ADP”) and the Company are co-employers of the individuals performing services for the Company. Pursuant to the ADP Agreement, ADP is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing certain benefits to certain individuals performing services for the Company. The Company has complied with its responsibilities under the ADP Agreement. To the Company’s Knowledge, ADP has complied with all of its obligations under the ADP Agreement.

(b) Section 5.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of each “employee benefit plan”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices (whether or not subject to ERISA), including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, or scholarship programs that is (i) maintained or sponsored by ADP for the benefit of one or more employees (or their eligible dependents) of the Company or any ERISA Affiliate (the “ADP Plans”) or (ii) maintained or sponsored or entered into or contributed or required to be contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability other than the ADP Plans (the “Company Plans”, collectively with the ADP Plans, the “Employee Benefit Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

(c) With respect to each Company Plan in force on the date of this Agreement, the Company has made available or delivered to Purchaser, true, correct, and complete copies of the following documents, to the extent applicable: (i) any plans and related trust documents (or other funding instrument), and all amendments thereto; (ii) the most recent Forms 5500 for the past three years and schedules thereto; (iii) the most recent financial statements and actuarial valuations for the past three years; (iv) the most recent IRS determination letter or opinion letter, if applicable; (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions); (vi) all contracts with third party administrators, investment managers, consultants and other independent contractors that relate to any Company Plan currently in force or for which the Company or any ERISA Affiliate currently has any liability (contingent or otherwise); (vii) all notices that were given by the IRS or the United States Department of Labor (“DOL”) to the Company, any ERISA Affiliate or any Company Plan within the three (3) years preceding the date of this Agreement; and (viii) written descriptions of all non-written agreements known to the Company relating to the Company Plans.

(d) To the Company’s Knowledge, each of the Employee Benefit Plans intended to qualify under section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under section 501 of the Code, and each Qualified Plan has received a favorable opinion or determination letter from the IRS as to its qualified status. To the Company’s Knowledge, nothing has occurred with respect to the operation of any such plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code.

(e) All contributions and premiums required by any Legal Requirement or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made to any funds or trusts established thereunder or in connection therewith. All contributions for any period ending on or before the Closing Date that are not yet due shall have been paid or accrued on Estimated Closing Balance Sheet on or before the Closing Date.

(f) None of the Employee Benefit Plans provide health or life insurance benefits for current or future retired or terminated employees, officers, or directors of the Company or any ERISA Affiliate (or any spouse or other dependent thereof) except as may be required by COBRA or other applicable Law. Except as listed on Section 5.14(f) of the Company Disclosure Schedule, with respect to each Employee Benefit Plan that is a “group health plan” (as defined in Code Section 4980B(g)), there is no Company Employee, Former Employee or dependent of a Company Employee or Former Employee who: (i) is currently receiving health care continuation coverage under COBRA, (ii) is eligible to receive health care continuation coverage under COBRA and with respect to whom the “election period” (as such phrase is defined in Section 54.4980B(f)(5)) has not expired, or (iii) will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4 of the Treasury Regulations) in connection with transactions contemplated by this Agreement. To the Company’s Knowledge, with respect to each Employee Benefit Plan which constitutes a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Company, an ERISA Affiliate, or ADP, with respect to the Company’s participation in a ADP Plan, has complied in all material respects with the notice and continuation requirements of COBRA and the regulations thereunder. Parent shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation § 54.4980B-9.

(g) There are no pending Legal Proceedings which have been asserted or instituted, or to the Company’s Knowledge, threatened against any of the Employee Benefit Plans with respect to which the Company or an ERISA Affiliate could be liable, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No actions, suits, or claims are pending or, to the Company’s Knowledge threatened with respect to the Company’s participation in any ADP Plan, and no audit or investigation by the IRS, the DOL or other Governmental Authority is pending or, to the Company’s Knowledge, threatened, with respect to the Company’s participation in any ADP Plan.

(h) Each Company Plan and, solely with respect to the Company’s participation in each ADP Plan, to the Company’s Knowledge each ADP Plan has been maintained , in all material respects, in accordance with its terms and all provisions of applicable Legal Requirements.

(i) Except as set forth in Section 5.15(i) of the Company Disclosure Schedule, no Employee Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or consummation of the Transactions (whether alone or in connection with any subsequent event(s)): (i) will entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Benefit Plans, or (iii) will result in the limitation of or restriction of the right of the Company to merge, amend or terminate any of the Employee Benefit Plans.

(j) No Employee Benefit Plan is subject to Title IV of ERISA or Code Section 412. Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA with respect to any employee benefit plan maintained, sponsored or contributed to or required to be contributed to by any ERISA Affiliate. Neither the Company nor any ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation under, (i) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, or (ii) except for the ADP Plans, any “multiple employer plan” as such term is defined in Section 413(c) of the Code. There has been no termination or partial termination of any the Company Plan and to the Company’s Knowledge there has been no termination or partial termination of any ADP Plan within the meaning of Section 411(d)(3) of the Code.

(k) Neither the Company nor any ERISA Affiliate has engaged in or knowingly permitted to occur, and no other employee, officer or director of the Company that is a “fiduciary” (as defined in 3(21) of ERISA) with respect to any Employee Benefit Plan has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Code Section 4975(c) with respect to any Employee Benefit Plan that is subject to Title I of ERISA, except for any transactions which are exempt under Section 408 of ERISA or Code Section 4975.

(l) The Company is not a party to any contract, plan, or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan.

(m) Each Company Plan can be terminated and the participation in each ADP Plan can be terminated (with respect to individuals performing services for the Company) on a prospective basis without payment of any contribution or amount not yet accrued thereunder through the date of termination and, except for any vesting of benefits required of a terminating qualified retirement plan under the Code and the Options for Company Common Stock, without the acceleration of vesting or of any benefits promised by such Employee Benefit Plan. No action or omission of the Company, any ERISA Affiliate or any director, officer, employee thereof in any way restricts, impairs or prohibits the Company or Parent or any ERISA Affiliate or any successor from amending, merging, or terminating any Employee Benefit Plan in accordance with the express terms of any such Employee Benefit Plan and applicable Law.

(n) No partnership interest or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

(o) Except as set forth in Section 5.15(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is obligated to make any payment as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event) that would not be deductible under Section 280G of the Code.

(a) Each Company Plan and, solely with respect to the Company’s participation in each ADP Plan, to the Company’s Knowledge each ADP Plan subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been operated in good faith compliance with Section 409A of the Code.

5.16 Employment and Labor.

(a) Since January 1, 2010, the Company has been in compliance in all material respects with all then applicable Legal Requirements and regulations respecting employment, termination of employment, hiring, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice.

(b) Since January 1, 2010, the Company has withheld or caused to be withheld all amounts required by any Legal Requirement or by agreement to be withheld from the wages, salaries, and other payments to Company Employees and Former Company Employees, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against the Company regarding the foregoing, it has been fully satisfied). To the Company’s Knowledge, the Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Except as set forth on Section 5.16(c) of the Company Disclosure Schedule, there are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability.

(d) There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any Company Employees, or any works council or similar body, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any Company Employee or Former Company Employee or any other Person arising out of the Company’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise.

(e) To the Knowledge of the Company, no Company Employees or Former Company Employees are or have in the past four (4) years been in violation of any material term of any employment contract, non-competition agreement, or other restriction relating to the right of any such Company Employee or Former Company Employee to be employed by the Company because of the nature of the business conducted by the Company or work performed by the Company Employee or Former Company Employee or to the use of trade secrets or proprietary information of others.

(f) All releases of employment claims in favor of the Company obtained from Company Employees or Former Company Employees during the three-year period preceding the Effective Time are effective and binding to release all employment claims for each such Company Employee or Former Company Employee.

(g) The Company is not a party to any labor, collective bargaining, or similar agreement, and to the Knowledge of the Company, currently there are no organizational campaigns, petitions, or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company.

(h) No Company Employees are represented by any labor organization. No labor organization or group of Company Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Company Employees.

(i) There are no (i) strikes, work stoppages, slowdowns, lockouts, or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Company Employee or group of Company Employees.

5.17 Litigation. Except as set forth on Section 5.17 of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened against any of the officers, directors, or key Company Employees with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Body, and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding. The Company is not subject to any Order. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or the Transactions.

5.18 Permits. Section 5.18 of the Company Disclosure Schedule contains a list of all Permits that are required for the operation of the Company in the Ordinary Course of Business (“Company Permits”), and the Company currently has all of the Company Permits. The Company is not in default or violation in any material respect, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation in any material respect of any term, condition, or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances that could form the basis for any such default or violation. None of the Company Permits shall be impaired or in any way affected by the consummation of the Transactions.

5.19 No Violations.

(a) Except as set for on Section 5.19 of the Company Disclosure Schedule, the Company is and, to the Knowledge of the Company, has been at all times since January 1, 2004 in compliance with all Legal Requirements applicable to it, except for violations of or conflicts with such Legal Requirements that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Neither the Company, nor any Person acting on its behalf has, directly or indirectly (i) made or received any unreported political contribution, (ii) made or received any payment that was not legal to make or receive, or (iii) created or used any “off book” bank or cash account or “slush fund.” The Company has complied in all material respects with all applicable Legal Requirements relating to the exportation or importation of any products or services provided by the Company to its customers.

(b) To the Knowledge of the Company, the Company and each of its officers, directors, Company Employees, Former Company Employees, and Agents have used only legitimate business and ethical practices in the Company’s business and in promoting the Company’s position on issues before any Governmental Body.

(c) To the Knowledge of the Company, neither the Company nor any of its officers, directors, Company Employees, Former Company Employees, or Agents has:

(i) given, offered, promised, or authorized any payment or provision of money or anything of value (including any loan, reward, advantage, or benefit of any kind), either directly or indirectly, to any Foreign Official or an officer or employee of any Governmental Body or any department, agency, or instrumentality (including any business or corporate entity owned or managed by a Governmental Body, such as a national oil or utility company), or any Person acting in an official capacity or performing public duties or functions as or on behalf of any such Governmental Body, any political party or official thereof, any candidate for public office, or any officer, employee, or agent of a public international organization, including the United Nations, the International Monetary Fund, or the World Bank (each, a “Government Official”) or relative of any Government Official, to influence any act, decision, or omission of any Government Official, to obtain or retain business, to direct business to the Company, or to gain any advantage or benefit for the Company (each, a “Prohibited Payment”); or

(ii) given, offered, promised, or authorized the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment.

(d) The Company and, to the Knowledge of the Company, all of its officers, directors, Company Employees, Former Company Employees, and Agents have complied since January 1, 2004 in all respects with (i) the FCPA, (ii) if applicable, the UK Bribery Act of 2010, (iii) applicable Legal Requirements enacted in accordance with the Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (iv) the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, and the various regulations administered by the Office of Foreign Assets Control of the United States Treasury Department, and (v) any other applicable Legal Requirements of relevant jurisdictions prohibiting bribery and corruption of public officials (collectively, “Anti-Corruption Laws”).

(e) No officer, director, Company Employee, Former Company Employee or Agent of the Company, nor, to the knowledge of the Company, any relative of any of such individuals, is a Government Official of any country in which the business of the Company is presently conducted and no Governmental Official has any legal or beneficial interest in the Company.

(f) During the past five (5) years, the Company has not engaged in any commercial activities in or related to the following countries or their respective related offshore boundaries: (i) Cuba; (ii) Iran; (iii) Myanmar (a/k/a Burma); (iv) North Korea; (v) Sudan; or (vi) Syria; including providing services to entities located in such countries, selling or delivering products to such countries, or entering into any Contract or other obligation to provide services or products to such countries or to purchase goods or services from such countries.

(g) For purposes of this Section 5.19 only, “knowledge of” and other derivatives of “know” with respect to the Company mean: (i) in the case of an individual, such individual’s (A) actual knowledge of a particular fact, circumstance, result, or conduct, (B) awareness or firm belief that a particular fact, circumstance, result, or conduct is substantially certain to occur or has occurred, or (C) awareness of the high probability of the existence of a particular fact, circumstance, result, or conduct, unless the individual actually believes that the particular fact, circumstance, result, or conduct does not exist and (ii) in the case of a legal entity, such legal entity’s officers’, directors’, or senior managers’ (A) actual knowledge of a particular fact, circumstance, result, or conduct, (B) awareness or firm belief that a particular fact, circumstance, result, or conduct is substantially certain to occur or has occurred, or (C) awareness of the high probability of the existence of a particular fact, circumstance, result, or conduct, unless such officer(s), director(s) or senior manager(s) actually believe that the particular fact, circumstance, result, or conduct does not exist.

5.20 Environmental Matters.

(a) The Company is in compliance with all applicable Environmental Laws. To the Knowledge of the Company, no facts, circumstances, or conditions currently exist that could adversely affect the Company’s continued compliance with Environmental Laws or require currently unbudgeted capital expenditures to achieve or maintain continued compliance with Environmental Laws.

(b) The Company is not the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material.

(c) No claim has been made or is pending or, to the Knowledge of the Company, threatened against the Company alleging that the Company may be in violation of any Environmental Law or Environmental Permit or may have any liability under any Environmental Law.

(d) To the Knowledge of the Company, no facts, circumstances, or conditions exist with respect to the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring unbudgeted costs or Liabilities.

(e) To the Knowledge of the Company, there are no investigations of the Company and the Company Properties, or previously owned, operated, or leased property of the Company pending or threatened that could reasonably be expected to lead to the imposition of any costs and Liabilities or Liens under Environmental Law.

(f) The Transactions do not require the consent of or filings with any Governmental Body with jurisdiction over the Company with respect to environmental matters.

(g) To the Knowledge of the Company, there are no (i) underground storage tanks, (ii) landfills, (iii) surface impoundments, (iv) asbestos-containing materials, or (v) items of equipment containing polychlorinated biphenyls located at any of the Company Properties. For any properties previously owned, operated, or leased by the Company, to the Knowledge of the Company, there were none of the items listed in clauses (i) through (v) located at such properties during the time that the Company owned, operated, or leased such properties.

(h) The Company has provided to Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed by the Company with respect to the Company Properties or previously owned, leased, or operated properties of the Company.

5.21 Insurance.

(a) The Company has insurance policies in full force and effect (i) for such amounts as are sufficient for all Legal Requirements and all agreements to which the Company is a party or by which it is bound and (ii) that are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Company and the assets and properties of the Company. Section 5.21(a) of the Company Disclosure Schedule lists all insurance policies, fidelity bonds, and financial responsibility certificates held by or applicable to the Company, including for each the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and whether the policy may be terminated upon consummation of the Transactions.

(b) To the Knowledge of the Company, no event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any insurance policies or that could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. All such insurance policies shall remain in full force and effect following the consummation of the Transactions and all such insurance is assignable or transferable to Parent or Merger Sub. To the Knowledge of the Company, no event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, that limits or impairs the rights of the Company under any such insurance policies.

5.22 Accounts and Notes Receivable and Payable. All of the accounts and notes receivable that have been recorded on the books of the Company are bona fide and have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and represent amounts validly due and payable net of any applicable reserve for returns or doubtful accounts, and all such reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Except as set forth on Section 5.7 of the Company Disclosure Schedule, all of the accounts and notes receivable are free and clear of any Liens. Since June 30, 2014, the Company has collected accounts and notes receivable only in accordance with its Ordinary Course of Business and has not granted any rebates, discounts, advances or allowances to any customers and has not otherwise sold, discounted or disposed of any accounts or notes receivable other than in the Ordinary Course of Business. All of the accounts and notes receivable are current and collectible, and will be collected in accordance with their terms at their recorded amounts, within a reasonable period of time not to exceed ninety (90) days after the Closing Date. All accounts payable of the Company reflected on the Reference Balance Sheet or arising after the Reference Balance Sheet Date are the result of bona fide transactions in the Ordinary Course of Business. There is no agreement between the Company, on the one hand, and any creditor, on the other, regarding the extension of the terms of any payment of any accounts payable.

5.23 Customers and Suppliers. Section 5.23 of the Company Disclosure Schedule lists (i) each Customer that accounted for more than $10,000 in revenues of the Company during either the last full fiscal year or the interim period through the Reference Balance Sheet Date and (ii) each supplier that is the sole supplier of any significant product or service to the Company. No such Customer or supplier has given the Company written notice of non-renewal during the twelve (12) months prior to the date of this Agreement. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

5.24 Product and Service Warranties. To the Knowledge of the Company, except as set forth on Section 5.24 of the Company Disclosure Schedule, each product and service manufactured, sold, leased, or delivered by the Company has been in conformity in all material respects with all applicable Legal Requirements, Contracts, and all express and implied warranties. The Company has no material Liability (and, to the Knowledge of the Company, there is no basis for any present or future action against the Company giving rise to any material Liability) for replacement or repair of any such product or service or other damages or costs in connection therewith. No product or service designed, manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease. The Company has provided to Parent copies of the standard terms and conditions of sale or lease for products and services offered by the Company (containing applicable guaranty, warranty, and similar Liability indemnity provisions).

5.25 Related Party Transactions. Except as set forth on Section 5.25 of the Company Disclosure Schedule, no Related Person (i) owes any amount to the Company; (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral); (iii) owns any property or right, tangible or intangible, that is used by the Company; (iv) has any claim or cause of action against the Company; or (v) controls, owns any direct or indirect interest of any kind in, is a director, manager, officer, employee, or partner of, is a consultant to, is a lender to or borrower from, or has the right to participate in the profits of any Person that is a competitor, supplier, customer, landlord, tenant, creditor, or debtor of the Company. Except as set forth on Section 5.25 of the Company Disclosure Schedule, the Company does not owe any amount to any related Person and has not committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person.

5.26 Non-Compete Agreements. The Company is not a party to any agreement (written or oral) in the nature of a non-compete or exclusivity agreement or that otherwise limits or restricts the ability of the Company, or would after the Closing limit or restrict the ability of Parent, to compete or otherwise conduct its business in any manner or place.

5.27 Banks. Section 5.27 of the Company Disclosure Schedule lists (i) the names and locations of all banks with which the Company has accounts or safe deposit boxes, (ii) the account numbers of all such accounts, and (iii) the names of all Persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Company.

5.28 Financial Advisors. Except for Spearhead Capital, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Company in connection with the Transactions and no Person is or shall be entitled to any fee or commission or like payment in respect thereof.

5.29 Terms of Service. Section 5.29 of the Company Disclosure Schedule lists the terms of service under which the Company provides products and services to its Customers. Except as set forth on Section 5.29 of the Company Disclosure Schedule, no Customers are entitled to or benefit from any service level or performance guarantees or any warranties with respect to the products and services provided by the Company. In addition, no Customers are entitled to any refunds, credits, or rights of set-off with respect to any products or services provided by the Company.

5.30 Product and FDA Compliance.

(a) Except as set forth on Section 5.30 of the Company Disclosure Schedule, to the Knowledge of the Company, the products of the Company (including all products in process and finished goods inventory) comply in all material respects with the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder as in effect as of the date hereof, including without limitation the Quality System Regulation codified at 21 C.F.R. Part 820 (collectively, the “Food and Drug Act”) and all applicable federal, state, local and municipal Laws governing the manufacturing, packaging, labeling, distribution, storage, marketing, development, processing, advertising, transportation, sale or lease of any medical device as in effect as of the date hereof (collectively, the “Device Laws”).

(b) Without limiting the generality of Section 5.30 and except as set forth on Section 5.30(a) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company has since January 1, 2012 been, and the products and inventory of the Company have since January 1, 2012 been manufactured, distributed, developed, labeled, packaged, advertised, sold, leased or otherwise processed, in compliance in all material respects with the Food and Drug Act and the Device Laws, and (ii) no claim has been filed against the Company or, to the Knowledge of the Company, against any other Person that manufactures, distributes, develops, labels, packages, advertises, stores or otherwise processes any products on behalf of the Company, alleging a violation of any such Food and Drug Act and/or Device Laws which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2012, except as set forth on Section 5.30 of the Company Disclosure Schedule, no product distributed or sold by the Company has been recalled, withdrawn or subject to a field repair or replacement for reasons of safety or effectiveness (collectively, “Corrections or Removals”), and there are no pending or, to the Knowledge of the Company, any threatened Corrections or Removals for the products of the Company, other than product returns in the Ordinary Course of Business.

5.31 Full Disclosure(a) . No representation or warranty of the Company contained in this Agreement or in any of the Transaction Documents to which the Company is a party and no written statement made by or on behalf of the Company to Parent or any of its Affiliates in accordance with this Agreement or any of the Transaction Documents to which the Company is a party contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The information relating to the Company to be contained in the Joint Disclosure Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder represents and warrants to Parent and Merger Sub, and acknowledges that Parent and Merger Sub are relying upon such representations and warranties in connection with the Transactions, that the statements contained in this Article VI are true and correct, except as set forth in the correspondingly numbered disclosure schedules delivered by the Shareholders to Parent (the “Shareholders’ Disclosure Schedule”) dated as of the date of this Agreement.

6.1 Ownership. Each Shareholder holds of record the issued and outstanding Capital Stock of the Company as reflected on Section 6.1 of the Shareholders’ Disclosure Schedule, free and clear of any encumbrances, restrictions on transfer, Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except as set forth in Section 6.1 of the Shareholders’ Disclosure Schedule. No Shareholder is a party to any option, warrant, purchase right, or other contract or commitment that could require such Shareholder to sell, transfer, or otherwise dispose of any Capital Stock of the Company, except as set forth in Section 6.1 of the Shareholders’ Disclosure Schedule.

6.2 Authorization. Each Shareholder has all requisite power, authority, and legal capacity to execute and deliver this Agreement and the Transaction Documents to which such Shareholder is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party shall be at or before the Closing, duly and validly executed and delivered by the Company and Shareholder and (assuming the due authorization, execution, and delivery by Parent) this Agreement constitutes, and each of the Transaction Documents to which such Shareholder is a party when so executed and delivered shall constitute, legal, valid, and binding obligations of the Company and the Shareholder enforceable against the Company and Shareholder in accordance with their respective terms, except as such enforcement may be limited by the effect of (i) any applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.3 Voting Agreements. Except as set forth in Section 6.3 of the Shareholders’ Disclosure Schedule, no Shareholder is a party to any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of the Company’s Capital Stock, or any agreement or arrangement providing for registration rights with respect to any Capital Stock or other securities of the Company.

6.4 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Shareholders of this Agreement or the Transaction Documents to which such Shareholder is a party, the consummation of the Transactions, or compliance by the Shareholders with any of the provisions hereof or thereof shall (i) conflict with, (ii) result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or (iii) give rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, (A) any Contract to which a Shareholder is a party or (B) any Order applicable to a Shareholder; or (C) any applicable Legal Requirement.

(b) No consent, waiver, approval, Order, Permit, or authorization of, declaration or filing with, or notification to any Person or Governmental Body is required on the part of a Shareholder in connection with the execution and delivery by the Shareholder of this Agreement or the Transaction Documents to which such Shareholder is a party, the compliance by the Shareholder with any of the provisions hereof and thereof, the consummation of the Transactions or the taking by the Shareholders of any other action contemplated hereby or thereby.

6.5 Investment in Parent Common Stock. Each Shareholder:

(a) is fully informed as to the business conducted by Parent and the industry in which Parent operates generally;

(b) has adequate means of providing for its current needs and possible contingencies and has no need now, and anticipates no need in the foreseeable future, to sell Parent Common Stock;

(c) understands that the Parent Common Stock to be issued as part of the Merger Consideration has not been and will not be registered under the Securities Act or the securities laws of any state and will be issued under an exemption from registration thereunder;

(d) has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of the Parent Common Stock to be issued as part of the Merger Consideration or which would guarantee to the Shareholder any profit or against any loss with respect to such Parent Common Stock, and it has no plans to enter into any such agreement or arrangement;

(e) understands that it must bear the economic risk of its investment for an indefinite period of time because the shares of Parent Common Stock to be issued as part of the Merger Consideration cannot be sold or otherwise transferred unless the offer and sale of such shares of Parent Common Stock is subsequently registered under the Securities Act (which Parent is not obligated and does not plan to do) or an exemption from such registration that is available;

(f) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Parent Common Stock and of making an informed investment decision;

(g) has not received any representations, guaranties, or warranties made by Parent, or its agents or employees, or by any other person, expressly or by implication, with respect to (i) the approximate length of time that the Shareholder will be required to remain an owner of Parent Common Stock; (ii) the percentage of profit and/or amount of or type of consideration, profit, or loss (including, without limitation, tax benefits) to be realized, if any, as a result of investment in Parent Common Stock; and (iii) the possibility that the past performance or experience on the part of any officer or director of Parent, or of any other person, might in any way indicate the predictable results of operations of Parent, or of ownership of Parent Common Stock;

(h) understands that no federal or state agency has passed on or made any recommendation or endorsement of Parent Common Stock; and

(i) is acquiring its Parent Common Stock for its own account and not with a view to or for sale in connection with any distribution of any of the Parent Common Stock within the meaning of Section 2(11) of the Securities Act and will not transfer or offer to transfer its Parent Common Stock until it notifies Parent of its intention to do so and until it has been notified by Parent that either (i) in the opinion of counsel, at the Shareholder’s cost and from counsel and in a form reasonably satisfactory to Parent, no registration (or perfection of any exemption) is required with respect to such transfer or offer to transfer, or (ii) an appropriate registration statement with respect to Parent Common Stock has been filed by Parent with the SEC and any applicable state securities authority and declared effective by the SEC and such authority.

6.6 Lock-Up; Restricted Securities. Each Shareholder understands and agrees that the Parent Common Stock received (or to be received) by them as part of the Merger Consideration pursuant to this Agreement (i) will be subject to the terms of a lock-up agreement between Shareholder and Parent that will be executed contemporaneously with this Agreement and will impose certain restrictions on the transfer of the Parent Common Stock distributed to Shareholder for a period of twelve (12) months from the Closing Date, and (ii) constitutes “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available. Each Shareholder understands that the Parent Common Stock received (or to be received) by them as part of the Merger Consideration pursuant to this Agreement, and any securities issued in respect thereof or exchange therefor, may bear one or more of the following restrictive legends substantially in the form provided below:

“THE SHARES REPRESENTED BY THIS CERTIFICATE (1) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF AND (2) ARE SUBJECT TO A LOCK-UP AGREEMENT BETWEEN THE INVESTOR AND THE COMPANY. NO TRANSFER MAY BE EFFECTED (1) WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL, AT THE EXPENSE OF SHAREHOLDER AND FROM COUNSEL AND IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AND (2) WITHOUT COMPLYING WITH THE TERMS OF THE LOCK-UP AGREEMENT”; and/or

any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

6.7 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Shareholders, threatened against any of the Shareholders or to which any of the Shareholders is otherwise a party relating to this Agreement or the Transactions.

Article VII
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company and Shareholders, and acknowledge that the Company and Shareholders are relying upon such representations and warranties in connection with the Transactions, that the statements contained in this Article VII are true and correct, except as set forth in the corresponding numbered disclosure schedules delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”), dated as of the date of this Agreement.

7.1 Organization and Good Standing.

(a) Each of Parent and Merger Sub is an entity duly organized, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary (all such jurisdictions are listed in Section 7.1(a) of the Parent Disclosure Schedule), except in such jurisdictions in which a failure to be so in good standing or qualified would not result, or reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

(b) Parent has delivered or made available to the Company complete and correct copies of Parent’s certificate of incorporation, bylaws, and minutes books, in each case, as amended to the date of this Agreement (such instruments and documents, the “Parent Charter Documents”). The minute books of Parent contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Parent and its board of directors (and each committee thereof), and the stock records of Parent contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of the Parent’s Capital Stock. Other than Merger Sub, Parent does not own or control, directly or indirectly, any shares of Capital Stock or any other security or interest in any Person.

7.2 Capital Structure.

(a) Capital Stock. As of the date hereof, the authorized Capital Stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and (ii) 25,000,000 shares of preferred stock, par value $0.0005 per share (“Parent Preferred Stock”), of which 3,143,237 shares of Parent Preferred Stock have been designated as “Series A Convertible Preferred Stock” (“Parent Series A Preferred Stock”) and 750 shares of Parent Preferred Stock have been designated as “Series B Convertible Preferred Stock” (“Parent Series B Preferred Stock”) (collectively, the “Parent Capital Stock”). As of August 13, 2014, 26,074,598 shares of Parent Common Stock were issued and outstanding, and no more than 300,000 shares of Parent Common Stock have been issued since such date; and as of October 17, 2014, (A) 643,750 shares of Parent Series A Preferred Stock were issued and outstanding, and (B) 750 shares of Parent Series B Preferred Stock were issued and outstanding. All shares of outstanding Capital Stock of Parent are validly issued, fully paid, nonassessable, and not subject to any preemptive rights or similar rights under the Delaware General Corporation Law or other applicable Legal Requirements, Parent’s certificate of incorporation or bylaws, or to any agreement to which Parent is a party or by which Parent may be bound.

(b) Stock Options. As of the date hereof, 5,000,000 shares of outstanding Parent Common Stock are reserved for issuance under the Voting Stock Option Plan (the “Parent Incentive Plan”). Options for 1,717,488 shares of Parent Common Stock have been granted and remain outstanding. Section 7.2(b) of the Parent Disclosure Schedule accurately sets forth, with respect to the Parent Options that are outstanding as of the date of this Agreement: (i) the aggregate number of shares of Parent Common Stock that are subject to such Parent Options and the number of shares of Parent Common Stock with respect to which such Parent Options are immediately exercisable; (ii) the dates on which such Parent Options were granted and the terms of such Parent Options; (iii) the vesting schedule for such Parent Options; (iv) the exercise prices per share of Parent Common Stock purchasable under such Parent Options; and (v) whether any such Parent Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. Each grant of a Parent Option was duly authorized by all necessary corporate action, including, as applicable, approval by the board of directors of Parent, if applicable (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of Parent and all other applicable Legal Requirements, and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Parent. The exercise of options and the payment of cash in respect thereof complied with the terms of Parent Incentive Plan, all Contracts applicable to such options, and all applicable Legal Requirements.

(c) Warrants and Convertible Notes. Section 7.2(c) of the Parent Disclosure Schedule accurately sets forth, with respect to the Parent Warrants and convertible notes that are outstanding as of the date of this Agreement: (i) the class, series and total number of shares (or conversion ratio, as the case may be) of Parent Capital Stock of the Parent that are subject to such Parent Warrants and convertible notes and the class, series and number of shares (or conversion ratio, as the case may be) of Parent Capital Stock with respect to which such Parent Warrants and convertible notes are immediately exercisable; (ii) the dates on which such Parent Warrants and convertible notes were issued and the terms of such Parent Warrants and convertible notes; and (iii) the exercise prices per share (or conversion ratio, as the case may be) of Parent Capital Stock purchasable under such Parent Warrants and the conversion prices of such convertible notes.

(d) No Other Securities. All Parent Capital Stock, Parent Options, Parent Warrants and any other securities of Parent (collectively, the “Parent Securities”) outstanding as of the date of this Agreement and the record owners of such securities are listed in Sections 7.2(a), 7.2(b) and 7.2(c) of the Parent Disclosure Schedule, and no such Parent Securities are held by Parent in its treasury. Except as set forth in Sections 7.2(a), 7.2(b) and 7.2(c) of the Parent Disclosure Schedule, and except as set forth in Section 7.2(c) of the Parent Disclosure Schedule there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any shares of Parent Capital Stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Parent Capital Stock (or cash based on the value of such shares) or other securities of Parent; (iii) Contract under which Parent is or may become obligated to sell, grant, deliver or otherwise issue any shares of Parent Capital Stock or any other securities of Parent, including any promise or commitment to grant Parent Options or other securities of Parent to an employee of or other service provider to Parent; (iv) Contract under which Parent is or may become obligated to issue or distribute to holders of any shares of Parent Capital Stock any evidences of indebtedness or assets of Parent; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Parent Capital Stock or other securities of Parent.

(e) Parent does not have outstanding any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature.

(f) All of the issued and outstanding Parent Securities have been offered, issued, and sold by Parent in compliance in all material respects with applicable federal and state securities Legal Requirements.

7.3 Authorization. Each of Parent and Merger Sub has all requisite corporate power, authority, and legal capacity to execute and deliver this Agreement and the Transaction Documents to which Parent or Merger Sub is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery, and performance of this Agreement has been duly authorized and approved by all requisite action on the part of each of Parent and Merger Sub, and each of the Transaction Documents to which Parent or Merger Sub is a party and the consummation of the Transactions have been duly authorized and approved by all requisite action on the part of each of Parent and Merger Sub. This Agreement has been, and each of the Transaction Documents to which Parent or Merger Sub is a party shall be at or before the Closing, duly and validly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution, and delivery by the Company and the Shareholders) this Agreement constitutes, and each of the Transaction Documents to which Parent or Merger Sub is a party when so executed and delivered shall constitute, legal, valid, and binding obligations of each of Parent and Merger Sub enforceable against each in accordance with their respective terms, except as such enforcement may be limited by the effect of (i) any applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

7.4 SEC Filings. Parent has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished with the SEC by Parent (the “Parent SEC Documents”) since January 1, 2012 (the “Current Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Current Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder applicable to such Current Parent SEC Documents. To the Knowledge of Parent, other than as described in the Current Parent SEC Documents, none of the Current Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than as described in the Current Parent SEC Documents, each of the consolidated financial statements of Parent (including, in each case, any notes thereto) included in the Current Parent SEC Documents have been prepared in accordance with United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). As of the date of this Agreement, neither Parent nor any of its subsidiaries has any pending or unresolved comments from the SEC or any other governmental entity with respect to any of the Current Parent SEC Documents.

7.5 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Parent or Merger Sub of this Agreement or the Transaction Documents to which Parent or Merger Sub is a party, the consummation of the Transactions, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof shall conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, (iv) give rise to any obligation of Parent or Merger Sub to make any payment under or to increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or (v) result in the creation of any Liens upon any of the properties or assets of Parent or Merger Sub under any provision of (A) the certificate of incorporation and bylaws of Parent or Merger Sub; (B) any Material Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (C) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (D) any applicable Legal Requirement, except in the cases of clauses (B), (C) or (D), where the conflict, violation, breach, default, or other matter listed in clauses (i) through (v) above would not have a Parent Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit, or authorization of, declaration or filing with, or notification to any Person or Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which Parent or Merger Sub is a party, the compliance by Parent or Merger Sub with any of the provisions hereof and thereof, the consummation of the Transactions or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby.

7.6 Parent Financial Statements. Each of the financial statements of Parent included in the Current Parent SEC Documents (the “Parent Financial Statements”) is complete and correct, has been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by SEC rules and regulations, including Regulation S-X) consistently applied by Parent without modification of the accounting principles used in the preparation thereof throughout the periods presented and fairly presents the financial position, results of operations, and cash flows of Parent as at the dates and for the periods indicated, subject to the case of the unaudited financial statements, to normal year-end adjustments and the absence of footnotes and other presentation items.

The unaudited balance sheet of Parent included in the Current Parent SEC Documents as at June 30, 2014 is referred to as the “Parent Interim Balance Sheet” and June 30, 2014 is referred to as the “Parent Interim Balance Sheet Date.”

7.7 No Undisclosed Liabilities. Parent has no Indebtedness or Liabilities of the nature required under GAAP to be reflected on a balance sheet or the notes thereto other than those (a) incurred in connection with the Transactions, (b) specifically reflected in, fully reserved against, or otherwise described in the Parent Interim Balance Sheet or the notes thereto, (c) incurred in the Ordinary Course of Business since the Parent Interim Balance Sheet Date, or (d) that are immaterial to Parent.

7.8 Title to Assets; Sufficiency. Parent owns or leases and has good and valid title to, or valid leasehold interests in, all of its assets, free and clear of all Liens other than Permitted Exceptions, and such assets are sufficient to operate Parent in the Ordinary Course of Business.

7.9 Absence of Certain Developments. Since March 31, 2014, there has occurred no fact, event, or circumstance which, individually or in the aggregate, has had a Parent Material Adverse Effect and, except as disclosed in the Current Parent SEC Documents, Parent has conducted its business only in the Ordinary Course of Business.

7.10 Taxes.

(a) (i) All material Tax Returns required to be filed by or on behalf of Parent have been timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete, and correct in all material respects and (ii) all Taxes due and owing by Parent have been fully and timely paid. Parent has delivered or made available to the Company true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assess against or agreed on by, Parent during the four-year period ending on the date hereof.

(b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns have been fully paid, and, to the Knowledge of Parent, there are no other audits or investigations by any Taxing Authority in progress, nor has Parent received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(c) Parent has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and has timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Legal Requirements.

(d) No claim has been made by a Taxing Authority in a jurisdiction in which Parent does not currently file a Tax Return such that Parent is or may be subject to taxation by that jurisdiction.

(e) There are no Liens for Taxes upon Parent or any of its assets except for Permitted Exceptions.

7.11 Intellectual Property.

(a) Parent owns or is licensed to use all the Parent IP Rights. The Parent IP Rights are all the Intellectual Property necessary to conduct the Business as currently conducted by Parent or presently contemplated by Parent, and to the Knowledge of Parent, to use the current and presently contemplated Parent Offerings in the manner intended.

(b) Except as set forth on Section 7.11(b) of the Parent Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will materially impair the rights of Parent in any Parent -Licensed IP Rights. Except as set forth on Section 7.11(b) of the Parent Disclosure Schedule, Parent is not paying and has no obligation to pay any royalties, honoraria, fees or other payments to any third party as a result of the ownership, use, possession, license in, sale, marketing, advertising or disposition of any Parent IP Rights or Parent Offering, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) To the Knowledge of Parent, the operation of the Business as currently conducted by Parent and the use of the Parent Offerings in the manner intended does not (i) violate any Parent IP Agreements, or (ii) infringe or misappropriate any Intellectual Property right of any third party. Except as set forth on Section 7.11(c) of Parent Disclosure Schedule, Parent has not received any notice asserting that the development, use, sale, license or disposition of any Parent Offering infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property of any third party, and Parent has not received any written notice from any third party offering a license under any such third party Intellectual Property to avoid litigation or other claims.

(d) Except as set forth on Section 7.11(d) of the Parent Disclosure Schedule, no Parent Employee or Former Parent Employee: (i) is in material violation, to the Knowledge of Parent, of any term or covenant of any employment contract relating to Intellectual Property, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, or noncompetition agreement with any third party by virtue of such Parent Employee being employed by, or performing services for, Parent; (ii) has failed to execute and deliver to Parent an enforceable contract regarding the protection of Parent’s or their customer’s and business partner’s Trade Secrets (to the extent required by a contract with such customers and business partners); (iii) has failed to execute and deliver an enforceable written contract assigning to Parent all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Parent Employee’s work for Parent, and all Intellectual Property rights therein; or (iv) to the Knowledge of Parent, has any right, license, claim or interest whatsoever in or with respect to any Parent-Owned IP Rights. To the Knowledge of Parent, neither the employment of any Parent Employee, nor the use by Parent of the services of any Parent Employee subjects Parent to any obligation to any third party for improperly soliciting such individual to work for Parent, whether such obligation is contractual or otherwise. To the Knowledge of Parent, no third party has any rights to terminate any assignment or license to Parent with respect to the Parent IP Rights.

(e) Except as set forth on Section 7.11(e)(i) of the Parent Disclosure Schedule, to the Knowledge of Parent, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent-Owned IP Rights by any third party or Parent Employee. To the Knowledge of Parent, Parent owns all right, title and interest in and to all Parent-Owned IP Rights free and clear of any and all Liens, other than licenses and rights set forth on Section 7.11(e)(ii) of Parent Disclosure Schedule. None of the Parent-Owned IP Rights has been adjudicated invalid or unenforceable, in whole or in part, and to the Knowledge of Parent, the Parent-Owned IP Rights are valid and enforceable, and Parent has not received any notice from a third party alleging that any Parent-Owned IP Rights are invalid or are unenforceable. No Parent-Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute regarding any Parent-Owned IP Right. No Governmental Body, university, college or other educational institution or research center has any right to, ownership of or right to royalties for Parent-Owned IP Rights. To the Knowledge of Parent, the Parent-Licensed IP Rights are subject only to the terms and conditions of the Parent IP Agreements listed in Section 7.11(e)(iii) of the Parent Disclosure Schedule. Parent is not in default in any material respect and has paid any royalties due under any Parent IP Agreement.

(f) Section 7.11(f)(i) of the Parent Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of Parent of any Parent-Owned IP Rights with any Governmental Body, and (ii) all applications filed by Parent to secure its interest in Parent-Owned IP Rights, and, where applicable, the jurisdiction in which each application has been applied for or filed (“Parent Registered IP”). To the Knowledge of Parent, all Parent Registered IP is valid and subsisting. To the Knowledge of Parent, all necessary registration, maintenance and renewal fees in connection with such Parent Registered IP have been paid and all necessary documents and articles in connection with such Parent Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered IP (and Parent-Licensed IP Rights in which Parent has a contractual right or obligation to pay registration, maintenance and renewal fees). Except as set forth on Section 7.11(f)(ii) of the Parent Disclosure Schedule, to the Knowledge of Parent, there are no actions that must be taken Parent within one hundred eighty (180) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purpose of maintaining, perfecting or preserving or renewing any such Parent Registered IP.

(g) Except as set forth on Section 7.11(g) of the Parent Disclosure Schedule, Parent has not agreed to indemnify any entity or Person for any infringement of any Intellectual Property of any third party in connection with the providing, selling, licensing, marketing, or distributing any Parent Offering.

(h) In each case in which Parent intended to acquire ownership of Parent IP Rights from any third party (other than Parent Employees), Parent obtained a valid and enforceable assignment of all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to Parent and, to the extent necessary under applicable Legal Requirements, Parent has recorded each such assignment with the relevant Governmental Bodies in a timely manner.

(i) To the Knowledge of Parent, the Business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology, the development, commercialization or export of which is restricted under applicable Legal Requirements.

(j) All source code for the Software created by Parent Employees involved in the Business (“Parent Developed Software”) is sufficiently documented in the source code to enable a Software developer reasonably skilled in such environment to understand, modify, compile and otherwise utilize all aspects of the related Software without reference to other sources of information. To the Knowledge of Parent, no portion of the Parent Developed Software and no other Software constituting Parent IP Rights (“Parent Software”), contains any disabling mechanism or protection feature designed to prevent its use, computer virus, worm, Software lock, drop dead device, trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any of any computer system.

7.12 Parent Material Contracts.

(a) Section 7.12(a) of the Parent Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 7.12(a), all of the following Contracts to which the Parent is a party or by which Parent or Parent’s assets or properties are bound (collectively, the “Parent Material Contracts”), other than those filed as Exhibits to the Current Parent SEC Documents:

(i) Contracts with any current or former officer, director, equity holder, or Affiliate of Parent;

(ii) Contracts with any labor union or association representing any Parent Employee;

(iii) Contracts for the sale of any of the assets of Parent other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts containing (i) covenants of Parent not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or (ii) covenants of any other Person not to compete with Parent in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts granting any exclusive rights of any type or scope to any Person;

(vii) Contracts relating to the acquisition (by merger, purchase of equity or assets, or otherwise) by Parent of any operating business or material assets or the Capital Stock of any other Person;

(viii) Contracts relating to the incurrence, assumption, or guarantee of any Indebtedness or imposing a Lien on any of the assets of Parent, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix) all Contracts providing for payments by or to Parent in excess of $20,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(x) Contracts providing for severance, retention, change in control, or other similar payments;

(xi) Contracts for the employment of any individual on a full-time, part-time, or consulting, or other basis;

(xii) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xiii) outstanding Contracts of guaranty, surety, or indemnification, direct or indirect, by Parent;

(xiv) Government Contracts (including an indication as to which of such Government Contracts involve direct sales to a Governmental Body); and

(xv) Contracts otherwise material to Parent.

(b) Each of the Parent Material Contracts is in full force and effect and is the legal, valid, and binding obligation of Parent and, to the Knowledge of Parent, of the other parties thereto, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the effect of (i) any applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. Parent is not in default in any material respect under any Parent Material Contract. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default thereunder and no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a material breach or material default by Parent, to the Knowledge of Parent, or any other party thereunder. No party to any of the Parent Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Parent Material Contract. Parent has delivered to the Company or filed with the Securities and Exchange Commission true, correct, and complete copies of all of the Parent Material Contracts, together with all amendments, modifications, or supplements thereto.

7.13 Litigation. Except as set forth in Section 7.13 of the Parent Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent (or to the Knowledge of Parent, pending or threatened against any of the officers, directors, or key Parent Employees with respect to their business activities on behalf of Parent), or to which Parent is otherwise a party, before any Governmental Body. To the Knowledge of Parent, there is no reasonable basis for any such Legal Proceeding. Parent is not subject to any Order. Except as disclosed in the Current Parent SEC Documents, Parent is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or to which Parent is otherwise a party relating to this Agreement or the Transactions.

7.14 No Violations.

(a) Parent is and has been at all times in compliance with all Legal Requirements applicable to it, except for violations of or conflicts with such Legal Requirements that would not result, or reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect. Neither Parent, nor any Person acting on its behalf has, directly or indirectly (i) made or received any unreported political contribution, (ii) made or received any payment that was not legal to make or receive, or (iii) created or used any “off book” bank or cash account or “slush fund.” Parent has complied with all applicable Legal Requirements relating to the exportation or importation of any products or services provided by Parent to its customers, except for violations of or conflicts with such Legal Requirements that would not result, or reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

(b) To the Knowledge of Parent, Parent and each of its officers, directors, Parent Employees, Former Parent Employees, and Agents have used only legitimate business and ethical practices in Parent’s business and in promoting Parent’s position on issues before any Governmental Body.

(c) To the Knowledge of Parent, neither Parent nor any of its officers, directors, Parent Employees, Former Parent Employees, or Agents has:

(i) given, offered, promised, or authorized any payment or provision of money or anything of value (including any loan, reward, advantage, or benefit of any kind), either directly or indirectly, to any Foreign Official or an officer or employee of any Governmental Body or any department, agency, or instrumentality (including any business or corporate entity owned or managed by a Governmental Body, such as a national oil or utility company), or any Person acting in an official capacity or performing public duties or functions as or on behalf of any such Governmental Body, any political party or official thereof, any candidate for public office, or any officer, employee, or agent of a public international organization, including the United Nations, the International Monetary Fund, or the World Bank (each, a “Government Official”) or relative of any Government Official, to influence any act, decision, or omission of any Government Official, to obtain or retain business, to direct business to the Company, or to gain any advantage or benefit for Parent (each, a “Prohibited Payment”); or

(ii) given, offered, promised, or authorized the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment.

(d) Parent and all of its officers, directors, Parent Employees, Former Parent Employees, and Agents have complied in all respects with all applicable Anti-Corruption Laws.

(e) Parent has established, implemented and, if and as appropriate, enforced policies and procedures to (i) require its Agents to abide by all applicable Anti-Corruption Laws and (ii) prohibit its Agents from making, receiving, authorizing, providing, or offering any Prohibited Payment or other money, improper gift or entertainment, loan, or other consideration. No officer, director, Parent Employee, Former Parent Employee or Agent of Parent, nor, to the knowledge of Parent, any relative of any of such individuals, is a Government Official of any country in which the business of the Company is presently conducted and no Governmental Official has any legal or beneficial interest in the Company. Parent has devised and maintained a system of internal accounting controls and oversight sufficient to ensure that (i) transactions have been executed and access to assets given only in accordance with Parent management’s general or specific authorization; (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and (iii) the recorded accountability for assets has been compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences. Parent has not entered into or obtained any contracts in violation of this Section 7.14.

(f) During the past five (5) years, Parent has not engaged in any commercial activities in or related to the following countries or their respective related offshore boundaries: (i) Cuba; (ii) Iran; (iii) Myanmar (a/k/a Burma); (iv) North Korea; (v) Sudan; or (vi) Syria; including providing services to entities located in such countries, selling or delivering products to such countries, or entering into any Contract or other obligation to provide services or products to such countries or to purchase goods or services from such countries.

(g) For purposes of this Section 7.14 only, “knowledge of” and other derivatives of “know” with respect to Parent mean: (i) in the case of an individual, such individual’s (A) actual knowledge of a particular fact, circumstance, result, or conduct, (B) awareness or firm belief that a particular fact, circumstance, result, or conduct is substantially certain to occur or has occurred, or (C) awareness of the high probability of the existence of a particular fact, circumstance, result, or conduct, unless the individual actually believes that the particular fact, circumstance, result, or conduct does not exist and (ii) in the case of a legal entity, such legal entity’s officers’, directors’, or senior managers’ (A) actual knowledge of a particular fact, circumstance, result, or conduct, (B) awareness or firm belief that a particular fact, circumstance, result, or conduct is substantially certain to occur or has occurred, or (C) awareness of the high probability of the existence of a particular fact, circumstance, result, or conduct, unless such officer(s), director(s) or senior manager(s) actually believe that the particular fact, circumstance, result, or conduct does not exist.

7.15 Financial Advisors. Except for Zacks & Company, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for Parent in connection with the Transactions and no Person is or shall be entitled to any fee or commission or like payment in respect thereof.

7.16 Related Party Transactions. Except as disclosed in the Current Parent SEC Documents, no Related Person (i) owes any amount to Parent; (ii) is involved in any business arrangement or other relationship with Parent (whether written or oral); (iii) owns any property or right, tangible or intangible, that is used by Parent; (iv) has any claim or cause of action against Parent; or (v) controls, owns any direct or indirect interest of any kind in, is a director, manager, officer, employee, or partner of, is a consultant to, is a lender to or borrower from, or has the right to participate in the profits of any Person that is a competitor, supplier, customer, landlord, tenant, creditor, or debtor of Parent. Except as disclosed in the Current Parent SEC Documents, Parent has not committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person.

7.17 Product and FDA Compliance.

(a) Except as set forth on Section 7.17 of the Parent Disclosure Schedule, to the Knowledge of Parent, the products of Parent (including all products in process and finished goods inventory) comply in all material respects with the Food and Drug Act and all applicable Device Laws.

(b) Without limiting the generality of Section 7.17(a) and except as set forth on Section 7.17 of the Parent Disclosure Schedule, to the Knowledge of Parent, Parent has since January 1, 2012 been, and the products and inventory of Parent have since January 1, 2012 been manufactured, distributed, developed, labeled, packaged, advertised, sold, leased or otherwise processed, in compliance in all material respects with the Food and Drug Act and the Device Laws, and (ii) no claim has been filed against Parent or, to the Knowledge of Parent, against any other Person that manufactures, distributes, develops, labels, packages, advertises, stores or otherwise processes any products on behalf of Parent, alleging a violation of any such Food and Drug Act and/or Device Laws which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2012, and except as set forth on Section 7.17 of the Parent Disclosure Schedule, no product distributed or sold by Parent has been recalled, withdrawn or subject to any Corrections or Removals, and there are no pending or, to the Knowledge of the Company, any threatened Corrections or Removals for the products of the Company, other than product returns in the Ordinary Course of Business.

7.18 Full Disclosure. No representation or warranty of Parent or Merger Sub contained in this Agreement or in any of the Transaction Documents to which Parent or Merger Sub is a party and no written statement made by or on behalf of Parent or Merger Sub to the Company, the Shareholders or any of their respective Affiliates in accordance with this Agreement or any of the Transaction Documents to which Parent or Merger Sub is a party contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The information relating to Parent to be contained in the Joint Disclosure Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

Article VIII
COVENANTS

8.1 Access to Information.

(a) From the date of this Agreement until the Effective Time, Parent and the Company shall, and Parent shall cause each of its Subsidiaries to:

(i) afford throughout the period before the Closing to the other Party and its respective accountants, counsel, financial advisors, and other representatives, and to prospective lenders, placement agents, and other financing sources and each of their respective representatives, reasonable access to the offices, properties, books, records, contracts, and financial information (including working papers and data in the possession of such Party’s respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to such Party’s system of internal control) of the Party and its Subsidiaries, if any (including Tax Returns, internal Tax work papers, documents relating to rulings or other determinations by Governmental Bodies, records concerning the ownership and Tax basis of property, and work papers of such Party’s independent auditors), in each case as reasonably requested by Parent or the Company, as applicable;

(ii) furnish to the other Party such information relating to such entity or any of its Subsidiaries as may be reasonably requested by Parent or the Company, as applicable;

(iii) instruct such Party’s employees, counsel, accountants and other advisors to reasonably cooperate with Parent or the Company, as applicable, in its investigation of such Party and any of its Subsidiaries; and

(iv) arrange meetings with such Party and its respective Representatives as may be reasonably requested; provided, that such access shall not affect the representations, warranties, conditions, covenants and agreements provided by such Party under this Agreement; provided, further, that any such access or furnishing of information shall be conducted at the requesting Party’s expense during normal business hours and in such manner as to not unreasonably interfere with the business operations of the other Party and its Subsidiaries.

(b) Each Party shall have the right to meet with the other Party’s employees to determine the impact of the Transactions on employee relations and other relevant matters, and each Party agrees to make such employees available for such meetings on Business Days during normal business hours. Notwithstanding anything to the contrary in this Section 8.1, no Party will be required to provide access to or to disclose information that would be reasonably expected to result in losing the attorney-client or work product privilege of such Party or any of its Subsidiaries or contravene applicable Legal Requirements, any fiduciary duty or any binding agreement existing as of the date hereof (it being understood that each Party shall use commercially reasonable efforts to permit the sharing of any information so withheld by reason of attorney-client or work product privilege, applicable Legal Requirements, fiduciary duty or binding agreements in a manner consistent with the obligations of such Legal Requirements, duty or agreement or the preservation of such privilege). All nonpublic information provided to, or obtained by, each Party in connection with the Transactions shall be “Confidential Information” for purposes of the Confidentiality Agreement, the terms of which shall continue in force until the Closing; provided, however, that Parent and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated by this Agreement. No information provided to or obtained by a Party in accordance with this Section 8.1 or otherwise shall limit or otherwise affect the remedies available under this Agreement to such Party (including such Party’s right to seek indemnification in accordance with Article XIII), the representations or warranties of such Party, or the conditions to the obligations of the Parties.

8.2 Conduct of the Company Pending the Closing.

(a) Except as listed in Section 8.2 of the Company Disclosure Schedule, as otherwise expressly provided by this Agreement, or with the prior written consent of Parent, between the date of this Agreement and the Effective Time, the Company shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (A) preserve the Business, organization (including officers and Company Employees) and goodwill of the Business and (B) preserve the present relationships with its material Customers, material suppliers, material service providers, lenders and others having material business relationships with it;

(iii) maintain (A) all of its owned and leased assets and properties and those assets and properties used in the Business, in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of its assets and properties in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain its books, accounts and records in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all of its material contractual and other material obligations;

(v) comply in all material respects with all applicable Legal Requirements; and

(vi) recommend the Merger and approval and adoption of this Agreement and each of the Transactions by its Shareholders, and exercise its reasonable best efforts to obtain such approval and adoption by its Shareholders.

(b) Without limiting the generality of the foregoing, except as listed in Section 8.2 of the Company Disclosure Schedule, as otherwise expressly provided in this Agreement, or with the prior written consent of Parent, between the date of this Agreement and the Effective Time, the Company shall not directly or indirectly (whether by merger, consolidation or otherwise):

(i) (A) increase the salary or other compensation of any manager, director, officer, or Company Employee except for normal year-end increases in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit, or other direct or indirect compensation to any Company Employee, officer, manager, director, or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, or arrangement made to, for, or with any of its managers, directors, officers, Company Employees, agents, or representatives or otherwise modify, amend, or terminate any such plan or arrangement, or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition, or similar agreement or arrangement with any of its managers, directors, or officers (or amend any such agreement to which it is a party);

(ii) except in the Ordinary Course of Business, (A) issue, create, incur, assume, guarantee, endorse, or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness, (B) pay, repay, discharge, purchase, repurchase, or satisfy any Indebtedness issued or guaranteed by it, (C) modify the terms of any Indebtedness or other Liability, or (D) make any loans to, advances of capital contributions to, or investments in, any other Person (other than routine travel and business expense advances made to directors or employees);

(iii) in each case to the extent it could bind or adversely affect Parent or Merger Sub post-Closing, (A) make, change, or revoke any Tax election, settle or compromise any Tax claim or Liability, enter into a settlement or compromise of any Tax claim or liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return is prepared in a manner consistent with past practice and it has provided Parent a copy thereof (together with supporting papers) at least three (3) Business Days before the due date thereof for Parent to review and approve (such approval not to be unreasonably withheld or delayed);

(iv) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow, or suffer to be encumbered, any of the material assets (whether tangible or intangible) of, or used by, it;

(v) acquire any material properties or assets or sell, assign, license, transfer, convey, lease, or otherwise dispose of any of its material assets, other than for fair consideration in the Ordinary Course of Business;

(vi) enter into or agree to enter into any merger or consolidation with any corporation or other entity;

(vii) engage in any new business or invest in, make a loan or advance (except as permitted by Section 8.2(b)(ii) above), or capital contribution to, or otherwise acquire the securities of any other Person;

(viii) declare, set aside, make, or pay any dividend or other distribution in respect of the Capital Stock of or other securities of, or other ownership interests in, it or repurchase, redeem, or otherwise acquire any outstanding equity interests or other securities of, or ownership interests in it;

(ix) cancel or compromise any material debt or claim or waive or release any material right except in the Ordinary Course of Business;

(x) introduce any material change with respect to its operation (including any material change in the types, nature, composition, or quality of products or services) or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance, or return policies or grant any pricing, discount, allowance, or return terms for any customer or supplier not in accordance with such policies;

(xi) enter into any Contract, understanding, or commitment that restrains, restricts, limits, or impedes its ability, or the ability of Parent, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(xii) terminate, amend, restate, supplement, abandon, or waive any material rights under any (A) Material Contract, Real Property Lease, material Personal Property Lease, or material lease or license of Intellectual Property, other than in the Ordinary Course of Business or (B) Permit;

(xiii) change or modify its credit, collection, or payment policies, procedures, or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities;

(xiv) take any action that would adversely affect the ability of the Parties to consummate the Transactions;

(xv) enter into any commitment for capital expenditures or any Liabilities in respect thereof, other than any unbudgeted capital expenditures that do not exceed $10,000 individually or $25,000 in the aggregate;

(xvi) amend its governing documents;

(xvii) enter into any transaction or enter into, modify, or renew any Contract that by reason of its size, nature, or otherwise is not in the Ordinary Course of Business; or

(xviii) agree to do anything (A) prohibited by this Section 8.2, (B) that would make any of the representations and warranties of the Company or the Shareholders in this Agreement or any of the Transaction Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied, or (C) that would be reasonably expected to have a Company Material Adverse Effect.

8.3 Conduct of Parent Pending the Closing.

(a) Except as listed in Section 8.3 of the Parent Disclosure Schedule, as otherwise expressly provided by this Agreement or with the prior written consent of the Company, between the date of this Agreement and the Effective Time, Parent shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (A) preserve Parent’s Business, organization (including officers and employees of Parent) and goodwill of Parent’s Business and (B) preserve the present relationships with its material customers, material suppliers, material service providers, lenders and others having material business relationships with it;

(iii) maintain (A) all of its owned and leased assets and properties and those assets and properties used in Parent’s Business, in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of its assets and properties in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain its books, accounts and records in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all of its material contractual and other material obligations; and

(v) comply in all material respects with all applicable Legal Requirements.

(b) Except as listed in Section 8.3 of the Parent Disclosure Schedule, as otherwise expressly provided by this Agreement or with the prior written consent of the Company, between the date of this Agreement and the Effective Time, Parent shall not, directly or indirectly (whether by merger, consolidation or otherwise):

(i) acquire any material properties or assets or sell, assign, license, transfer, convey, lease, or otherwise dispose of any of its material assets, other than for fair consideration in the Ordinary Course of Business;

(ii) enter into or agree to enter into any merger or consolidation with any corporation or other entity;

(iii) engage in any new business or invest in, make a loan or advance other than routine travel and business expense advances made to directors or employees, or capital contribution to, or otherwise acquire the securities of any other Person;

(iv) declare, set aside, make, or pay any dividend or other distribution in respect of the Parent Capital Stock of or other securities of, or other ownership interests in, it or repurchase, redeem, or otherwise acquire any outstanding equity interests or other securities of, or ownership interests in it;

(v) cancel or compromise any material debt or claim or waive or release any material right except in the Ordinary Course of Business;

(vi) introduce any material change with respect to its operation (including any material change in the types, nature, composition, or quality of products or services) or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance, or return policies or grant any pricing, discount, allowance, or return terms for any customer or supplier not in accordance with such policies;

(vii) terminate, amend, restate, supplement, abandon, or waive any material rights under any (A) material Contract, real property lease, material personal property lease, or material lease or license of Intellectual Property, other than in the Ordinary Course of Business or (B) Permit;

(viii) change or modify its credit, collection, or payment policies, procedures, or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities;

(ix) take any action that would adversely affect the ability of the Parties to consummate the Transactions;

(x) amend its governing documents;

(xi) enter into any transaction or enter into, modify, or renew any Contract that by reason of its size, nature, or otherwise is not in the Ordinary Course of Business;

(xii) issue any Parent Capital Stock or other equity interest, or any options, warrants or other rights of any kind to purchase any Parent Capital Stock or other equity interest, in Parent that would result in a material dilution of the right of any holder of Company Common Stock to receive the fully diluted interest in Parent that would otherwise be represented by the Merger Consideration to be received by such holder; or

(xiii) agree to do anything (A) prohibited by this Section 8.3, (B) that would make any of the representations and warranties of Parent and Merger Sub in this Agreement or any of the Transaction Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied, or (C) that would be reasonably expected to have a Parent Material Adverse Effect.

(c) Notwithstanding the foregoing, prior to Closing Parent may obtain a financing or series of financings in an amount up to an aggregate of $2,000,000 to fund the working capital of Parent and/or consummate the Transactions (the “Financings”). Parent will provide prompt notice to the Company of any such Financings, including a description of the terms thereof and a copy of all documentation with respect thereto. In the event that Parent obtains the Financings prior to the Closing, the Parties agree that the Financings will not constitute a material dilution of the right of any holder of Company Common Stock to receive the fully diluted interest in Parent that would otherwise be represented by the Merger Consideration to be received by such holder. Upon request of Parent, the Company shall provide reasonable cooperation and assistance to Purchaser in connection with the arrangement of such Financings; provided, that such requested cooperation and assistance does not unreasonably interfere with the operations of the Company’s Business. Furthermore, notwithstanding the foregoing, Parent may take such actions, including, without limitation, actions by Parent’s board of directors and stockholders, as may be necessary or appropriate to increase the number of authorized shares of Capital Stock of Parent.

8.4 Auditor. The Company has selected an independent accounting firm of recognized standing that is registered with the Public Company Accounting Oversight Board (an “Auditor”) to conduct a financial audit of the Company prior to the Closing in accordance with GAAP. The Company shall grant Parent and its authorized accounting and legal Representatives reasonable access to such work papers or other documents and information as the Representatives of Parent may reasonably request in connection with such audit. All fees, costs and expenses owed to the Auditor in connection with such engagement shall be an account payable of the Company; provided, however, Parent shall be liable for and shall pay any unpaid portion of such fees, costs and expenses following the Closing or in the event that this Agreement is terminated by the Company in accordance with Sections 12.1(d) or 12.1(f).

8.5 Resignations. The Company shall deliver or cause to be delivered to Parent on or prior to the Closing Date the written resignations of all of the officers and directors of the Company in form and substance reasonably satisfactory to Parent.

8.6 Third Party Consents. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all Consents, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the Transactions, including the Consents and notices listed on Schedule 8.6 (collectively, the “Third Party Consents”). Except as expressly contemplated herein, the Company shall not directly or indirectly take any action that could reasonably be expected to materially delay or prevent any Consents or notices from being obtained or provided. The Company shall obtain the approval of Parent (which will not be unreasonably withheld, delayed or conditioned) as to the form and substance of each such Consent and notice prior to such being submitted to the applicable third party. The Company and Parent agree that the terms and provisions of any Third Party Consent Agreement shall have no effect on, and shall not constitute any amendment or modification of, the terms and provisions of this Agreement in any manner, including, (a) the allocation of responsibility between the Shareholders and Parent for Liabilities and obligations of the Company and/or the Business before and after Closing and (b) the indemnification obligations of the parties as provided in this Agreement. All such Consents shall be delivered to Parent promptly after receipt thereof, and copies of such notices shall be delivered to Parent promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

8.7 Governmental Consents and Approvals. Each of the Company and Parent shall use its commercially reasonable efforts to obtain, at the earliest practical date, all Consents, Orders, Permits, authorizations, and declarations from, make all filings with, and provide all notices to all Governmental Bodies that are required to consummate, or in connection with, the Transactions, including the Consents, Orders, Permits, authorizations, declarations, filings, and notices listed on Schedule 8.7 (collectively, the “Governmental Body Consents”). The Parties hereto each shall cooperate with one another and use all commercially reasonable efforts to prepare all necessary documentation to effect as promptly as practicable all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Bodies necessary to consummate the Merger and the Transactions, which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent. Each Party shall keep the other Parties apprised of the status of any inquiries made of or comments made to such party or by the Governmental Body or members of their respective staffs and promptly supply any additional information which reasonably may be required or requested by such Persons with respect to this Agreement or the Merger and other transactions contemplated hereby; provided, however, that, notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require Parent or the Company or any of their respective Affiliates to implement any Divesture or agree to any other condition or consent decree or enter into any Contract. For purposes of this Agreement, a “Divestiture” of any asset or business means: (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or business (including transfer of such asset or business to a trust); or (ii) the termination or amendment of any existing or contemplated governance structure or contemplated contractual or governance rights, as determined by the applicable Governmental Body.

8.8 Company Shareholder Approval Matters.

(a) Board Recommendation. The Board of Directors of the Company unanimously recommended that the Company’s shareholders consent in favor of adoption of this Agreement. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, such board recommendation. For purposes of this Agreement, such board recommendation shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

(b) Written Consent. Immediately following the execution and delivery of this Agreement by the Parties hereto, the Company shall cause each Shareholder to execute and deliver to the Company a written consent approving the Merger and adopting this Agreement, which shall include each Shareholder’s agreement not to revoke or withdraw such Shareholders’ written consent and not to take any other action that is inconsistent with such written consent or that may have the effect of delaying or interfering with the Transactions, and a waiver by such Shareholder of such Shareholder’s appraisal or dissenters’ rights in connection with the Merger.

8.9 Merger Sub Shareholder Approval Matters. Immediately following the execution and delivery of this Agreement, Parent, as the sole shareholder of Merger Sub, shall execute a written consent approving the Merger and adopting this Agreement.

8.10 Joint Disclosure Statement. Immediately following the execution and delivery of this Agreement by the Parties hereto, the Company and Parent shall jointly prepare, and the Company shall cause to be delivered to the Securityholders, a joint disclosure statement, which shall comply with applicable Law, including, without limitation, the provisions of the TBOC and the Securities Act and the rules and regulations thereunder, and shall include a summary of this Agreement, the Transactions and such other matters as are appropriate for such a disclosure document (the “Joint Disclosure Statement”). The Company and Parent shall, upon request, furnish each other with all information concerning themselves, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Disclosure Statement.

8.11 Further Assurances. Subject to, and not in limitation of, Section 8.6, each of the Company and Parent shall use its commercially reasonable efforts (except as otherwise provided in this Agreement) to (a) take, or cause to be taken, all actions necessary or desirable to consummate the Transactions and (b) fulfill or obtain the fulfillment of, at the earliest practicable date, the conditions precedent to the consummation of the Transactions, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions.

8.12 No Shop. Neither the Company nor the Shareholders shall, and shall not permit any of their Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose, or enter into, either as the proposed surviving, merged, acquiring, or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase, or disposition of any material amount of the assets of the Company or any Capital Stock or other ownership interests of, or membership interests in, the Company other than the Transactions (an “Acquisition Transaction”); (ii) facilitate, encourage, solicit, or initiate discussions, negotiations, or submissions of proposals or offers in respect of an Acquisition Transaction; (iii) furnish or cause to be furnished to any Person any information concerning the Company, its operations, properties, or assets in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, assist or participate in, facilitate, or encourage any effort or attempt by any other Person to do or seek any of the foregoing. The Company and the Company Shareholders shall (and shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted before the date of this Agreement with respect to any Acquisition Transaction. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement concerning an Acquisition Transaction to which the Company is a party. The Company shall notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company or any of its Representatives of any inquiry, indication of interest, proposal, offer or request from any Person other than Parent regarding an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books, or records of the Company by any Person concerning an Acquisition Transaction other than Parent. Such notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.

8.13 Publicity.

(a) Prior to the Closing, neither Parent nor the Company shall, and Parent and the Company shall cause each of its Representatives not to, issue any press release, public statement, announcement or communication to any Person (other than its attorneys, accountants, financial advisors and other Representatives, but including any Related Person, Customer or supplier), concerning the Transaction Documents or the Transactions without obtaining the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Legal Requirements; provided, that to the extent required by applicable Legal Requirements, the Parties shall use commercially reasonable efforts consistent with such applicable Legal Requirements to consult with each other with respect to the timing and content thereof. Prior to the Closing, each of Parent and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public (other than to their respective attorneys, accountants, financial advisors and other Representatives), except where such disclosure, availability, or filing is required by any applicable Legal Requirement and only to the extent required by such Legal Requirement.

(b) Following the Closing, the Company agrees that (i) Parent shall direct and control the process by which one or more press releases and all publicity regarding the Transaction Documents and the Transactions are issued and made public and (ii) the Company shall not, and shall cause each of its Representatives not to, issue any press release, public statement, or other public announcement concerning the Transaction Documents or the Transactions without obtaining the prior written consent of Parent, except as otherwise provided by Section 8.13(c).

(c) Parent agrees to issue the initial press release regarding the Transaction Documents and the Transactions within five (5) days following the Closing Date and to re-issue such press release at such later date and time as it deems appropriate. The Company and Parent agree to schedule and hold a press conference or other media event within ten (10) days following the Closing Date with the financial media regarding the Transaction Documents and the Transactions; provided, however, that such media event shall not conflict with or result in any violation of any applicable Legal Requirement, fiduciary duty or binding agreement.

8.14 Notification of Certain Matters. The Company shall give notice to Parent and Parent shall give notice to the Company, as promptly as reasonably practicable, upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence, or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by them to be untrue or inaccurate in any respect at any time after the date of this Agreement and before the Effective Time, (b) any material failure on its part to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by them under this Agreement, or (c) the institution of or the threat of institution of any Legal Proceeding related to this Agreement or the Transactions; provided, however, that the delivery of any notice in accordance with this Section 8.14 shall not limit or otherwise affect the remedies available under this Agreement to such Party (including the right to seek indemnification in accordance with Article XIII), the representations or warranties of the Parties, or the conditions to the obligations of the Parties.

8.15 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Parent shall, and shall cause the Surviving Corporation to, continue in effect, and take all other reasonable actions necessary to maintain and provide “directors and officers” insurance under the Company’s existing policy (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms that are not less favorable and such policy shall be from Parent’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the Closing Date or an insurance carrier with at least a “A VII” rating with respect to directors’ and officers’ liability insurance) with coverage levels at least as great as those in effect immediately prior to the Closing and covering those Persons who were directors and officers of the Company immediately prior to the Closing; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount equal to the current annual premium paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations under this Section 8.15(a) shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 8.15(a) applies without the consent (which shall not be unreasonably withheld, conditioned or delayed) of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 8.15(a) applies and their respective heirs, successors and assigns shall be express third party beneficiaries of this Section 8.15(a)).

(b) For a period of four (4) years after the Closing, Parent shall not, and shall not permit the Surviving Corporation to, amend, repeal or otherwise modify any provision in the Surviving Corporation’s certificate or articles of incorporation or formation or bylaws (or equivalent governing documents), or any Contract, relating to the exculpation or indemnification of any officers or directors (unless to provide for greater exculpation or indemnification or unless required by applicable Legal Requirements), it being the intent of the parties hereto that the current and former officers and directors of the Company shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of applicable Legal Requirements. Parent agrees and acknowledges that this Section 8.15 shall be binding on Parent’s successors and assigns.

(c) If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 8.15.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who were officers or directors of the Company at or prior to the Effective Time or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 8.15 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The provisions of this Section 8.15 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by Contract or otherwise.

8.16 Stock Exchange Listing(a) . Following the Effective Time, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued as part of the Merger Consideration to be listed on NASDAQ Stock Market, NYSE Amex, or New York Stock Exchange, subject to official notice of issuance. Notwithstanding the foregoing, the parties acknowledge that such listing depends, in part, on the price of Parent Common Stock and other variables not within the control of Parent and that such listing may not occur.

8.17 Bank Accounts(a) . Within three (3) Business Days after the Closing Date, the signatories to the Company’s bank accounts, acting alone or in concert with the Chief Executive Officer of Parent, shall acknowledge and deliver promptly to the Company such written instruments (including banking resolutions, signature cards and assignments, if applicable) and do such other acts, including but not limited to, visiting the Company’s commercial bank(s), including Comerica Bank, jointly or otherwise, to effect a change to the banking resolutions and signatories on the Company’s bank accounts, which banking resolutions and signatories shall be determined in Parent’s sole discretion.

Article IX
EMPLOYEES; EMPLOYEE BENEFITS

9.1 Employment. The Company shall cooperate with regard to the recruitment and hiring of Company Employees by Parent or continuing employment with the Surviving Corporation. The Company shall present offers of continued employment to such Company Employees designated by Parent. Such offers shall be in a form acceptable to Parent and shall be presented in a manner and at times acceptable to Parent. Except as expressly agreed to in writing by Merger Sub or Parent, no specific terms and conditions of employment, including terms and conditions pertaining to length of employment, are guaranteed. The Company shall use commercially reasonable efforts to assist Parent with its recruitment efforts.

9.2 Employee Communications. The Company shall cooperate with Parent to develop appropriate communications to Company Employees regarding the Transactions and a transition plan in contemplation of Closing, including delivering other notices to Company Employees as reasonably requested by Parent.

9.3 Company Benefit Plans.

(a) Parent covenants and agrees to cause the Surviving Corporation and any of its Subsidiaries, for a period of one year following the Closing Date (the “Benefits Continuation Period”), to pay or cause to be paid to each Company Employee who continues as an employee of the Surviving Corporation during the Benefits Continuation Period (the “Continuing Employees”) base salary, hourly wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans, programs and arrangements which are no less favorable in the aggregate to those provided prior to the Closing Date under the Employee Benefit Plans.

(b) Except as would result in a duplication of benefits, for the purposes of eligibility, vesting and entitlement to benefits (other than benefit accruals under defined benefit pension plans), including the determination of the level of vacation, paid time off, and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Company and any predecessor or other entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. The Parent Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions and Continuing Employees will be given credit for medical expense incurred under the Employee Benefit Plans for purposes of satisfying any deductible or out-of-pocket limits under the Parent Plans. Parent shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation § 54.4980B-9. Subject to the provisions of this Section 9.3, Parent reserves the right, in its sole discretion, to terminate or amend any Parent Plan or to change or end contributions to any Parent Plan at any time, with or without notice.

(c) At or prior to the Effective Time, if requested by Parent in writing, the Company shall cause the Employee Benefit Plans to be amended to the extent necessary to provide that no employees of Parent and its subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.

(d) The Parties hereto acknowledge and agree that all provisions contained in this Section 9.3 with respect to employees of the Company are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Employee Benefit Plan or Parent Plan, or (ii) to continued employment with the Company, Parent or the Surviving Corporation. After the Effective Time, nothing contained in this Section 9.3 shall interfere with Parent’s right to amend, modify or terminate any Employee Benefit Plan (subject to the provisions of Sections 9.3(a) and 9.3(b) above) or to terminate the employment of any employee of the Company for any reason.

Article X
TAX MATTERS

The following provisions will govern the allocation of responsibility as between Parent and the Securityholders for certain Tax matters:

10.1 Tax Indemnification.

(a) The Shareholders shall severally and not jointly, in accordance with their respective Per Share Portion of the Merger Consideration, indemnify the Company, Parent and its Affiliates and hold them harmless from and against Losses resulting from or attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) all Taxes of any member of an affiliated group, as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law), of which the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 (or any analogous or similar Legal Requirement); or (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction, occurring before the Closing; provided, however, that in the case of clause (i), the Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Estimated Closing Date Balance Sheet (rather than in any notes thereto) and taken into account in determining any adjustment relating to Net Working Capital. The indemnification under this Section 10.1 shall not be subject to the indemnification deductible set forth in Article XIII. The Shareholders shall pay Parent for any Taxes that are the responsibility of the Shareholders pursuant to this Section 10.1 at least five (5) days prior to payment of such amounts by Parent or its Affiliates, or the Company.

(b) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.2 Tax Periods Ending on or Before the Closing Date. Parent shall prepare and file, or cause to be prepared and filed, or cause to be filed, any Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date. Parent shall permit the Securityholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Shareholders shall pay, reimburse and indemnify Parent and its Affiliates and the Company for the Taxes on such Tax Returns in accordance with Section 10.1(a). If a refund with respect to Taxes is due and paid to the Company in connection with any such Tax Return, such refund, net of reasonable out-of-pocket expenses incurred to obtain such refund, shall be paid by Parent to the Shareholders. Parent will cause the Surviving Corporation to pay to the Shareholders their respective portion of such refund within fifteen (15) days after any such refund is received by Parent, the Surviving Corporation or any of their respective Affiliates from the applicable Governmental Body. Notwithstanding the foregoing, the Shareholders shall not be entitled to any Tax refund resulting from the carryback of any net operating or other losses, where such losses relate to a taxable period beginning on or after the Closing Date.

10.3 Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare and file, or cause to be prepared and filed, or cause to be filed, any Tax Returns for the Company for Straddle Periods. Parent shall permit the Securityholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Securityholders shall pay, reimburse and indemnify Parent and its Affiliates and the Company for the Taxes on such Tax Returns in accordance with Section 10.1(a), which are related to the Pre-Closing Tax Period (determined in accordance with Section 10.1(b)). If a refund with respect to Taxes is due and paid to the Company in connection with any such Tax Return, the portion of such refund with respect to the Pre-Closing Tax Period (determined in accordance with Section 10.1(b)), net of reasonable out-of-pocket expenses incurred to obtain such refund, shall be paid by Parent to the Shareholders. Parent will cause the Surviving Corporation to pay to the Shareholders their respective portion of such refund within fifteen (15) days after any such refund is received by Parent, the Surviving Corporation or any of their respective Affiliates from the applicable Governmental Body. Notwithstanding the foregoing, the Shareholders shall not be entitled to any Tax refund resulting from the carryback of any net operating or other losses, where such losses relate to a taxable period beginning on or after the Closing Date.

10.4 Cooperation on Tax Matters. Parent and the Securityholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article X and any Legal Proceeding related thereto. Such cooperation shall include the retention of and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Securityholders agree that the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods. Parent and the Securityholders further agree that each shall, upon the other Party’s request, provide the other Party with all information that either Party may be required to report pursuant to Code § 6043(c).

10.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions shall be paid by the Securityholders when due, and the Securityholders shall, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Legal Requirements, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, Parent and its Affiliates and the Company shall not be bound thereby or have any Liability thereunder.

Article XI
CONDITIONS TO CLOSING

11.1 Conditions Precedent to Obligations of All Parties. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the other Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Third Party Consents. All Third Party Consents necessary to consummate the Transactions shall have been obtained and shall be in full force and effect;

(b) Governmental Body Consents. All Governmental Body Consents necessary to consummate the Transactions shall have been obtained and shall be in full force and effect;

(c) No Legal Prohibition. There shall not be in effect any Legal Requirement or Order by a Governmental Body of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of all or any part of this Agreement, or any other Transaction Document, or the consummation of all or part of the Merger or the other Transactions;

(d) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with the applicable provisions of the TBOC, and no such approval shall have been withdrawn, rescinded or otherwise revoked. All Shareholders of the Company shall have voted, and not withdrawn, amended or modified their votes, in favor of the Merger; and

(e) No Legal Proceedings. No Legal Proceedings shall have been commenced (and not stayed, settled or dismissed) or threatened, or claim or demand made against the Company, Parent, Merger Sub or any Shareholder seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of all or any part of the Transactions.

11.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Parent in writing, in whole or in part, to the extent permitted by applicable Legal Requirements):

(a) Representations and Warranties. Each of the representations and warranties of the Company and of the Shareholders in this Agreement that is not qualified by references to “material,” “Company Material Adverse Effect” or any other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case as of such earlier date), and each of the representations and warranties of the Company and of the Shareholders that is so qualified shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case as of such earlier date);

(b) Performance of Covenants. Each of the Company, the Securityholders’ Representative (in its capacity as a Representative and as a Shareholder) and the other Shareholders shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Company, the Securityholders’ Representative or the other Shareholders prior to or on the Closing Date;

(c) No Company Material Adverse Effect. Since March 31, 2014, no Company Material Adverse Effect shall have occurred, and no result, occurrence, fact, change, event, claim, circumstance, matter or effect shall have occurred or arisen that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, claims, circumstances, matters or effects, has had, or could reasonably be expected to result in, a Company Material Adverse Effect;

(d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company or the Securityholders’ Representative pursuant to Section 4.2(c) shall have been delivered. The Company and Securityholders’ Representative shall have delivered, or caused to be delivered, to Parent such other documents as Parent may reasonably request.

11.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment, before or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Legal Requirements):

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement that is not qualified by references to “material,” “Parent Material Adverse Effect” or any other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case as of such earlier date), and each of the representations and warranties of Parent and Merger Sub that is so qualified shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case as of such earlier date);

(b) Performance of Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Parent or Merger Sub prior to or on the Closing Date;

(c) No Parent Material Adverse Effect. Since March 31, 2014, no Parent Material Adverse Effect shall have occurred, and no result, occurrence, fact, change, event, claim, circumstance, matter or effect shall have occurred or arisen that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, claims, circumstances, matters or effects, has had, or could reasonably be expected to result in, a Parent Material Adverse Effect;

(d) Parent Financing. Parent shall have consummated one or more Financings resulting in Parent’s access to funding in an aggregate amount of at least $1,500,000, the terms of which shall be reasonably acceptable to the Company; and

(e) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by Parent or Merger Sub pursuant to Section 4.2(b) shall have been delivered. Parent and Merger Sub shall have delivered, or caused to be delivered, to the Company such other documents as the Company may reasonably request.

Article XII
TERMINATION

12.1 Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time before the Effective Time (whether before or after the adoption of this Agreement by the Company’s Shareholders) as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent on or after November 19, 2014 (the “Termination Date”) if the Closing has not occurred by 5:00 p.m., Dallas, Texas time, on the Termination Date, provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose breach of any representation or warranty or whose failure to perform or observe any covenant or agreement contained in this Agreement has been the primary cause or primarily resulted in the failure of the Closing of the Transactions to occur on or before the Termination Date (for purposes hereof a breach by any Shareholder or the Securityholders’ Representative shall be deemed a breach by the Company);

(c) by either the Company or Parent, if:

(i) there shall be in effect a final, nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Merger and the other Transactions; provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to a Party if such Order was primarily due to (A) the failure of such Party to perform any of its covenants or agreements under this Agreement or (B) the untruth or inaccuracy of any representation or warranty of such Party under this Agreement (for purposes hereof a breach by any Shareholder or the Securityholders’ Representative shall be deemed a breach by the Company); or

(ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Transactions by any Governmental Body that makes consummation of the Merger illegal or otherwise prohibited;

(d) by the Company, if Parent shall have violated, breached or failed to perform any of its covenants or agreements under this Agreement, or if any representation or warranty of Parent under this Agreement shall either be or have become untrue or inaccurate, in either case such that any condition set forth in Section 11.3(a) or Section 11.3(b) would not be satisfied and is incapable of being cured or has not been cured by the earlier to occur of (i) 5:00 p.m., Dallas, Texas time, on the date immediately preceding the Termination Date, or (ii) 5:00 p.m., Dallas, Texas time, on the tenth (10th) day following receipt by Parent from the Company of notice of such breach, failure, untruth or inaccuracy; provided, however, that the foregoing cure period shall not be applicable (i) with respect to a violation or breach of any covenant or agreement required to be performed on the Closing Date, or (ii) if the Company is in material default of any of its covenants or agreements under this Agreement or if any representation or warranty of the Company under this Agreement shall either be or have become untrue or inaccurate, in either case such that any condition set forth in Section 11.2(a) or Section 11.2(b) would not be satisfied (for purposes hereof a breach by any Shareholder or the Securityholders’ Representative shall be deemed a breach by the Company);

(e) by Parent, if the Company shall have violated, breached or failed to perform any of its covenants or agreements under this Agreement, or if any representation or warranty of the Company under this Agreement shall either be or have become untrue or inaccurate, in either case such that any condition set forth in Section 11.2(a) or Section 11.2(b) would not be satisfied and is incapable of being cured or has not been cured by the earlier to occur of (i) 5:00 p.m., Dallas, Texas time, on the date immediately preceding the Termination Date, or (ii) 5:00 p.m., Dallas, Texas time, on the tenth (10th) day following receipt by the Company from Parent of notice of such breach, failure, untruth or inaccuracy; provided, however, that the foregoing cure period shall not be applicable (i) with respect to a violation or breach of any covenant or agreement required to be performed on the Closing Date, or (ii) if Parent is in material default of any of its covenants or agreements under this Agreement or if any representation or warranty of Parent under this Agreement shall either be or have become untrue or inaccurate, in either case such that any condition set forth in Section 11.3(a) or Section 11.3(b) would not be satisfied;

(f) by Company, if there shall have occurred any Parent Material Adverse Effect or any result, occurrence, fact, change, event, claim circumstance, matter or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, claims circumstances, matters or effects, would reasonably be expected to result in a Parent Material Adverse Effect;

(g) by Parent, if there shall have occurred any Company Material Adverse Effect or any result, occurrence, fact, change, event, claim circumstance, matter or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, claims circumstances, matters or effects, would reasonably be expected to result in a Company Material Adverse Effect;

(h) by Parent, if the Company Shareholder Approval has not been obtained (with evidence thereof delivered to Parent) by 11:59 p.m., Dallas, Texas time, on the fifth (5) Business Day following the distribution of the Joint Disclosure Statement; and

(i) by Parent, if, at any time after the Company Shareholder Approval has been obtained, holders of more than five percent (5%) of the outstanding shares of the Company’s Capital Stock (determined on an as-converted, as-exercised, Company Common Stock-equivalent basis) shall have exercised appraisal, dissenters’ or similar rights under any applicable Legal Requirement with respect to their shares by virtue of the Merger.

12.2 Procedure for Termination. In the event of termination by Parent or the Company in accordance with Section 12.1, the terminating Party shall promptly give written notice to the other party (Parent or the Company, as applicable) stating that such Party is terminating this Agreement and setting forth a description of the basis upon which such Party is terminating this Agreement, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by Parent or the Company.

12.3 Effect of Termination. If this Agreement is terminated in accordance with this Article XII, all further obligations of the Parties under this Agreement shall terminate effective as of the date of such termination and become void and of no further force or effect, and none of the Parties shall have any Liability of any nature whatsoever hereunder, or in connection with the Transactions; provided, however, that (a) if this Agreement is terminated by Parent in accordance with Section 12.1(e) due to a violation, breach or failure to perform by the Company of any of its covenants or agreements under Section 8.12, in addition to any other Liabilities accruing under this Agreement, the Company shall be liable and shall pay to Parent within five (5) Business Days after such termination an amount equal to all out-of-pocket expenses (of the type that would constitute Company Transaction Expenses if incurred by the Company) incurred by Parent in connection with the Transactions; (b) nothing in this Section 12.3 shall relieve a Party of any Liability for a breach of this Agreement before the effective date of such termination or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any such breach; (b) the obligations of the Parties set forth in Sections 8.13 and 12.3 and Article XIV shall survive any such termination and shall remain in full force and effect; and (c) the applicable defined terms used in this Agreement shall survive any such termination and remain in full force and effect.

Article XIII
INDEMNIFICATION

13.1 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Parties contained in this Agreement, the Company Disclosure Schedule, the other Transaction Documents, and the certificates and instruments delivered in connection herewith or therewith shall survive the Closing and continue until the applicable Expiration Date, at which time, subject to the exceptions provided in this Section 13.1, such representation or warranty shall expire and any claim for a breach of such representation or warranty made after the applicable Expiration Date shall be time barred. All covenants and agreements contained in this Agreement or any of the other Transaction Documents shall survive the Closing and continue until the applicable Expiration Date. Despite anything to the contrary in this Section 13.1 or in any other provision of this Agreement, the indemnification obligations in this Article XIII shall not terminate with respect to any indemnification claim made in accordance with this Article XIII by a Parent Indemnified Party or a Securityholder Indemnified Party, as the case may, before the applicable Expiration Date until such claim is fully and finally resolved.

13.2 Indemnification.

(a) Indemnification of Parent Indemnified Parties. From and after the Closing and subject to the applicable limitations contained in this Article XIII, the Shareholders, acting through the Securityholders’ Representative, shall indemnify and hold Parent, Merger Sub and each of their respective Affiliates (including the Surviving Corporation and its subsidiaries) and their respective Representatives, successors, and permitted assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all Losses arising out of, based upon, attributable to, or resulting from:

(i) any breach or inaccuracy of any representation or warranty, when made or deemed made, of the Company or any Shareholder contained in this Agreement, any Company Disclosure Schedule, in any other Transaction Document or in any certificate or instrument delivered in connection herewith or therewith;

(ii) any breach or default occurring on or prior to the Closing Date in performance of any covenant, agreement or other obligation on the part of the Company or any Shareholder contained in this Agreement or in any other Transaction Document;

(iii) any breach or default in performance of any covenant, agreement or other obligation on the part of the Securityholders’ Representative contained in this Agreement;

(iv) (A) any fees, costs and expenses of counsel included in the Company Transaction Expenses in excess of in the amount shown therefor in the Estimated Closing Statement and the schedules described in Section 3.14(a)(iii) above in the aggregate, (B) any fees, costs and expenses of accountants or auditors included in the Company Transaction Expenses in excess of the amount shown therefor in the Estimated Closing Statement and the schedules described in Section 3.14(a)(iii) above in the aggregate, (C) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses included in Company Transaction Expenses in excess of $321,000 plus four percent (4%) of the Promotion Shares otherwise payable to the Shareholders in accordance with the procedures set forth in Section 3.7 and Section 3.13, if any, in the aggregate, or (D) any Company Transaction Expenses in excess of the amount shown therefor in the Estimated Closing Statement and the schedules described in Section 3.14(a)(iii) above in the aggregate;

(v) any demand for dissenters’ rights; or

(vi) regardless of the disclosure of any matter set forth in the Company Disclosure Schedule, any Legal Proceeding asserted or held by any current, former or alleged Securityholder, in such Person’s capacity (or alleged capacity) as a securityholder of the Company, relating to this Agreement, any other Transaction Document or any of the Transactions, other than a Legal Proceeding by the Securityholders’ Representative to enforce the rights of Securityholders under this Article XIII.

(b) Indemnification of Securityholder Indemnified Parties. From and after the Closing and subject to the applicable limitations contained in this Article XIII, Parent shall indemnify and hold the Shareholders and their respective Representatives, successors, and permitted assigns (collectively, the “Shareholder Indemnified Parties”) harmless from and against, and pay to the applicable Securityholder Indemnified Parties the amount of, any and all Losses arising out of, based upon, attributable to, or resulting from:

(i) any breach or inaccuracy of any representation or warranty, when made or deemed made, of Parent or Merger Sub contained in this Agreement or in any other Transaction Document to which Parent or Merger Sub is a party or in any certificate or instrument delivered in connection herewith or therewith; or

(ii) any breach or default in performance of any covenant, agreement or other obligation on the part of Parent or Merger Sub contained in this Agreement or in any other Transaction Document to which Parent or Merger Sub is a party.

(c) For the sole purpose of calculating the amount of any Losses hereunder (and not for determining whether any inaccuracy or breach of any representation or warranty has occurred), the representations and warranties of the Parties shall not be deemed qualified by any references to materiality, Company Material Adverse Effect or Parent Material Adverse Effect.

13.3 Indemnification Procedures.

(a) Claim Procedure. If a Parent Indemnified Party or a Shareholder Indemnified Party entitled to indemnification pursuant to this Article XIII (the “Indemnified Party”) intends to make an indemnity claim under this Agreement, then the Indemnified Party shall deliver to the party or parties obligated to provide indemnification pursuant to this Article XIII (the “Indemnifying Party”) a written indemnity claim (i) stating that the Indemnified Party has paid or suffered, or expects to pay or suffer, Losses in an aggregate amount (which may be estimated or described) and, to the extent such information is available to the Indemnified Party, the individual items of Losses (which may be estimated or described) that are included in the aggregate amount and (ii) stating that the Indemnified Party is entitled to indemnity from the Indemnifying Party pursuant to this Agreement with respect to such Losses and specifying the indemnification provisions contained in this Agreement upon which the indemnity claim is being made. Notwithstanding the foregoing, an indemnity claim that is based on a Third Party Claim need only include a description (and a copy of all pleadings and correspondence to or from any third party related thereto, if available) of the Third Party Claim together with a statement that the Indemnified Party is entitled to indemnification with respect to such Third Party Claim and any other information that the Indemnified Party deems appropriate. Unless the Indemnified Party and Indemnifying Party agree in writing to another process at that time, the Indemnifying Party shall have thirty (30) days after receiving the Indemnified Party’s written indemnification claim notice to object in writing to such claim (other than a Third Party Claim), and failing to timely object and submit, shall promptly pay to the Indemnified Party an amount sufficient to fully indemnify the Indemnified Party from and against such Losses in accordance with this Article XIII. If the Shareholders are the Indemnifying Party, then the written indemnity claim shall be delivered to the Securityholders’ Representative which shall constitute effective delivery to the Shareholders, and, in all cases under this Section 13.3 (such that references to the Securityholders or to the Shareholders as an Indemnifying Party shall mean the Securityholders’ Representative in its capacity as the Representative of the Securityholders), the Securityholders’ Representative shall act for and on behalf of the Securityholders. In the case of indemnification claims against the Securityholders for which Parent Indemnified Parties intend to pursue recovery against the Escrow Shares, Parent shall also deliver a copy of the written indemnity claim to the Escrow Agent.

(b) Third Party Claims.

(i) The Indemnified Party shall give the Indemnifying Party reasonable notice of the assertion or commencement by any Person of any Third Party Claim against the Indemnified Party in accordance with Section 13.3(a); provided, however, that any failure on the part of the Indemnified Party to notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Agreement except to the extent that such failure actually and materially prejudices the defense of such Third Party Claim. In the event of the assertion or commencement by any Person of any Third Party Claim against an Indemnified Party with respect to which the Indemnifying Party is, or could be determined to be, obligated to indemnify and hold harmless the Indemnified Party pursuant to this Agreement, the Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (A) the Third Party Claim relates to or arises in connection with any criminal Legal Proceeding or any Legal Proceeding by a Governmental Body, (B) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (C) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the Available Escrow Shares, (D) the Indemnified Party reasonably believes (based on the advice of counsel) that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another and, as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim, (E) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim, (F) the Indemnifying Party has not acknowledged in writing that such Third Party Claim is subject to, and the Indemnified Party is entitled to, indemnification pursuant to this Article XIII, or (G) the Indemnifying Party fails to give written notice that it will assume the defense of such Third Party Claim within thirty (30) days after receiving the Indemnified Party’s written indemnification claim notice pursuant to Section 13.3(a).

(ii) If the Indemnifying Party assumes the defense of any Third Party Claim, (A) it shall not settle, adjust or compromise or permit a default or consent to entry of any judgment in respect of the Third Party Claim without the prior written consent of the Indemnified Party unless such settlement, adjustment, compromise or judgment (1) does not entail any admission of liability, criminal offense or a violation of any Legal Requirements on the part of any Indemnified Party, (2) includes an unconditional full and complete written release of each Parent Indemnified Party or Shareholder Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, and (3) involves solely monetary damages to be paid for by the Indemnifying Party and (B) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party.

(iii) If the Indemnifying Party does not or is not permitted to assume the defense of a Third Party Claim pursuant to this Section 13.3 and the Indemnified Party does assume the defense thereof, the Indemnified Party shall not settle, adjust or compromise or permit a default or consent to entry of any judgment in respect of any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement, adjustment, compromise or judgment is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. All reasonable attorneys’ fees and other costs and expenses relating to the defense by the Indemnified Party shall be included in Losses if the Indemnified Party is, or is determined to be, entitled to indemnification pursuant to this Agreement.

(iv) Each Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Without limiting the generality of the foregoing, if the Indemnified Party assumes the defense of a Third Party Claim in accordance with this Section 13.3, the Indemnifying Party shall make available to the Indemnified Party any documents and materials in its possession or control that may be necessary to the defense, negotiation or settlement of such Third Party Claim. Without limiting the generality of the foregoing, if the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 13.3, the Indemnified Party shall make available to the Indemnifying Party any documents and materials in its possession or control that may be necessary to the defense, negotiation or settlement of such Third Party Claim. Any consent to be given by the Parent Indemnified Parties under this Section 13.3 shall be given by Parent acting on behalf of the Parent Indemnified Parties and any consent to be given by the Shareholder Indemnified Parties under this Section 13.3 shall be given by the Securityholders’ Representative acting for and on behalf of the Shareholder Indemnified Parties.

(c) With respect to a Third Party Claim under this Section 13.3, after (i) any final decision, judgment, or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, (ii) a settlement shall have been consummated, or (iii) the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party in accordance with this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party in accordance with this Article XIII.

13.4 Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained in this Agreement (other than, and subject to, Section 13.8), the following provisions shall limit the liability of Parent, the Shareholders and the Surviving Corporation for purposes of this Article XIII:

(a) Recoupable Basket.

(i) The Parent Indemnified Parties shall not be entitled to recover Losses pursuant to Section 13.2(a)(i) for any breach or inaccuracy of any representation or warranty of the Company or the Shareholders unless and until the aggregate amount of Losses paid, incurred, sustained or accrued (or anticipated to be paid, incurred, sustained or accrued) by the Parent Indemnified Parties equals or exceeds $52,500 (the “Threshold”) and, at and after such time, the Shareholders shall be required to indemnify and pay the Parent Indemnified Parties the entire amount of all such Losses from and including the first dollar of all such Losses. Notwithstanding the foregoing, the Threshold limitation shall not apply to Losses related to any breach or inaccuracy of any Fundamental Representation or any breach or inaccuracy of any representation or warranty of the Company set forth in Section 5.22 (Accounts and Notes Receivable and Payable).

(ii) The Parent Indemnified Parties shall not be entitled to recover Losses pursuant to Section 13.2(a)(i) for any breach or inaccuracy of any representation or warranty of the Company set forth in Section 5.22 (Accounts and Notes Receivable and Payable) unless and until the aggregate amount of Losses paid, incurred, sustained or accrued (or anticipated to be paid, incurred, sustained or accrued) by the Parent Indemnified Parties equals or exceeds $8,000.

(b) Liability Cap. No Shareholder shall be required to indemnify the Parent Indemnified Parties under Section 13.2(a)(i) for an amount of monetary Losses exceeding the aggregate amount of the Merger Consideration that such Shareholder is entitled to receive pursuant to Section 3.1 (the “Indemnification Cap”); except that,

(i) in the case of monetary Losses related to any breach or inaccuracy of any Fundamental Representation of the Company or a Shareholder pursuant to Section 13.2(a)(i) (other than a Fundamental Representation set forth in Section 5.30 (Product and FDA Compliance)), each Shareholder’s obligation to pay such Losses shall not exceed the aggregate amount of Merger Consideration that such Shareholder is entitled to receive pursuant to Section 3.1; and

(ii) in the case of monetary Losses related to any breach or inaccuracy of any representation or warranty of the Company of a Shareholder pursuant to Section 13.2(a)(i) (other than any Fundamental Representation set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Capital Structure), 5.3 (Authorization), 5.9 (Taxes) or 5.20 (Environmental Matters)), such Shareholder’s obligation to pay such Losses shall not exceed fifteen percent (15%) of the aggregate amount of Merger Consideration that such Shareholder is entitled to receive pursuant to Section 3.1.

(c) Source of Recovery of Losses. To the extent that at the time a Parent Indemnified Party makes an indemnification claim for Losses pursuant to Section 13.2(a), there shall remain at such time any portion of the Escrow Shares against which no Parent Indemnified Party shall have made indemnity claims (such remaining portion is referred to herein as the “Available Escrow Shares”), then to the extent of the Available Escrow Shares, the Parent Indemnified Parties shall not otherwise pursue payment of the Losses directly from any Shareholder until there is no remaining Available Escrow Shares, and thereafter, subject to the limitations contained in this Section 13.4, the Parent Indemnified Parties may obtain recovery of indemnification claims for Losses directly from the Shareholders, and the Shareholders shall satisfy and pay such indemnification claims. For purposes of this Section 13.4(c) (and for purposes of Section 3.14(g)), the value of an Available Escrow Share shall be equal to the VWAP of the Parent Common Stock for the period of fourteen (14) days ending two (2) Trading Days prior to the date such Available Escrow Shares are released to Parent.

(d) Several Liability. The liability of the Shareholders for Losses under Section 13.2(a) shall be several in accordance with their respective Per Share Portions of the Merger Consideration, and not joint.

(e) Effect of Recovery of Indemnity or Insurance Proceeds. The amount of Losses payable in accordance with this Article XIII shall be calculated net of any (i) indemnity or contribution amounts actually recovered by any Indemnified Party from third parties, and (ii) insurance proceeds actually received by the Indemnified Party under the terms of any insurance policy (but excluding for all purposes any policies or programs of self-insurance that are maintained or funded by or for the benefit of such Indemnified Party) issued by an insurance carrier, in connection with such Losses (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums), it being understood that an indemnitee shall not be obligated to obtain or maintain any type of insurance coverage or seek recovery under insurance policies with respect to any particular indemnifiable matter.

(f) No Duplication of Recovery. Any amounts payable pursuant to this Article XIII shall be paid without duplication, and in no event shall any Person be indemnified under different provisions of this Agreement for the same Loss.

(g) Limitations on Indemnification Obligations of Parent. Notwithstanding anything to the contrary contained in this Agreement (other than, and subject to, Section 13.8), (i) Parent shall not have any obligation to indemnify any Shareholder Indemnified Party pursuant to Section 13.2(b)(i) for any breach or inaccuracy of any representation or warranty of Parent or Merger Sub unless and until the aggregate amount of Losses paid, incurred, sustained or accrued (or anticipated to be paid, incurred, sustained or accrued) by the Shareholder Indemnified Parties equals or exceeds the Threshold and, at and after such time, Parent shall be required to indemnify and pay the Shareholder Indemnified Parties the entire amount of all such Losses from and including the first dollar of all such Losses, (ii) the aggregate liability of Parent to indemnify the Shareholder Indemnified Parties for Losses under Section 13.2(b)(i) shall in no event exceed an amount equal to the aggregate Indemnification Cap of all Shareholders, and (iii) the aggregate liability of Parent to indemnify the Shareholder Indemnified Parties for Losses pursuant to Section 13.2(b) shall in no event exceed the Merger Consideration.

(h) Assignment of Accounts Receivable. In the event any Parent Indemnified Party recovers Losses pursuant to Section 13.2(a)(i) for any breach or inaccuracy of any representation or warranty of the Company set forth in Section 5.22 (Accounts and Notes Receivable and Payable) relating to the collectability of any accounts receivable or notes receivable of the Company, Parent shall assign such accounts receivable or notes receivable to the Securityholders’ Representative within three (3) Business Days following such recovery pursuant to a mutually agreeable assignment agreement.

(i) Non-Applicability of the Foregoing Limitations in Case of Intentional Misrepresentation or Fraud. Notwithstanding anything to the contrary contained in this Article XIII (including this Section 13.4), in the event of any breach or inaccuracy of any representation or warranty by the Company or any Shareholder, on the one hand, or Parent or Merger Sub, on the other hand, that results primarily from intentional misrepresentation or fraud by or on behalf of the Company or any Shareholder or Parent, as applicable (including, without limitation, intentional misrepresentation or fraud committed by any Representative of the Company or any Shareholder or Parent, as applicable), the limitations on indemnification obligations set forth in this Section 13.4, including the Threshold and the Indemnification Cap, shall not apply and the Parent Indemnified Parties or the Shareholder Indemnified Parties, as applicable, shall have all remedies available at law or in equity (whether arising by contract, tort or otherwise) in connection with any such intentional misrepresentation or fraud.

13.5 Tax Treatment of Indemnity Payments. Any indemnity payment made in accordance with this Article XIII shall be treated as an adjustment to the Merger Consideration for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article XIII is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying Party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment, or assessment, including the defense or settlement thereof, relating to such Taxes).

13.6 No Right of Contribution. Each Shareholder waives, and acknowledges and agrees that such Securityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy, including pursuant to Section 8.15, against Parent, the Surviving Corporation or any of their respective subsidiaries in connection with any indemnification obligation to which a Shareholder may become subject under or in connection with this Agreement, any other Transaction Document or the Transactions.

13.7 Exercise of Rights by Indemnified Parties. Indemnification claims of the Shareholder Indemnified Parties may be made and enforced hereunder solely by the Securityholders’ Representative on their behalf. Indemnification claims of the Parent Indemnified Parties may be made and enforced hereunder by Parent solely on their behalf.

13.8 Exclusive Remedy. From and after the Closing, except in the case of fraud or intentional misrepresentation by or on behalf of the Company or any Shareholder (including, without limitation, any fraud or intentional misrepresentation committed by any Representative of the Company or any of its Subsidiaries or any Shareholder) and except as provided in any other provisions of this Agreement (including the immediately succeeding sentence in this Section 13.8) expressly granting rights, remedies or providing for dispute resolution, and without limiting any of the provisions of this Article XIII, Parent, Merger Sub, the Company, the Shareholders and the Securityholders’ Representative agree that the applicable indemnification provisions set forth in this Article XIII, Article X and the Escrow Agreement shall constitute the sole and exclusive remedy of the Shareholders against Parent (including the Surviving Corporation and its subsidiaries) and Parent against the Shareholders for Losses incurred in connection with this Agreement and the Transactions. Except as may be limited by applicable Legal Requirements, the liability of the Shareholders or Parent, as applicable, for fraud or intentional misrepresentation (including, without limitation, any fraud or intentional misrepresentation committed by any Representative of the Company or any of its Subsidiaries or any Shareholder) shall not be limited in amount, procedure for dispute resolution or as to the time during which a claim may be made.

Article XIV
MISCELLANEOUS

14.1 Securityholders’ Representative; Release.

(a) By the adoption of this Agreement by the Company’s Shareholders, the execution of this Agreement as a Shareholder, and/or acceptance or receipt by the Company’s Shareholders of any consideration under this Agreement, each Shareholder hereby irrevocably appoints James T. Lopez (the “Securityholders’ Representative”) as such Shareholder’s representative, attorney-in-fact, and agent, with full power of substitution to act in the name, place, and stead of such Shareholder, to act on behalf of such Shareholder after the Closing in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Securityholders’ Representative shall deem necessary or desirable after the Closing, including, without limitation, the power:

(i) to give and receive all notices and communications to be given or received under this Agreement, to authorize payment from the Escrow Shares in satisfaction of any claims, to object to such payments, to agree to, negotiate, enter into settlements and compromises of such claims, and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration; and

(ii) to take all actions which under this Agreement may be taken by the Shareholders and to do or refrain from doing any further act or deed on behalf of the Shareholders which the Securityholders’ Representative deems necessary or desirable in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Shareholders could do if personally present.

(b) The Securityholders’ Representative shall not be liable for any act taken or omitted by it as permitted under this Agreement or the Escrow Agreement (including the execution of instructions to the Escrow Agent instructing the Escrow Agent to distribute funds or shares to any Person as described herein), except if taken or omitted in bad faith or by willful misconduct. The Securityholders’ Representative shall also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) The Shareholders agree, severally but not jointly, to indemnify the Securityholders’ Representative for, and to hold the Securityholders’ Representative harmless against, any loss, Liability, or expense incurred without willful misconduct or bad faith on the part of the Securityholders’ Representative, arising out of or in connection with the Securityholders’ Representative’s carrying out its duties under this Agreement, the Escrow Agreement or any related agreement, including costs and expenses of successfully defending the Securityholders’ Representative against any claim of Liability with respect thereto. The Securityholders’ Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it in good faith and in accordance with the opinion of such counsel.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 14.1 shall release or hold harmless any Shareholder or the Securityholders’ Representative from its obligations to Parent under this Agreement, or otherwise operate to the detriment of Parent or Parent’s rights under this Agreement.

(e) Parent and the Parent Indemnified Parties shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Securityholders’ Representative in its capacity as such, and shall have no Liability or obligation to any Securityholder in respect thereof.

(f) Effective as of the Closing, each Shareholder hereby unconditionally and irrevocably acquits, remises, discharges, and forever releases the Company and the Surviving Corporation, each other Shareholder and their respective Affiliates, partners, managers, employees, officers, directors and agents from any and all Liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Legal Requirement, contract, agreement, arrangement, commitment, or undertaking, whether written or oral to the extent arising on or prior to the date hereof and relating to this Agreement or the Transactions.

14.2 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document, and instrument contemplated by this Agreement and by the consummation of the Transactions.

14.3 Specific Performance. Parent acknowledges that the breach of this Agreement would cause irreparable damage to the Company and each of the Shareholders and that such Parties shall not have an adequate remedy at law. The Company and each of the Shareholders acknowledges that the breach of this Agreement would cause irreparable damage to Parent and that Parent shall not have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

14.4 Submission to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of any federal or state court located in the County of Dallas in the State of Texas over any dispute arising out of or relating to this Agreement or any of the Transactions. The Parties acknowledge that all claims in respect of such dispute or any suit, action, or proceeding related thereto shall be heard and determined in such courts. The Parties irrevocably waive, to the fullest extent permitted by applicable Legal Requirements, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. A judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.5 Entire Agreement; Amendments and Waivers. The exhibits, schedules and other attachments identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement. This Agreement (including the exhibits, schedules and other attachments identified in this Agreement) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented, or changed, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification, or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by any Legal Requirement.

14.6 Governing Legal Requirements. This Agreement shall be governed by and construed under the Legal Requirements of the state of Texas applicable to contracts made and performed in such state, without regard to conflict of law principles.

14.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING UNDER OR RELATING TO, IN WHOLE OR IN PART, THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by fax (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a Party may have specified by notice given to the other Party in accordance with this Section):

If to the Company, to:

Estill Medical Technologies, Inc.

4144 N. Central Expressway

Suite 260

Dallas, Texas 75204

Email: jaylopez@thermalangel.com

Attention: James T. Lopez

With copies (which shall not constitute notice, but without such copies notice shall not be deemed delivered) to:

Munck Wilson Mandala, LLP

600 Banner Place Tower

12770 Coit Road

Dallas, Texas 75251

Email: lmandala@munckwilson.com

Attention: Lawrence B. Mandala

and

Fieldstone Equity, Inc.

200 Barton Avenue

Palm Beach, Florida 33480

Email: ralph@fieldstoneequity.com

Attention: Ralph Manaker

If to the Shareholders, to:

Securityholders’ Representative

James T. Lopez

3500 Potomac Avenue

Dallas, Texas 75205

Email: jaylopez@thermalangel.com

If to Parent, to:

OxySure Systems, Inc.

10880 John W. Elliot Drive

Suite 600

Frisco, Texas 75034

Email: jross@oxysure.com

Attention: Julian Ross

With a copy (which shall not constitute notice, but without such copy notice shall not be deemed delivered) to:

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, Texas 75201

Email: david.luther@klgates.com

Attention: David Luther

14.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Legal Requirement or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

14.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement except as provided in Section 8.15 and below. No assignment of this Agreement or of any rights or obligations under this Agreement may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to Parent shall also apply to any such assignee unless the context otherwise requires.

14.11 General Interpretive Principles. The name assigned to this Agreement and the article, section, and subsection captions used in this Agreement are for convenience of reference only and shall not be construed to affect the meaning, construction, or effect of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified, the terms “hereof,” “herein,” and similar terms refer to this Agreement as a whole (including the schedules and exhibits to this Agreement), and references in this Agreement to “Articles” or “Sections” refer to Articles or Sections of this Agreement. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. For purposes of this Agreement, the words “include,” “includes,” and “including” shall be deemed in each case to be followed by the words “without limitation” unless already followed by words of similar import. Unless stated otherwise, the terms “dollars” and “$” mean United States dollars.

14.12 Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

(b) The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(c) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the components of Merger Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be given duplicative effect.

14.13 Disclosure Schedules. The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement and any other provisions of this Agreement to the extent it is reasonably apparent from the text of such information that such information applies to such other provisions. If there is any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedule or Parent Disclosure Schedule, the statements in the body of this Agreement will control.

14.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or sent by email in portable document format (PDF)) in one or more counterparts, each of which shall be deemed to constitute one and the same agreement, such agreement becoming effective when one or more counterparts have been signed by each of the Parties and delivered to all other Parties, it being understood that all Parties need not sign the same counterpart.

14.15 Attorneys’ Fees. If any legal action or other legal proceeding relating to the Merger or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled), except as otherwise set forth in Article XIII.

14.16 Non-Reliance. For purposes of this Agreement and the transactions contemplated hereby, Parent, Merger Sub and the Company acknowledge and agree (i) that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement, the Company Disclosure Schedule, Shareholders’ Disclosure Schedule, and Parent Disclosure Schedule, (ii) that in connection with the transactions set forth herein, Parent has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the Company and no representation or warranty is being made by or on behalf of the Company with respect to such matters, and (iii) the Company has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of Parent and no representation or warranty is being made by or on behalf of Parent with respect to such matters.

14.17 Waiver of Conflict of Interest; Privilege. It is acknowledged by each of the Parties (including, after the Closing, the Surviving Corporation) that Munck Wilson Mandala, LLP (“MWM”) has represented the Company, the Shareholders and the Securityholders’ Representative in connection with the negotiation, preparation, execution and delivery of this Agreement, the Merger, and the consummation of the transactions contemplated hereby, and that the Shareholders, their affiliates and their respective partners, officers, directors, employees and representatives (including the Securityholders’ Representative) (each, a “Shareholder Group Member” and collectively, the “Shareholder Group Members”) have a reasonable expectation that MWM will represent them in connection with any litigation, claim, obligation or other dispute involving any Shareholder Group Member, on the one hand, and Parent, Merger Sub, the Surviving Corporation and/or any of their respective Affiliates and representatives (each, a “Parent Group Member” and collectively, the “Parent Group Members”), on the other hand, arising under this Agreement, the Merger, or the transactions contemplated hereby. The Parent Group Members consent to MWM’s representation of the Shareholder Group Members in any matter, including in any matters arising in connection with this Agreement, the Merger or the transactions contemplated hereby, that is or may be adverse to the Parent Group Members. The Parent Group Members irrevocably acknowledge and agree that any attorney-client privilege, attorney work-product presentation, and expectation of client confidence attaching as a result of MWM’s representation of the Company or the Shareholder Group Members in connection with this Agreement, the Merger, or the transactions contemplated hereby, and all information and documents covered by such privilege or protection, shall be deemed held by and controlled by the Securityholders’ Representative for the benefit and on behalf of the Shareholder Group Members after the Closing, and that no Parent Group Member shall have any right to waive such attorney-client privilege at any time after the Effective Time.

To the extent that the files of MWM in respect of its engagement by the Shareholder Group Members constitute property of the Surviving Corporation, only the Shareholder Group Members shall hold such property rights. Furthermore, Parent, Merger Sub and the Company hereby, on behalf of themselves, the Parent Group Members and the Surviving Corporation, irrevocably (i) acknowledge and agree that the Shareholder Group Members shall have the right to retain, or cause MWM to retain, any such documentation or information in the possession of MWM or such Shareholder Group Members at the Effective Time and (ii) disclaim the right to assert a waiver by any Shareholder Group Member with regard to the attorney-client privilege solely due to the fact that such information is physically in the possession of the Surviving Corporation after the Effective Time.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

PARENT: OXYSURE SYSTEMS, INC.	COMPANY: ESTILL MEDICAL TECHNOLOGIES, INC.

By: Name: Julian Ross Title: Chairman and CEO	By: Name: James T. Lopez Title: President
MERGER SUB: OSI ACQUISITION, INC.	SHAREHOLDERS:

By: Name: Julian Ross Title: President

FIELDSTONE TEXAS HOLDINGS, LLC

By:

Name: Ralph Manaker

Title: Manager

James T. Lopez, as Trustee of the James Trent Lopez 2004 Trust

James T. Lopez, as Trustee of the Brandon Scott Lopez 2004 Trust

James T. Lopez, as Trustee of the Bradley Franklin Lopez 2004 Trust

James T. Lopez, as Trustee of the Lopez 2010 Descendants Trust

SECURITYHOLDERS’ REPRESENTATIVE: James T. Lopez

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified in this Annex I:

“Accounting Standards” means GAAP, using the same accounting methods, policies, practices, procedures, classifications and estimation methodology as were used in the preparation of the audited Financial Statements as of and for the year ended March 31, 2014, to the extent that such accounting methods, policies, practices, et al. are consistent with GAAP, and including all accruals and reserves required in the preparation of annual financial statements, and in all cases subject to the exceptions and modifications set forth in this Agreement and on Schedule 3.14.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

“Agents” means all Persons appointed by a power of attorney or similar instrument granted by the Company empowering that Person to represent the Company in matters and dealings by or involving the Company, and any agent, sales representative, sponsor, or other Person appointed or retained to assist the Company to obtain business or promote the distribution, marketing, or sales of products or services of the Company and licensing agreements in accordance with which any Person distributes, markets, or sells products or services in the name of the Company.

“Business” means the business and operations conducted and operated by the Company or Parent, as applicable.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.

“Capital Stock” means (i) in the case of a corporation, any and all shares (however designated) of capital stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equity equivalents (however designated); (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited); (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (v) in any case, any right to acquire any of the foregoing.

“Cash” means the amount of all unrestricted cash and cash equivalents (including stocks, bonds, certificates of deposit, United States Treasury bills and similar investments that are marketable securities and short-term investments) in the bank and other accounts of the Company and each of its Subsidiaries, determined in accordance with the Accounting Standards; provided, however, that “Cash” shall (i) exclude (A) restricted balances, (B) amounts held in escrow or as a deposit, (C) the proceeds of any casualty loss with respect to any asset reflected in the Reference Balance Sheet, and (D) proceeds of indemnification settlements to the extent that the indemnified losses have not been paid or accrued as current liabilities in the determination of Net Working Capital and (ii) be determined net of the amount of any outstanding (uncleared) checks, drafts and wire transfers (provided that the applicable liability account has been reduced by such amount).

A-1

“Certificate of Merger” means a certificate of merger as may be mutually agreed to by Parent, Merger Sub and the Company after the date hereof or as may be required by the Secretary of State of the State of Texas in order for such certificate of merger to be accepted for filing.

“Closing Indebtedness” means the amount of consolidated Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Effective Time, determined in accordance with the Accounting Standards.

“Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means all individuals (including common law employees, independent contractors, and individual consultants), as of the date of this Agreement who are employed or engaged by the Company or who are hired by the Company after the date of this Agreement.

“Company IP Agreements” means all (i) licenses of Intellectual Property by the Company to any third party; (ii) licenses of Intellectual Property by any third party to the Company; (iii) other agreements between the Company and any third party relating to the development or use of Intellectual Property, other than non-exclusive object code licenses of commercially available Software; and (iv) consents, settlements, decrees, Orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Company IP Rights.

“Company IP Rights” means all Intellectual Property not in the public domain used for the current or presently contemplated operation of the Company’s business or required for the Company to make, use, sell, or offer for sale current or presently contemplated Company Offerings in the intended manner.

“Company Intellectual Property” means all Company Owned Intellectual Property and all other Intellectual Property licensed to or used by Company, including Company Licensed Intellectual Property and Intellectual Property related to the Business or to the Company’s products.

“Company-Licensed IP Rights” means Company IP Rights that are in-licensed from third parties.

“Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to the Company.

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“Company Material Adverse Effect” means any result, occurrence, fact, change, event, claim, circumstance, matter or effect (whether or not constituting a breach of a representation, warranty, or covenant set forth in this Agreement, and whether or not foreseeable or known as of the date of this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, claims, circumstances, matters or effects, is or could reasonably be expected to become materially adverse to (i) the Company’s Business, operations, results of operations, financial performance, assets, capitalization, Intellectual Property, Liabilities, condition (financial or otherwise), or results of operations; or (ii) the ability of any of the Company or its Shareholders to consummate the Transactions or perform their duties under this Agreement or the Transaction Documents. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect; provided, however, that, for purposes of clause (i) only, any effect, to the extent resulting from, arising out of or attributable to the following, shall not be deemed to constitute a Company Material Adverse Effect: (A) (1) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (2) any changes in GAAP, interpretations thereof, or in applicable Legal Requirements; (3) conditions caused by any natural or man-made disaster or acts of God; (4) any action required or permitted by this Agreement or the Transaction Documents; or (5) any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; or (B) unless it has a disproportionate effect on the Company as compared to the other companies in the industry in which the Company operates: (x) changes after the date of this Agreement in general economic conditions or in conditions affecting the industry in which the Company operates; (y) political conditions or acts of war or terrorism; or (z) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates.

“Company Offering” means any product or service provided, produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company related to the Company’s Business.

“Company-Owned IP Rights” means Company IP Rights that are owned by the Company.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company, in whole or in part, that is related, in any way, to the Company’s Business.

“Company Source Code” means, collectively, any human readable software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in, embedded in or combined with, in any manner, any software source code, in each case that is Company Intellectual Property.

“Company Transaction Expenses” means an amount equal to any fees, costs, Taxes (including the employer portion of any employment and payroll Taxes) and expenses incurred or subject to reimbursement by the Company (whether or not invoiced at or prior to the Effective Time and whether incurred prior to, on or after the date hereof but, in any case, prior to or in connection with the Closing) and not paid prior to the Closing (other than pursuant to Section 4.2(d)), in each case, in connection with the preparation, negotiation, execution, delivery and performance of the Transaction Documents and the Transactions, including: (i) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (ii) the fees, costs and expenses of counsel, accountants or other advisors or service providers; (iii) any other fees, costs and expenses or payments required to be paid under the terms of any Contract existing as of the date hereof or as of the Closing Date to the extent resulting from the change of control of the Company; (iv) the costs of obtaining the consents set forth (or required to be set forth) on Schedules 8.6 and 8.7; and (v) any fees, costs and expenses incurred in connection with the sale or other strategic alternative processes conducted by or on behalf of the Company, including the preparation, negotiation and execution of any Contracts, documents or instruments with any other potential purchaser of all or any portion of the Business of the Company. The amount of Company Transaction Expenses shall not include $130,000 in fees payable to Spearhead Capital, which shall be paid by Parent pursuant to Section 4.2(d).

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“Confidentiality Agreement” means that certain Confidentiality, Non-Disclosure and Non-Circumvent Agreement, dated as of June 24, 2014, between Parent and Spearhead Capital.

“Consent” means any approval, authorization, consent, ratification, permission, waiver (including waiver of any right to terminate, amend or modify a Contract) that arises as a result of the execution and delivery of this Agreement or the consummation of the Transactions that is required of any Person, including any Permit as may be necessary to the execution and delivery of this Agreement or the consummation of the Transactions.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

“Current Assets” means, as of 11:59 p.m., Dallas, Texas time, on the date immediately prior to the Closing Date, the sum of all current assets of the Company, determined in accordance with the Accounting Standards. Notwithstanding the foregoing, “Current Assets” shall include (i) any current or deferred Tax assets, (ii) any asset based on a pending insurance or indemnification claim, (iii) any current or deferred income Tax benefits or assets, (iv) all prepaid expenses for equipment purchase accruals, and (v) prepayments to vendors and suppliers, and shall exclude any asset related to commodity or foreign currency hedges. In calculating Current Assets, (A) no reserve reflected in the Financial Statements shall be reduced or eliminated except by reason of payment or settlement, and (B) Current Assets shall only include Inventory that conforms to the representations and warranties contained in Section 5.12.

“Current Liabilities” means, as of 11:59 p.m., Dallas, Texas time, on the date immediately prior to the Closing Date, the sum of all current liabilities of the Company, determined in accordance with the Accounting Standards. In calculating Current Liabilities, no reserve reflected in the Reference Balance Sheet shall be increased or reduced or eliminated except by reason of payment or settlement.

“Customers” means customers and clients of a Business.

“Environmental Law” means any Legal Requirement as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

A-4

“ESI Note” means that certain promissory note, dated effective December 10, 2003, as amended or supplemented, issued by the Company and payable to the order of Eligibility Services Incorporated (“ESI”).

“Expiration Date” means (i) with respect to the representations and warranties other than the Fundamental Representations, 11:59 p.m., Dallas, Texas time, on the first Business Day immediately following the second anniversary of the Closing Date; (ii) with respect to the Fundamental Representations other than the representations and warranties of the Shareholders set forth in Section 6.1 (Ownership), such Fundamental Representations shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations; (iii) with respect to the Fundamental Representations of the Shareholders set forth in Section 6.1 (Ownership), such Fundamental Representations shall survive the Closing indefinitely; and (iv) with respect to the covenants and agreements, such covenants and agreements shall survive until the Closing, except to the extent such covenants or agreements provide that they are performed after the Closing.

“Extraordinary Costs” means the amount of all payments or other distributions required to be made by the Company or any of its Subsidiaries, pursuant to any oral or written Contracts or other agreements, to any Securityholders, directors, officers, employees or agents of the Company or any of its Subsidiaries as a result of the Transactions, including all (i) severance payments, termination payments or other amounts payable (including, without limitation, the estimated costs of benefits required to be provided) under the terms of any employment agreement, plan or other arrangement determined as if the employee’s employment with the Company or any of its Subsidiaries was terminated by the employee after the occurrence of a “change of control” or other similar event; (ii) amounts payable under any phantom stock agreement or stock appreciation right; (iii) stay bonuses or success bonuses relating to the Transactions or other similar payments under the terms of any employment agreement, plan or other arrangement; and (iv) the employer’s portion of social security, Medicare, unemployment or other employment Taxes imposed with respect to the amounts described above, in each case, whether such payments or other distributions are paid on or immediately prior to the Closing or are payable on or after the Closing. Notwithstanding the foregoing, as used in this Agreement, Extraordinary Costs shall not include any Company Transaction Expenses.

“FDA Legal Requirements” means all Legal Requirements relating to the use, manufacture, packaging, licensing, labeling, distribution, or sale of any food, drug, cosmetic, medical device or household product or material.

“Former Company Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company but who are no longer so employed or engaged as of the date of this Agreement.

“Former Parent Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Parent but who are no longer so employed or engaged as of the date of this Agreement.

“Fundamental Representations” means the representations and warranties of (a) the Company set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Capital Structure), 5.3 (Authorization), 5.9 (Taxes), 5.20 (Environmental Matters) and 5.30 (Product and FDA Compliance), (b) of the Shareholders set forth in Sections 6.1 (Ownership) and 6.2 (Authorization), and (c) of Parent set forth in Sections 7.1 (Organization and Good Standing), 7.2 (Capital Structure), 7.3 (Authorization), 7.10 (Taxes) and 7.17 (Product and FDA Compliance) in each case, including the related sections and subsections of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, and any certificates or instruments delivered in connection therewith.

A-5

“GAAP” means generally accepted accounting principles (as currently established in the Financial Accounting Standards Board Accounting Standards Codification) in the United States as of the date of this Agreement, consistently applied.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) the United States Government; (ii) any prime contractor to the United States Government in its capacity as a prime contractor; or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality, or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material, or waste that is regulated, classified, or otherwise characterized under or in accordance with any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) all indebtedness of the Company (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether current, short-term or long-term and whether secured or unsecured; (ii) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses, and other monetary obligations in respect of any redeemable preferred stock; (iii) all deferred indebtedness of the Company for the payment of the purchase price of property or other assets purchased (including any “earn-out” or similar payments); (iv) all obligations of the Company to pay rent or other payment amounts under a lease of (or other arrangement conveying the right to use) real or personal property that is required to be classified and accounted for under GAAP as a capital lease or a liability; (v) any outstanding reimbursement obligation of the Company with respect to performance bonds, letters of credit, bankers’ acceptances, bank overdrafts or similar facilities issued for the account of the Company pursuant to which the applicable bank or other entity has paid obligations for which the Company is required to repay; (vi) any payment obligation of the Company under any interest rate or currency swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of hedging, limiting or managing interest rate risks, in each case, for purposes of the calculation of Closing Indebtedness only, to the extent payable if such obligations were terminated at or immediately prior to the Effective Time; (vii) all indebtedness secured (including under any letter of credit, banker’s acceptance or similar credit transactions) by any Lien existing on any property or other assets owned by the Company, whether or not indebtedness secured thereby shall have been assumed; (viii) all guaranties, endorsements, assumptions and other contingent obligations (including under any “keep well” or similar arrangements) of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others; (ix) all other short-term and long-term Liabilities of the Company for borrowed money; and (x) all fees, expenses, premiums, penalties, breakage costs, change of control payments, redemption fees or make-whole payments attributable to or arising under the terms of any Indebtedness.

A-6

“Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any unfiled invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and all related data, in any form or format (“Software”); and (vi) all Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith, Internet blogs, social media pages and accounts and identifiers, usernames, registrations and passwords related to any of the foregoing (collectively, “Internet Resources”).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” (or variants thereof) means the knowledge, after due inquiry, of any of Michael Bardsley, James T. Lopez and Ralph Manaker; provided, however, that such term means the actual knowledge of such persons when used in Sections 5.13 or 5.15; and provided, further, that such term also means the knowledge, after due inquiry, of David Newby, Brandon Lopez or Jim Steele when used in Section 5.30.

“Knowledge of Parent” (or variants thereof) means the knowledge, after due inquiry, of Julian Ross, Jerry Jones and Vicki Jones.

“Legal Proceeding” means any action, claim (including any counterclaim), suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, act, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, Order, rule, proclamation, declaration, resolution, regulation, decision, ruling, requirement or interpretative or advisory opinion or letter issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability, or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability, or otherwise), including all costs and expenses relating thereto (including all fees, disbursements, and costs of investigation and expenses of legal counsel, experts, engineers and consultants).

A-7

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance, or any other restriction or limitation whatsoever.

“Losses” (and, individually a “Loss”) means any losses, damages (including incidental and consequential damages), injuries, Liabilities, claims, obligations, deficiencies, demands, amounts paid in settlement, awards, judgments, deficiencies, suits, actions, causes of action, fines, interest, penalties, assessments, Taxes, fees (including reasonable attorneys’ and other professionals’ fees and expenses), charges, awards, costs (including court costs and reasonable costs of investigation and defense), amounts due and/or expenses of any type, nature or description, including any of the same that are incurred by a Party in asserting, preserving or enforcing any of its rights and remedies under this Agreement, but excluding consequential, incidental, special or similar losses, and punitive damages (except for any punitive damages paid to third parties, which shall constitute Losses), and net of reserves on the Final Closing Date Balance Sheet related to an indemnification matter.

“Merger Consideration” means, collectively, the Merger Shares, the Parent Warrants, the Promotion Shares, the Shareholder Adjustment Shares, the Additional Shares and the Cash Consideration.

“Merger Shares” means 12,516,334 shares of Parent Common Stock.

“Net Working Capital” means the amount equal to Current Assets minus Current Liabilities, determined as of 11:59 p.m., Dallas, Texas time, on the date immediately prior to the Closing Date.

“Net Worth” means the amount equal to all Assets minus all Liabilities, determined as of 11:59 p.m., Dallas, Texas time, on the date immediately prior to the Closing Date.

“Option” means an option to acquire shares of Company Common Stock and which is unexercised, issued and outstanding as of immediately prior to the Effective Time.

“Option Cancellation Agreement” means a cancellation agreement, in substantially the form of Exhibit H attached hereto, which provides that upon receipt and deposit of the Parent Options, all Options held by the Optionholder will be cancelled and be of no further force and effect.

“Optionholders” means the holders of Options outstanding immediately prior to the Effective Time.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any arbitrator or any court or other Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company or Parent, as applicable, through the date of this Agreement consistent with past practice.

“Parent Common Stock” means the common stock, $0.0004 par value per share, of Parent.

A-8

“Parent Employee” means all individuals (including common law employees, independent contractors, and individual consultants), as of the date of this Agreement who have been or are employed or engaged by Parent as of the date of this Agreement.

“Parent IP Agreements” means all (i) licenses of Intellectual Property by Parent to any third party; (ii) licenses of Intellectual Property by any third party to Parent; (iii) other agreements between Parent and any third party relating to the development or use of Intellectual Property, other than non-exclusive object code licenses of commercially available Software; and (iv) consents, settlements, decrees, Orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Parent IP Rights.

“Parent IP Rights” means all Intellectual Property not in the public domain used for the current operation of the Parent’s business or required for Parent to make, use, sell, or offer for sale current Parent Offerings in the intended manner.

“Parent Intellectual Property” means all Parent Owned Intellectual Property and all other Intellectual Property licensed to or used by Parent, including Parent Licensed Intellectual Property and Intellectual Property related to the Business or to Parent’s products.

“Parent-Licensed IP Rights” means Parent IP Rights that are not Parent-Owned IP Rights.

“Parent Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to Parent.

“Parent Material Adverse Effect” means any result, occurrence, fact, change, event, claim, circumstance, matter or effect (whether or not constituting a breach of a representation, warranty, or covenant set forth in this Agreement, and whether or not foreseeable or known as of the date of this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, claims, circumstances, matters or effects, is or could reasonably be expected to become materially adverse to (i) Parent’s Business, operations, results of operations, financial performance, assets, capitalization, intellectual property, liabilities, condition (financial or otherwise), or results of operations; or (ii) the ability of any of Parent to consummate the Transactions or perform its duties under this Agreement or the Transaction Documents. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Parent Material Adverse Effect; provided, however, that, for purposes of clause (i) only, any effect, to the extent resulting from, arising out of or attributable to the following, shall not be deemed to constitute a Parent Material Adverse Effect: (A) (1) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (2) any changes in GAAP, interpretations thereof, or in applicable Legal Requirements; (3) conditions caused by any natural or man-made disaster or acts of God; (4) any action required or permitted by this Agreement or the Transaction Documents; or (5) any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; or (B) unless it has a disproportionate effect on Parent as compared to the other companies in the industry in which Parent operates: (x) changes after the date of this Agreement in general economic conditions or in conditions affecting the industry in which Parent operates; (y) political conditions or acts of war or terrorism; or (z) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates.

“Parent Offering” means any product or service provided, produced, manufactured, marketed, licensed, sold, furnished or distributed by Parent related to the Parent’s Business.

A-9

“Parent-Owned IP Rights” means Parent IP Rights that are owned by Parent.

“Parent Owned Intellectual Property” means all Intellectual Property owned by Parent, in whole or in part, that is related, in any way, to the Parent’s Business.

“Parent Source Code” means, collectively, any human readable software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in, embedded in or combined with, in any manner, any software source code, in each case that is Parent Intellectual Property.

“Parent Warrant” means warrants to purchase an additional 2,500,000 shares of Parent Common Stock (the “Parent Warrant Shares”) at an exercise price of $1.20 per share pursuant to the terms and conditions of warrant agreements by and between Parent and the holders of the Parent Warrants in substantially the form of Exhibit G attached hereto (the “Parent Warrant Agreements”).

“Party” or “Parties” means the party or parties to this Agreement.

A “Per Share Portion” means, without duplication, in the case of Sections 3.1(b) and 3.2, a fraction, the numerator of which is one (1), and the denominator of which is the sum of (A) the aggregate number of Outstanding Common Shares (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other contract or agreement and any such shares subject to issuance pursuant to Options and Warrants that are exercised prior to the Effective Time, but excluding any Outstanding Common Share to be cancelled pursuant to Section 3.1(c)), plus (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Options and Warrants that remain unexercised, issued and outstanding immediately prior to the Effective Time, plus (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to any rights (other than Options and Warrants) to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time, plus (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible or exchangeable securities of the Company outstanding immediately prior to the Effective Time.

“Permit” means any approval, authorization, consent, license, registration, variance, permit, or certificate granted by or obtained from a Governmental Body and applications therefor and renewals thereof.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way, and encumbrances disclosed in policies of title insurance that have been delivered to Parent; (ii) statutory liens for current Taxes, assessments, or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided, however, an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations, and financial condition of the Company Properties so encumbered and that are not resulting from a breach, default, or violation by the Company of any Contract or Legal Requirement; and (iv) zoning, entitlement, and other land use and environmental regulations by any Governmental Body, provided, however, that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.

A-10

“Personally Identifiable Information” means information, data, a data element or combination of data elements that can be used to uniquely identify, contact or locate a single Person.

“Post-Closing Parent Common Shares” means the number of shares of Parent Common Stock equal to (i) the Pre-Closing Parent Common Shares, divided by (ii) an amount equal to one (1) minus the Post-Closing Relative Ownership.

“Post-Closing Relative Ownership” means an amount equal to a fraction, expressed as a percentage, the numerator of which is the sum of (i) one-half (1/2) times the Promotion Effect, plus (ii) the Purchase Price, and the denominator of which is the sum of (A) one-half (1/2) times the Promotion Effect, plus (B) the Purchase Price, plus (C) the Pre-Closing Valuation.

“Post-Closing Valuation” means the VWAP of the Parent Common Stock for the period of fourteen (14) days beginning with the first day after the Closing Date.

“Pre-Closing Parent Common Shares” means the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time.

“Pre-Closing Valuation” means the VWAP of the Parent Common Stock for the period of fourteen (14) days ending on the day immediately prior to the date of this Agreement.

“Pro Rata Portion” shall mean, with respect to a Shareholder, the number of Merger Shares issuable to a Shareholder in its capacity as a Shareholder relative to the number of Merger Shares issuable to all Shareholders in their respective capacities as Shareholders.

“Promotion Effect” means an amount equal to the Post-Closing Valuation, minus the Pre-Closing Valuation, minus the Purchase Price.

“Promotion Shares” means the number of shares of Parent Common Stock equal to the Post-Closing Parent Common Shares, minus the Pre-Closing Parent Common Shares, minus the Merger Shares; provided, however, that if the number of Promotion Shares is less than zero, then the Promotion Shares shall be deemed to be zero for all purposes; provided, further, that the Promotion Shares together with the Merger Shares shall not exceed forty-nine percent (49%) of the shares of Parent Common Stock issued and outstanding at the time of the Post-Closing Valuation, not including any shares of Parent Common Stock issued and outstanding in connection with any of the Financings.

“Purchase Price” means an amount equal to $10,500,000.

“Related Persons” means (i) all Company Employees, officers, directors, managers, equity holders, partners, or members of the Company, (ii) all members of the immediate families of the individuals listed in clause (i), and (iii) all Affiliates of any of the individuals listed in clauses (i) or (ii).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

A-11

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, managers, officers, employees, equity holders, members, partners, attorneys, representatives or agents.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the holders of the Company Securities.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities, or other equity interests are owned, directly or indirectly, by the Company or Parent, as applicable; or (ii) the Company or Parent, as applicable, is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, Inventory, Capital Stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments, and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax, or additional amounts imposed in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Legal Requirement), or otherwise.

“Tax Liability Amount” means the amount of all Tax Liabilities of the Company and its Subsidiaries as of the Effective Time.

“Tax Return” means any return, report, or statement required to be filed with respect to any Tax (including any elections, declarations, schedules, or attachments thereto and any amendment thereof), including any information return, claim for refund, amended return, or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes the Company or any of its Affiliates, or Parent or any of its Affiliates, as applicable.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third Party Claim” means any claim or demand or any Legal Proceeding brought, initiated, made or commenced by any Person. For the avoidance of doubt, a “claim” or “demand” as used in the preceding sentence does not require initiation or pendency of a Legal Proceeding.

“Third Party Consent Agreement” means such Consent agreements, contract amendments or other agreements, instruments and undertakings as may be required by any third party to obtain such third party’s Consent to the Transactions.

“Trading Day” means any day on which the Parent Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Parent Common Stock is (i) scheduled to trade for less than five (5) hours, or (ii) suspended from trading.

A-12

“Trading Market” means the OTC Markets, NASDAQ Stock Market, NYSE Amex, or New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Parent Common Stock.

“Transaction Documents” means this Agreement, the Certificate of Merger, the Escrow Agreement, the Employment Agreements, the Lock-Up Agreements, the Stockholder Agreement, the Option Cancellation Agreements, the Parent Option Agreements, the Registration Rights Agreement, the Consulting Agreement Assignment and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by any Party in connection with the Transactions, and any exhibits or attachments to any of the foregoing.

“Transactions” means the Merger and the other transactions contemplated in connection therewith by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code.

“VWAP” means, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Parent Common Stock traded on the Trading Market during regular hours (price per share multiplied by number of shares traded for each transaction) by the total volume (number of shares) of Parent Common Stock traded on the Trading Market for such Trading Day.

“Warrant” means each warrant to purchase shares of Capital Stock of the Company (or exercisable for cash) and which is unexercised, issued and outstanding as of immediately prior to the Effective Time.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated below:

Term	Section

Accounting Settlement Firm	3.14(e)
Acquisition Transaction	8.11
Additional Parent Shares	3.14(g)
Additional Shares	3.15
Adjustment Shares	3.14(g)(ii)
ADP	5.15(a)
ADP Agreement	5.15(a)
ADP Plans	5.15(a)
Agreement	Preamble
Anti-Corruption Laws	5.19(d)
Auditor	8.4
Available Escrow Shares	13.4(c)
Benefits Continuation Period	9.3(a)
Cash Consideration	3.15
Certificate of Merger	2.1(b)
Certificates	3.7(a)
Charter Documents	5.1(b)
Closing	4.1
Closing Consideration Allocation Certificate	4.2(c)(ii)
Closing Date	4.1
Company	Preamble

A-13

Term	Section

Company Common Stock	5.2(a)
Company Developed Software	5.13(j)
Company Disclosure Schedule	Article V
Company Permits	5.18
Company Plans	5.15(b)
Company Properties	5.10(a)
Company Registered IP	5.13(f)
Company Securities	5.2(d)
Company Shareholder Approval	5.3(b)
Company Software	5.13(j)
Consulting Agreement Assignment	4.2(b)(ii)
Continuing Employees	9.3(a)
Copyrights	Definition of Intellectual Property
Corrections or Removals	5.30(b)
Current Parent SEC Documents	7.4
Denominator Spread	3.14(f)
Device Laws	5.30(a)
Divestiture	8.7
DOL	5.15(c)
Effective Time	2.1
Employee	5.13(d)
Employee Benefit Plans	5.15(b)
Escrow Agent	3.5
ERISA Affiliate	5.15(d)
Escrow Agreement	3.5
Escrow Shares	3.5
Estimated Closing Date Balance Sheet	3.14(a)(i)(A)
Estimated Closing Statement	3.14(a)(i)(B)
Exchange Act	7.4
Exchange Ratio	3.2(a)
Final Closing Date Balance Sheet	3.14(e)
Final Closing Statement	3.14(e)
Final Promotion Shares Statement	3.13(d)
Financial Statements	5.5(a)
Financing	8.3(c)
FIRPTA Affidavit	4.2(c)(xx)
Food and Drug Act	5.30(a)
Grant Date	5.2(b)(i)
Government Official	5.19(c)(i)
Governmental Body Consents	8.7
Incentive Plan	5.2(b)(i)
Indemnification Cap	13.4(b)
Indemnified Party	13.3(a)
Indemnifying Party	13.3(a)
Information Statement	8.9(c)
Internet Resources	Definition of Intellectual Property
Joint Disclosure Statement	8.10
Letter of Transmittal	3.7(a)
Material Contracts	5.14(a)

A-14

Term	Section

Merger	Recital A
Merger Escrow Shares	3.4
Merger Sub	Preamble
MWM	14.17
NWC/NW Calculation	3.14(g)
Outstanding Common Shares	3.1(b)
Owned Properties	5.10(a)
Parent	Preamble
Parent Adjustment Shares	3.14(g)(i)
Parent Benefit Plans	9.3(a)
Parent Board Recommendation	8.9(a)
Parent Capital Stock	7.2(a)
Parent Charter Documents	7.1(b)
Parent Developed Software	7.11(j)
Parent Disclosure Schedule	Article VII
Parent Employee	7.11(d)
Parent Financial Statements	7.6(a)
Parent Group Member	14.17
Parent Incentive Plan	7.2(b)
Parent Indemnified Parties	13.2(a)
Parent Interim Balance Sheet	7.6
Parent Interim Balance Sheet Date	7.6
Parent Material Contracts	7.12
Parent Options	3.2(a)
Parent Option Agreements	3.2(a)
Parent Plans	9.3(c)
Parent Preferred Stock	7.2(a)
Parent Registered IP	7.11(f)
Parent Securities	7.2(d)
Parent SEC Documents	7.4
Parent Series A Preferred Stock	7.2(a)
Parent Series B Preferred Stock	7.2(a)
Parent Software	7.11(j)
Parent Warrant Agreements	Definition of Parent Warrants
Parent Warrant Shares	Definition of Parent Warrants
Patents	Definition of Intellectual Property
Pay-Off Letters	3.14(a)(ii)
Personal Property Leases	5.11(b)
Pre-Closing Tax Period	10.1(a)
Post-Closing Decline Date	3.14(e)
Post-Closing Denominator Spread	3.14(f)
Post-Closing Disputed Items	3.14(e)
Post-Closing Notice of Dispute	3.14(d)
Prohibited Payment	5.19(c)(i)
Promotion Decline Date	3.13(d)
Promotion Denominator Spread	3.13(e)
Promotion Disputed Items	3.13(d)
Promotion Escrow Shares	3.5
Promotion Notice of Dispute	3.13(b)

A-15

Term	Section

Promotion Settlement Firm	3.13(d)
Proposed Final Closing Date Balance Sheet	3.14(b)
Proposed Final Closing Statement	3.14(b)
Proposed Promotion Shares Statement	3.13(a)
Qualified Plans	5.15(d)
Real Property Leases	5.10(a)
Reference Balance Sheet	5.5(a)
Reference Balance Sheet Date	5.5(a)
SEC	7.4
Section 280G Payments	8.7(b)
Securityholders’ Representative	14.1(a)
Shareholder	Preamble
Shareholder Adjustment Shares	3.14(g)(ii)
Shareholder Group Member	14.17
Shareholders’ Disclosure Schedule	Article VI
Spearhead Capital	3.14(a)(iv)
Shareholder Indemnified Parties	13.2(b)
Spearhead Capital Fees	3.14(a)(iv)
Software	Definition of Intellectual Property
Straddle Period	10.1(b)
Surviving Corporation	2.1
TBOC	Recital A
Termination Date	12.1(b)
Third Party Consents	8.6
Threshold	13.4(a)
Trade Secrets	Definition of Intellectual Property
Trademarks	Definition of Intellectual Property
Waiver	8.10(b)
Written Consent	8.10(b)

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